    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 24, 1998

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         THE GOLDMAN SACHS GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                              6211                             13-4019460
  (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            ------------------------

                                85 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 902-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ROBERT J. KATZ
                                GREGORY K. PALM
                              GOLDMAN, SACHS & CO.
                                85 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 902-1000
(NAMES, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENTS FOR SERVICE)
                            ------------------------

                                   COPIES TO:

              RICARDO A. MESTRES, JR.                                   ALAN L. BELLER
                    JOHN P. MEAD                                    CHRISTOPHER E. AUSTIN
                   DAVID B. HARMS                             CLEARY, GOTTLIEB, STEEN & HAMILTON
                ROBERT W. REEDER III                                  ONE LIBERTY PLAZA
                SULLIVAN & CROMWELL                                NEW YORK, NEW YORK 10006
                  125 BROAD STREET                                      (212) 225-2000
              NEW YORK, NEW YORK 10004
                   (212) 558-4000

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If the delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM
                    TITLE OF EACH CLASS                                AGGREGATE                       AMOUNT OF
              OF SECURITIES TO BE REGISTERED                     OFFERING PRICE(1)(2)              REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share
Rights(3)..................................................           $10,000,000                       $2,950
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) A portion of the shares to be registered represents shares that are to be offered outside of the United States but that may be resold from time to time in the United States. Such shares are not being registered for the purpose of sales outside the United States.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(3) Each share of Common Stock includes one Shareholder Protection Right as described under "Description of Capital Stock".

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION. DATED AUGUST 24, 1998.

                                               Shares
                         THE GOLDMAN SACHS GROUP, INC.
[GOLDMAN SACHS LOGO]
                                  Common Stock

                            ------------------------

     This is an initial public offering of shares of Common Stock of The Goldman Sachs Group, Inc. This prospectus relates to an offering of
shares in the United States. In addition,                shares are being
offered outside the United States and the Asia/Pacific region and shares are being offered in the Asia/Pacific region.

     Goldman Sachs is offering                of the shares to be sold in the
offerings. The selling shareholders identified in this prospectus are offering
an additional                shares. Goldman Sachs will not receive any of the
proceeds from the sale of the shares being sold by the selling shareholders.

     The underwriters intend to make available up to                shares for
sale at the initial public offering price to Goldman Sachs employees and certain other purchasers.

     Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price per
share will be between $          and $          . Goldman Sachs intends to list
the Common Stock on the New York Stock Exchange under the symbol "GS".

     See "Risk Factors" beginning on page 14 to read about certain factors you should consider before buying shares of the Common Stock.
                            ------------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                                              Per Share     Total
                                                              ---------     -----
Initial public offering price...............................   $           $
Underwriting discount.......................................   $           $
Proceeds, before expenses, to Goldman Sachs.................   $           $
Proceeds, before expenses, to the selling shareholders......   $           $

     The underwriters may, under certain circumstances, purchase up to an
additional                shares from Goldman Sachs at the initial public
offering price less the underwriting discount. The international underwriters and the Asia/Pacific underwriters may similarly purchase up to an aggregate of
an additional                shares.
                            ------------------------
     The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the shares against payment in New York, New York
on                , 1998.
                              GOLDMAN, SACHS & CO.
                            ------------------------
                    Prospectus dated                , 1998.

                 Description of photograph(s) will be provided.

                            OUR BUSINESS PRINCIPLES

1. Our clients' interests always come first. Our experience shows that if we serve our clients well, our own success will follow.

2. Our assets are our people, capital and reputation. If any of these is ever diminished, the last is the most difficult to restore. We are dedicated to complying fully with the letter and spirit of the laws, rules and ethical principles that govern us. Our continued success depends upon unswerving adherence to this standard.

3. Our goal is to provide superior returns to our shareholders. Profitability is critical to achieving superior returns, building our capital and attracting and keeping our best people. Significant employee stock ownership aligns the interests of our employees and our shareholders.

4. We take great pride in the professional quality of our work. We have an uncompromising determination to achieve excellence in everything we undertake. Though we may be involved in a wide variety and heavy volume of activity, we would, if it came to a choice, rather be best than biggest.

5. We stress creativity and imagination in everything we do. While recognizing that the old way may still be the best way, we constantly strive to find a better solution to a client's problems. We pride ourselves on having pioneered many of the practices and techniques that have become standard in the industry.

6. We make an unusual effort to identify and recruit the very best person for every job. Although our activities are measured in billions of dollars, we select our people one by one. In a service business, we know that without the best people, we cannot be the best firm.

7. We offer our people the opportunity to move ahead more rapidly than is possible at most other places. We have yet to find the limits to the responsibility that our best people are able to assume. Advancement depends solely on ability, performance and contribution to the Firm's success, without regard to race, color, religion, sex, age, national origin, disability, sexual orientation, or any other impermissible criterion or circumstance.

8. We stress teamwork in everything we do. While individual creativity is always encouraged, we have found that team effort often produces the best results. We have no room for those who put their personal interests ahead of the interests of the Firm and its clients.

9. The dedication of our people to the Firm and the intense effort they give their jobs are greater than one finds in most other organizations. We think that this is an important part of our success.

10. We consider our size an asset that we try hard to preserve. We want to be big enough to undertake the largest project that any of our clients could contemplate, yet small enough to maintain the loyalty, the intimacy and the esprit de corps that we all treasure and that contribute greatly to our success.

11. We constantly strive to anticipate the rapidly changing needs of our clients and to develop new services to meet those needs. We know that the world of finance will not stand still and that complacency can lead to extinction.

12. We regularly receive confidential information as part of our normal client relationships. To breach a confidence or to use confidential information improperly or carelessly would be unthinkable.

13. Our business is highly competitive, and we aggressively seek to expand our client relationships. However, we must always be fair competitors and must never denigrate other firms.

14. Integrity and honesty are at the heart of our business. We expect our people to maintain high ethical standards in everything they do, both in their work for the Firm and in their personal lives.

                          CERTAIN INTRODUCTORY MATTERS

                              CERTAIN DEFINITIONS

     Unless otherwise stated herein, the "Company", the "Firm", "Goldman Sachs", "we" and "our" mean (a) prior to the completion of the Incorporation Transactions, The Goldman Sachs Group, L.P., a Delaware limited partnership ("Group L.P."), and its consolidated subsidiaries and, prior to the formation of Group L.P. in 1989, Goldman, Sachs & Co. ("GS&Co.") and its consolidated subsidiaries; and (b) after the completion of the Incorporation Transactions, The Goldman Sachs Group, Inc., a Delaware corporation ("GS Inc."), and its consolidated subsidiaries.

     "PLPs" means the Managing Directors who are also Schedule II limited partners of Group L.P. (they participate in the profits of the Firm). "RLPs" means the Schedule I limited partners (the retired limited partners) of Group L.P.

                                 SHARE AMOUNTS

     Unless otherwise stated herein, all information contained in this Prospectus assumes no exercise of the options to purchase additional shares granted to the underwriters. GS Inc.'s common stock, par value $.01 per share (the "Common Stock"), and GS Inc.'s nonvoting common stock, par value $.01 per share (the "Nonvoting Common Stock"), are collectively referred to as the "Common Shares".

                              REFERENCES TO DATES

     Unless otherwise stated herein, all references to 1993, 1994, 1995, 1996 and 1997 refer to the Firm's fiscal year ended, or the date, as the context requires, November 26, 1993, November 25, 1994, November 24, 1995, November 29, 1996 and November 28, 1997, respectively, and all references to May 1997 and May 1998 refer to the Firm's six-month fiscal period ended, or the date, as the context requires, May 30, 1997 and May 29, 1998, respectively.

                               MARKET SHARE DATA

     Except as otherwise indicated, all amounts with respect to the volume, number and market share of mergers and acquisitions and underwriting transactions and related ranking information have been derived from information compiled and classified by Securities Data Company ("SDC"). SDC obtains and gathers its information from sources it considers to be reliable, but SDC does not guarantee the accuracy or completeness of the information. In the case of mergers and acquisitions, data are based upon the dollar value of announced transactions for the period indicated, taken as a whole. In the case of underwritings, data are based upon the dollar value of total proceeds raised (exclusive of any option to purchase additional shares) with equal credit to each bookrunner for the period indicated, taken as a whole.

                                 FINANCIAL DATA

     The Firm's compensation and benefits expense does not reflect any payments for services rendered by its partners and therefore understates the expected operating costs to be incurred by the Firm after the offerings. In addition, the Firm, as a partnership, generally was not subject to U.S. federal or state income taxes.

     Net revenues is total revenues, net of interest expense. Interest expense is allocated to specific securities, commodities and other positions in relation to the level of financing incurred by each position.

     In Trading and Principal Investments, net revenues from the Firm's investments in its merchant banking funds do not include management fees and overrides. These management fees and overrides are included in Asset Management and Securities Services.

     The Firm's assets under supervision are comprised of assets under management and other client assets. Assets under management typically generate fees based on a percentage of their value and include the Firm's mutual funds, separate accounts managed for institutional and individual investors, merchant banking funds and other alternative investment funds. Other client assets are comprised of assets in brokerage accounts of high net worth individuals on which the Firm earns primarily commissions.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this Prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the Common Stock. You should read the entire Prospectus carefully, especially the risks of investing in the Common Stock discussed under "Risk Factors".

                         THE GOLDMAN SACHS GROUP, INC.

     Our mission is to be the preeminent global investment banking and securities firm -- the advisor of choice for our clients and a leading participant in global financial flows. We are a market leader in each of our three principal business lines: (i) Investment Banking, (ii) Trading and Principal Investments and (iii) Asset Management and Securities Services. We provide services worldwide to a substantial and diversified client base, which includes corporations, financial institutions, governments and high net worth individuals. Our net revenues and pre-tax earnings for 1997 were $7.4 billion and $3.0 billion, respectively, and for the six months ended May 1998 were $5.5 billion and $2.1 billion, respectively. As of May 1998, our total assets were $241.9 billion and our partners' capital was $6.6 billion.

     We have produced strong earnings growth and attractive returns on partners' capital through various economic cycles and market conditions. Over the last 15 years, our pre-tax earnings have grown from $364 million in 1982 to $3.0 billion in 1997, representing a compound annual growth rate of 15%. We have achieved this growth, which has been almost exclusively organically generated, by maintaining an intense commitment to our clients, focusing on our core businesses and key opportunities and operating as a highly integrated, global franchise.

     Because we believe that the needs of our clients are global and that international markets have high growth potential, we have aggressively leveraged our U.S. market leadership into leading positions in other parts of the world. Today, the Firm has a strong global presence as evidenced by the geographic breadth of our transactions, leadership in our core products and the scale of our international operations. As of May 1998, we operated offices in 22 countries and had over 4,100 employees (representing 36% of total employees) based outside the United States.

     We are committed to a distinctive culture and set of core values. Our core values are reflected in our Business Principles, which emphasize (i) placing our clients' interests first, (ii) integrity, (iii) commitment to excellence and innovation and (iv) teamwork.

     The Firm is managed by its principal owners. Simultaneously with the
Offerings, we will make equity-based awards that will total over $          in
aggregate value, to substantially all of our employees. Following the Offerings,
our employees will own approximately      % of the Company on a fully diluted
basis. None of our employees are selling shares in the Offerings.

                            WHY WE ARE GOING PUBLIC

     We have chosen to become a public company in order to better match the Firm's capital structure to our mission of being the preeminent global investment banking and securities firm. As a public company, we will have greater financial strength, greater strategic flexibility and broader alignment of employee interests with the interests of our shareholders. From a financial perspective, public ownership will give us a more stable capital base, broaden our sources of capital and lower our funding costs. From a strategic perspective, while we expect most of our growth will continue to be organic, public ownership will give us a currency with which we may choose to pursue strategic acquisitions. From an employee perspective, public ownership will help us meet a fundamental objective -- to share ownership broadly among the Firm's employees.

                             SUMMARY FINANCIAL DATA
                                ($ in millions)

                                                                               AS OF OR FOR
                                       AS OF OR FOR                             SIX MONTHS
                                   YEAR ENDED NOVEMBER                           ENDED MAY
                              ------------------------------    CAGR(3)     -------------------    INCREASE
                                1995       1996       1997      '95-'97       1997       1998      '97-'98
                                ----       ----       ----      -------       ----       ----      --------
Net revenues:
  Investment Banking........  $  1,595   $  2,113   $  2,587       27%      $  1,094   $  1,587       45%
  Trading and Principal
    Investments.............     1,744      2,693      2,926       30          1,660      2,578       55
  Asset Management and
    Securities Services.....     1,144      1,323      1,934       30            877      1,296       48
                              --------   --------   --------                --------   --------
Total net revenues..........  $  4,483   $  6,129   $  7,447       29       $  3,631   $  5,461       50
                              ========   ========   ========                ========   ========
Pre-tax earnings(1).........  $  1,368   $  2,606   $  3,014       48       $  1,515   $  2,059       36
Total assets................   100,066    152,046    178,401       34        169,200    241,852       43
Adjusted assets(2)..........    73,552     93,279    119,883       28        102,989    153,355       49
Partners' capital...........     4,905      5,309      6,107       12          5,609      6,638       18
Pre-tax return on average
  partners' capital(1)......        28%        51%        53%                   56%(4)       65%(4)

---------------
The table above should be read in conjunction with the footnotes to "Selected Consolidated Financial Data" as well as the following footnotes:
(1) The Firm's pre-tax earnings and compensation and benefits expense do not reflect any payments for services rendered by its partners. Accordingly, pre-tax earnings understate the expected operating costs to be incurred by the Firm after the Offerings. See "Pro Forma Consolidated Financial Information".
(2) Adjusted assets represent total assets less (i) securities purchased under agreements to resell, (ii) certain securities borrowed transactions and
    (iii) with respect to May 1998, the increase of $17 billion in total assets related to the adoption of the provisions of Statement of Financial Accounting Standards ("SFAS") No. 125 that were deferred by SFAS No. 127.
(3) Compound annual growth rate.
(4) The pre-tax returns on average partners' capital for May 1997 and May 1998 have been annualized. Interim results may not be indicative of results for a full year. See "Risk Factors".
                            ------------------------

                            PRINCIPAL BUSINESS LINES

INVESTMENT BANKING

     Investment Banking represented 35% of 1997 net revenues. We are a market leader in both our financial advisory and underwriting businesses, serving over 3,000 clients worldwide. For the period January 1, 1993 to June 30, 1998, in worldwide mergers and acquisitions advisory services, we had the industry-leading market share of 23.8%, having advised on over $1.4 trillion of transactions. Over the same period, we also achieved the number one market share in underwriting worldwide initial public offerings and all common stock issues with market shares of 15.2% and 14.1%, respectively.

TRADING AND PRINCIPAL INVESTMENTS

     Trading and Principal Investments represented 39% of 1997 net revenues. We make markets in equity and fixed income products, currencies and commodities; enter into swaps and other derivative transactions; engage in proprietary trading and arbitrage; and make principal investments. In trading, we focus on building lasting relationships with our most active clients while maintaining leadership positions in our key markets. We believe our value-added research, market-making roles and proprietary activities enhance our understanding of markets and ability to serve our clients. Principal investments includes the net revenues from the Firm's investments in its merchant banking funds.

ASSET MANAGEMENT AND SECURITIES SERVICES

     Asset Management and Securities Services represented 26% of 1997 net revenues. We provide global investment management and advisory services; earn commissions on agency transactions; earn management fees and derive overrides from our merchant banking funds; and provide prime brokerage, securities lending and financing services. As of May 1998, the Firm had approximately $305 billion of assets under supervision, of which $165 billion represented assets under management. Our asset management business is rapidly growing, with current net asset inflows averaging over $115 million per business day. We manage one of the largest private equity pools for corporate and real estate investments, having raised over $13.2 billion of committed equity capital as of June 1998.

                         INDUSTRY AND ECONOMIC OUTLOOK

     We believe that significant growth and profit opportunities exist for financial intermediaries worldwide. These opportunities derive from important long-term trends, including (i) financial market deregulation, (ii) the globalization of the world economy, (iii) the increasing focus of companies on shareholder value, (iv) consolidations in various industries, (v) increases in investable funds due in part to changing demographics and (vi) accelerating technology and financial product innovation. As the table below demonstrates, over the last 15 years these trends have contributed to a substantially higher rate of growth in activity in the financial services industry than the growth in overall economic activity. We believe that these long-term trends will continue to affect growth in the financial services industry positively.

     We believe scale, global resources and leading market positions are important competitive advantages for financial intermediaries in this environment. As a result, we believe the Firm is well positioned to capitalize on the worldwide opportunities created by these long-term trends.

     The following table sets forth selected key industry indicators:

                            KEY INDUSTRY INDICATORS
                          ($ in billions, except GDP)
                         (volume in millions of shares)

                                                         AS OF OR FOR
                                                    YEAR ENDED DECEMBER 31,
                                              -----------------------------------      CAGR
                                               1982     1987     1992      1997       '82-'97
                                               ----     ----     ----      ----       -------
Worldwide GDP ($ in trillions)(1)...........  $   11   $   16   $    23   $    29        7%

Worldwide mergers and acquisitions..........      56      327       353     1,579       25
Worldwide equity issued.....................      22       89       131       285       19
Worldwide debt issued.......................      73      492     1,165     2,086       25
Worldwide equity market capitalization(2)...   2,737    7,896    10,922    23,541       15
NYSE average daily volume...................      65      189       202       527       15
Worldwide pension assets(3).................  $1,175   $3,407   $ 5,956   $ 9,694       15
U.S. mutual fund assets(4)..................     297      770     1,646     4,490       20

---------------
(1) Gross domestic product. Source: The Economist Intelligence Unit, 1998.
(2) Source: Emerging Stock Markets Factbook, International Finance Corporation.
(3) Source: InterSec Research Corp.
(4) Source: Mutual Fund Factbook, Investment Company Institute.
                            ------------------------

                             COMPETITIVE STRENGTHS

STRONG CLIENT RELATIONSHIPS

     We endeavor to treat each client relationship as a valued asset that we develop over time. In 1997, over 75% of our Investment Banking revenues represented business from existing clients of the Firm. We also aggressively pursue new client relationships as evidenced by the over 400 investment banking transactions we completed for first-time clients in 1997. In our trading businesses, we focus on building lasting relationships with our clients, for whom we structure and exe-cute transactions across a wide array of markets and countries. In our asset management businesses, we manage assets for three of the five largest pension pools in the United States as ranked by Pensions and Investments, have 14 clients for which we manage at least $1 billion each and maintain accounts for over 40% of the Forbes "Four Hundred".

DISTINCTIVE PEOPLE AND CULTURE

     Our most important asset is our people. We seek to reinforce our employees' commitment to our culture and values through recruiting, training, a comprehensive 360-degree review system and a compensation philosophy that rewards teamwork. We were ranked number 12 in Fortune magazine's 1998 "The 100 Best Companies to Work for in America" and were ranked number two in Fortune magazine's 1998 "The Top 50 MBA Dream Companies", the highest-ranked investment banking and securities firm in each case.

GLOBAL REACH

     Over the past decade, we have made a significant commitment to building a worldwide franchise. We have achieved leading positions in major international markets by capitalizing on our product knowledge and global research, as well as by building a local presence where appropriate. In doing so, we have become one of the few truly global investment banking and securities firms with the ability to execute large and complex cross-border financial advisory and underwriting assignments. We had the number one market share of 22.1% in cross-border mergers and acquisitions for the period January 1, 1993 to June 30, 1998. More recently, in the first six calendar months of 1998, we had the leading market share in the newly developing European non-dollar high-yield debt underwriting market, according to MCM
CorporateWatch Data Services. Furthermore, as of July 31, 1998, we were the largest non-Japanese mutual fund manager in Japan, according to the Investment Trust Association.

ABILITY TO MANAGE AND BENEFIT FROM RISK

     We assume diversified risks in our business and devote substantial resources to identify, analyze and benefit from these exposures. We believe our willingness and ability to take risk distinguishes us and substantially enhances our client relationships. By combining our strong fundamental research, access to information, analytic capabilities, experience, judgment and risk diversification skills, we have generated attractive returns through various economic cycles and market conditions.

                                    STRATEGY

LEVERAGE THE FRANCHISE

     We believe our various businesses are generally stronger and more successful because they are part of the Goldman Sachs franchise. Our culture of teamwork fosters cooperation among our businesses, which allows us to leverage our broad-based capabilities to provide our clients with an integrated, full-service product. We also create multiple points of contact with our clients to further enhance our relationships. For example, our merchant banking area sources investment opportunities from our global network of client relationships. Moreover, major selling shareholders of our investment banking clients often become substantial asset management clients.

EXPAND LEADERSHIP POSITION IN HIGH GROWTH, HIGH VALUE-ADDED BUSINESSES

     We focus our human and capital resources to better serve our clients through high value-added activities. Our growth strategy is based on leveraging our leadership positions to pursue growth opportunities in both existing and new markets where we believe we can earn high returns. For example, we have substantially increased our headcount in Investment Banking in order to better execute mergers and acquisitions, initial public offerings and high-yield financings. Similarly, in trading, we have strategically deployed professionals and capital to the areas of greatest opportunity and importance to our clients. In asset management, we have demonstrated our ability to build a leading business rapidly and have grown assets under supervision from $87 billion as of November 1993 to $305 billion as of May 1998, representing a CAGR of 32%.

PURSUE INTERNATIONAL OPPORTUNITIES

     We believe that our global reach will allow us to take advantage of growth in international markets. In Europe, the establishment of the Economic and Monetary Union ("EMU") in 1999 will create, over time, a large pan-European market rivaling the U.S. capital markets in size and liquidity. This is expected to generate increased activity across our principal business lines. In Asia, we expect increased trading opportunities as we meet the liquidity needs of our clients and increased mergers and acquisitions advisory opportunities as a result of corporate restructurings. In the longer term, we anticipate additional opportunities in these markets for merchant banking as well as increases in asset management activities due to an expected shift towards privatization of pension systems and changing demographics.

                                OUR HEADQUARTERS

     Our principal executive offices are located at 85 Broad Street, New York, New York 10004, telephone (212) 902-1000.

                                 THE OFFERINGS

Common Stock:
  Offered by the Company.............................               shares
  Offered by the Selling Shareholders................               shares
                                                       -------------
     Total...........................................               shares
                                                       =============

  U.S. Offering......................................               shares
  International Offering.............................               shares
  Asia/Pacific Offering..............................               shares
                                                       -------------
     Total(1)........................................               shares
                                                       =============

Common Shares to be outstanding after the
  Offerings(2).......................................  shares

---------------
(1) The offerings of Common Stock are collectively referred to as the
    "Offerings".
(2) Excludes             shares issuable upon exercise of the underwriters'
    options to purchase additional shares, which are described under
    "Underwriting". Includes     shares of Common Stock deliverable pursuant to
    the Formula RSUs and     shares of Common Stock irrevocably contributed to a
    nonqualified defined contribution plan and         shares of Nonvoting
    Common Stock that upon transfer automatically convert into shares of Common Stock on a one-for-one basis. See "Description of Capital Stock -- Nonvoting
    Common Stock". Excludes     shares of Common Stock deliverable pursuant to
    the Discretionary RSUs and Discretionary Options. The Formula RSUs, the Discretionary RSUs, the nonqualified defined contribution plan and the Discretionary Options are defined and described under "Management -- The Employee IPO Awards".
                            ------------------------

Voting Rights.................   Holders of Common Stock will have one vote per
                                 share.

Dividend Policy...............   The holders of Common Stock (as well as the
                                 Nonvoting Common Stock) will share ratably on a
                                 per share basis in all dividends and other
                                 distributions declared by our Board of
                                 Directors. Our Board of Directors currently
                                 intends to declare quarterly dividends on all
                                 Common Shares and expects that the first
                                 quarterly dividend will be $       per share,
                                 and that it will be declared during the first fiscal quarter of 1999. For a discussion of the factors that affect the determination by the Board of Directors to declare dividends, as well as certain other matters concerning our dividend policy, see "Dividend Policy" and "Business -- Regulation".

Use of Proceeds...............   The Firm will receive net proceeds from sales
                                 of Common Stock by it in the Offerings of
                                 approximately $          . We expect to use the
                                 net proceeds for general corporate purposes.

                                 The Firm will not receive any of the proceeds from sales of Common Stock by the Selling Shareholders in the Offerings.

Risk Factors..................   For a discussion of certain factors you should
                                 consider before buying shares of Common Stock, see "Risk Factors".

Proposed New York Stock
  Exchange Symbol.............   GS

                     INCORPORATION AND RELATED TRANSACTIONS

     Simultaneously with the consummation of the Offerings, we will complete a number of transactions in order to convert from partnership to corporate form. We will also make substantial equity-based awards to our employees. For a more detailed description of these transactions, see "Certain Relationships and Related Transactions -- Incorporation and Related Transactions",
"Management -- The Employee IPO Awards" and "Pro Forma Consolidated Financial Information".

     The principal incorporation transactions (the "Incorporation Transactions") and the related transactions (the "Related Transactions") are summarized below:

INCORPORATION TRANSACTIONS

- The PLPs will exchange their interests in Group L.P. for           shares of
  Common Stock;

- The RLPs will exchange their interests in Group L.P. for an aggregate of
  approximately $          in cash, $          in principal amount of 12% junior
  subordinated debentures of GS Inc. (the "Junior Subordinated Debentures") and shares of Common Stock;

- Sumitomo Bank Capital Markets, Inc. ("SBCM") will exchange its interests in
  Group L.P. for      shares of Common Stock and      shares of Nonvoting Common
  Stock; and

- Kamehameha Activities Association ("KAA") will exchange its interest in Group
  L.P. for        shares of Common Stock.

RELATED TRANSACTIONS

- Equity awards will be granted to employees other than PLPs in the form of (i)
            restricted stock units (the "Formula RSUs") with a value of
  $          , (ii) an initial irrevocable contribution of up to
  shares of Common Stock with a value of $          to a nonqualified defined
  contribution plan (the "DCP"), (iii)           restricted stock units (the
  "Discretionary RSUs") with a value of $          and (iv) options to purchase
            shares of Common Stock at the initial public offering price for the Offerings (the "Discretionary Options"). The indicated values of these awards are based on the midpoint of the range of initial public offering prices set forth on the cover page of this Prospectus;

- After the closing of the Offerings, we will make a $          contribution to
  a Goldman Sachs charitable foundation (the "Charitable Contribution"); and

- In addition to the Offerings, we plan to raise capital through an offering of mandatorily redeemable preferred securities ("QUIPS"(SM)*). At or about the time of the Offerings, we plan to issue through a special purpose trust up to
  $          of QUIPS in an underwritten public offering (the "QUIPS Offering").
  The proceeds from the QUIPS Offering will be used for general corporate purposes. The closing of the Offerings is not conditioned on the closing of the QUIPS Offering, and we can give no assurance that the QUIPS Offering will be completed or, if completed, as to the amount or final terms of the QUIPS that will be sold. See "Description of Capital Securities".

                        PARTNERSHIP CAPITAL ADJUSTMENTS

     Prior to our conversion to corporate form, we will adjust our partners' capital (the "Partnership Capital Adjustments") by, among other things, making a
cash distribution of $          . This distribution is not conditioned on the
incorporation of the Firm or the completion of the Offerings.

---------------
* QUIPS is a registered servicemark of GS&Co.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary historical consolidated income statement and balance sheet data set forth below have been derived from the Firm's consolidated financial statements and the notes thereto. The Firm's consolidated financial statements have been audited by PricewaterhouseCoopers LLP, independent public accountants, as of November 1996 and November 1997 and for the years ended 1995, 1996 and 1997, and as of and for the six months ended May 1998. These financial statements are included elsewhere in this Prospectus, together with the report thereon of PricewaterhouseCoopers LLP.

     The summary historical consolidated income statement and balance sheet data set forth below as of November 1993, November 1994 and November 1995 and for the years ended 1993 and 1994 have been derived from audited consolidated financial statements of the Firm not included in this Prospectus.

     The summary historical consolidated income statement and balance sheet data set forth below as of and for the six months ended May 1997 have been derived from the Firm's unaudited interim consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The interim results set forth below for the six-month period ended May 1998 may not be indicative of the results for the full year.

     The pro forma data set forth below for the year ended November 1997 and as of and for the six months ended May 1998 have been derived from the pro forma data set forth in "Pro Forma Consolidated Financial Information".

     The summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Pro Forma Consolidated Financial Information" and the consolidated financial statements and the notes thereto.

                                                                                                          AS OF OR FOR
                                                                                                           SIX MONTHS
                                                        AS OF OR FOR YEAR ENDED NOVEMBER                   ENDED MAY
                                               ---------------------------------------------------   ----------------------
                                                 1993     1994(8)     1995       1996       1997        1997         1998
                                                 ----     -------     ----       ----       ----        ----         ----
                                                                                                     (unaudited)
                                                           ($ in millions, except share and per share amounts)
INCOME STATEMENT DATA:
  Net revenues...............................  $  5,764   $3,537    $  4,483   $  6,129   $  7,447    $  3,631     $  5,461
  Compensation and benefits expense(1).......     2,126    1,789       2,005      2,421      3,097       1,528        2,589
  Other operating expenses...................       980    1,240       1,110      1,102      1,336         588          813
                                               --------   -------   --------   --------   --------    --------     --------
  Pre-tax earnings(1)........................  $  2,658   $  508    $  1,368   $  2,606   $  3,014    $  1,515     $  2,059
                                               ========   =======   ========   ========   ========    ========     ========
BALANCE SHEET DATA:
  Total assets(2)............................  $115,900   $95,296   $100,066   $152,046   $178,401    $169,200     $241,852
  Adjusted assets (unaudited)(3).............    84,569   75,772      73,552     93,279    119,883     102,989      153,355
  Long-term borrowings.......................    10,241   14,418      13,358     12,376     15,667      12,782       20,275
  Total liabilities(2).......................   110,073   89,981      94,686    145,753    171,864     163,045      234,648
  Partners' capital..........................     5,008    4,771       4,905      5,309      6,107       5,609        6,638
PRO FORMA DATA:
  Pro forma net earnings(4)..................        --       --          --         --                     --
  Pro forma net earnings per share(4)(5).....        --       --          --         --                     --
  Pro forma net earnings per share as
    adjusted for the Offerings(4)(6).........        --       --          --         --                     --
  Pro forma Common Shares as adjusted for the
    Offerings(6).............................        --       --          --         --                     --
  Pro forma stockholders' equity as adjusted
    for the Offerings(4).....................        --       --          --         --         --          --
  Pro forma book value per share as adjusted
    for the Offerings(6).....................        --       --          --         --         --          --

                                                                                                  AS OF OR FOR
                                                                                                   SIX MONTHS
                                                   AS OF OR FOR YEAR ENDED NOVEMBER                 ENDED MAY
                                          --------------------------------------------------   -------------------
                                           1993     1994(8)     1995       1996       1997       1997       1998
                                           ----     -------     ----       ----       ----       ----       ----
                                                                      ($ in millions)
SELECTED DATA AND RATIOS (UNAUDITED):
  Pre-tax return on average partners'
    capital(1)..........................      61%       10%        28%        51%        53%        56%(9)     65%(9)
  Ratio of compensation and benefits
    expense to net revenues(1)..........      37%       51%        45%        40%        42%        42%        47%

  Employees:
    United States.......................    5,528     5,822      5,356      5,818      6,879      6,027      7,331
    International.......................    2,575     3,176      2,803      3,159      3,743      3,263      4,109
                                          -------   -------   --------   --------   --------   --------   --------
  Total employees(7)....................    8,103     8,998      8,159      8,977     10,622      9,290     11,440
                                          =======   =======   ========   ========   ========   ========   ========
  Assets under supervision:
    Assets under management.............  $41,710   $43,671   $ 52,358   $ 94,599   $135,929   $116,714   $165,226
    Other client assets.................   45,663    52,783     62,820     83,362    110,441     94,750    139,689
                                          -------   -------   --------   --------   --------   --------   --------
  Total assets under supervision........  $87,373   $96,454   $115,178   $177,961   $246,370   $211,464   $304,915
                                          =======   =======   ========   ========   ========   ========   ========

---------------
 (1) The Firm's pre-tax earnings and compensation and benefits expense do not reflect any payments for services rendered by its partners. Accordingly, pre-tax earnings understate the expected operating costs to be incurred by the Firm after the Offerings. See "Pro Forma Consolidated Financial Information".

 (2) Total assets and liabilities as of May 1998 were increased by $17 billion due to the adoption of the provisions of SFAS No. 125 that were deferred by SFAS No. 127. See "Accounting Developments" in Note 2 to the consolidated financial statements.

 (3) Adjusted assets represent total assets less (i) securities purchased under agreements to resell, (ii) certain securities borrowed transactions and
     (iii) with respect to May 1998, the increase of $17 billion in total assets related to the adoption of the provisions of SFAS No. 125 that were deferred by SFAS No. 127.

 (4) Reflects such adjustments as are necessary, in the opinion of management, for a fair presentation of the results of operations and stockholders' equity of the Firm on a pro forma basis. See "Pro Forma Consolidated Financial Information".

 (5) Calculated based on         Common Shares outstanding after giving effect
     to the Pro Forma Adjustments. Common Shares outstanding does not include shares of Common Stock deliverable pursuant to the Discretionary RSUs and Discretionary Options. See "Pro Forma Consolidated Financial Information".

 (6) Calculated based on         Common Shares outstanding after giving effect
     to the Pro Forma Adjustments, as adjusted to reflect the issuance of shares of Common Stock offered by the Firm at the midpoint of the range of initial public offering prices set forth on the cover page of this Prospectus, after deduction of underwriting discounts and estimated expenses to be paid by the Firm. Common Shares outstanding does not include shares of Common Stock deliverable pursuant to the Discretionary RSUs and Discretionary Options. See "Pro Forma Consolidated Financial Information".

 (7) Excludes employees of the Firm's two property management subsidiaries, Archon Group, L.P. ("Archon") and Gestion d'Actifs Haussmann SCA ("GAH"). Substantially all of the costs of these employees are reimbursed to the Firm by the real estate investment funds to which the two companies provide property management services. In addition, as of May 1998, we had approximately 2,900 temporary staff and consultants. See
     "Business -- Employees" and "-- Temporary Staff and Consultants".

 (8) See "Business -- Trading and Principal Investments -- Trading Risk Management -- 1994" for a discussion of the decrease in net revenues in 1994 compared to 1993.

 (9) The pre-tax returns on average partners' capital for May 1997 and May 1998 have been annualized. Interim results may not be indicative of the results for a full year. See "Risk Factors".

                                  RISK FACTORS

     An investment in the Common Stock involves a number of risks, some of which, including market, liquidity, credit, operational, legal and regulatory risks, could be substantial and are inherent in the business of the Firm. You should carefully consider the following information about these risks, together with the other information in this Prospectus, before buying shares of Common Stock.

                     MARKET RISK COULD ADVERSELY AFFECT OUR
                            BUSINESSES IN MANY WAYS

     As an investment banking and securities firm, our businesses are dependent on conditions in the financial markets and on economic conditions generally, both in the United States and elsewhere around the world. Over the past several years, the equity and debt markets in the United States and elsewhere have achieved record or near record levels, and this favorable business environment will not continue indefinitely. In the event of a market downturn, our businesses could be adversely affected in many ways, including those described below. Our revenues are likely to decline in such circumstances and, if we were unable to reduce expenses at the same pace, our profit margins would erode. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Operating Expenses" for a description of our cost structure. Even in the absence of a market downturn, the Firm is exposed to substantial risk of loss due to market volatility.

LOWER REVENUES FROM INVESTMENT BANKING ACTIVITY

     Unfavorable financial or economic conditions would likely reduce the number and size of transactions in which we provide underwriting, mergers and acquisitions advisory and other services. Our Investment Banking revenues, in the form of underwriting discounts and financial advisory fees, are directly related to the number and value of the transactions in which we participate and would therefore be adversely affected by a market downturn.

LOSSES FROM TRADING AND INVESTMENT ACTIVITY

     The Firm generally maintains large trading and investment positions in the fixed income, currency, commodity and equity markets. To the extent that the Firm has long positions (i.e., owns assets) in any of those markets, a downturn in those markets could result in a decline in the value of those long positions, resulting in losses and reduced asset values for the Firm. Conversely, to the extent that the Firm has short positions (i.e., has sold assets it does not own) in any of those markets, an upturn in those markets could expose the Firm to potentially unlimited losses as it attempts to cover its short positions by acquiring assets in a rising market. Often the Firm carries paired long and short positions whose relative values may change substantially. In addition, the Firm maintains substantial trading positions that can be adversely affected by the level of volatility (i.e., the degree to which trading prices fluctuate over a particular period) in a particular market, regardless of market levels.

LOWER REVENUES FROM COMMISSIONS AND MANAGEMENT FEES

     A market downturn is likely to lead to a decline in the volume of trading transactions that we effect for our customers and, therefore, to a decline in the revenues we receive from commissions and spreads. In addition, because the fees that we charge for managing securities and other financial asset portfolios for our clients are in many cases based on the value of those portfolios, a market downturn that reduces the value of our clients' portfolios or increases the amount of withdrawals would reduce the revenue we receive from our asset management business.

CONCENTRATION OF MARKET RISK

     The Firm has committed substantial amounts of capital to its arbitrage, market-making, block trading, underwriting and lending businesses. These activities often require the Firm to take large positions in the securities of a particular issuer, or issuers in a particular industry, country or region. In the past, concentration of risk has increased the losses that we have incurred in these activities. See "Business -- Trading and Principal Investments -- Trading Risk Management -- 1994". Moreover, the trend in all major capital markets, for competitive and other reasons, is towards larger commitments of capital in these activities.

OTHER RISKS INCREASED BY MARKET RISK

     In addition to having the potentially adverse effects on our businesses described above, market risk could exacerbate other risks that we face. For example, if we incur substantial trading losses, our need for liquidity could rise sharply while our access to liquidity could be impaired. In addition, in conjunction with a market downturn, our customers and counterparties could incur substantial losses of their own, thereby weakening their financial condition and increasing our credit risk to them. Our liquidity risk and credit risk are described below.

                LIQUIDITY RISK COULD IMPAIR OUR ABILITY TO FUND
                         OPERATIONS AND JEOPARDIZE OUR
                              FINANCIAL CONDITION

     Liquidity (i.e., ready access to funds) is essential to our business. In addition to maintaining a cash position, we rely on three principal sources of liquidity: borrowing in the debt markets, access to certain other funding sources, such as the repurchase and securities lending markets, and selling securities and other assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity".

CONTINUOUS BORROWING NEEDS

     We depend on continuous access to the debt capital markets to finance our day-to-day operations. An inability to raise money in the long-term or short-term debt markets, or to engage in certain other financing activities, could have a substantial negative effect on our liquidity. Our access to debt in amounts adequate to finance our activities could be impaired by many factors, some of which may be specific to the Firm. For example, lenders could develop a negative perception of our long-term or short-term financial prospects if we incurred large trading losses, if the level of our business activity decreased due to a market downturn, if regulatory authorities took significant action against the Firm, or if we discovered that one of our employees had engaged in serious unauthorized or illegal activity. Our ability to borrow in the debt markets also could be impaired by factors that are not specific to the Firm, such as a severe disruption of the financial markets or negative views about the prospects for the investment banking, securities or financial services industries generally.

DEPENDENCE ON ACCESS TO SHORT-TERM DEBT MARKETS

     The Firm depends on the issuance of commercial paper and promissory notes as a principal source of unsecured short-term funding for its operations. As of May 1998, the Firm had approximately $16.7 billion of outstanding commercial paper and promissory notes with a weighted average maturity of approximately 100 days. The Firm's liquidity depends to an important degree on its ability to refinance these borrowings on a continuous basis. Investors who hold the Firm's outstanding commercial paper and promissory notes have no obligation to purchase new instruments when the outstanding instruments mature.

DEPENDENCE ON ABILITY TO SELL ASSETS

     If we were unable to borrow in the debt capital markets, we would need to liquidate assets in order to meet our maturing liabilities. In certain market environments, overall market liquidity may decline. In a time of liquidity stress we may be unable to sell certain assets, or we may have to sell assets at depressed prices, which could weaken our financial condition.

DEPENDENCE ON CREDIT RATINGS

     Our cost of funds and our access to the debt capital markets depend significantly on our credit ratings. These ratings are assigned by recognized rating agencies, which may reduce or withdraw their ratings or place the Firm on "credit watch" with negative implications at any time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity -- Credit Ratings".

                    CREDIT RISK EXPOSES US TO LOSSES CAUSED
                         BY FINANCIAL OR OTHER PROBLEMS
                          EXPERIENCED BY THIRD PARTIES

     We are exposed to the risk that third parties that owe us money or have other obligations to us will not perform. These parties include our trading counterparties, customers, clearing agents, exchanges, clearing houses and other financial intermediaries as well as issuers whose securities we hold. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. This risk may arise, for example, from holding securities of third parties; entering into swap or other derivative contracts under which counterparties have long-term obligations to make payments to us; effecting securities, futures, currency or commodity trades that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries; and extending credit to our clients through bridge or margin loans or other arrangements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management -- Credit Risk".

INCREASED EXPOSURE IN RECENT YEARS

     In recent years, we have significantly expanded our swaps and other derivatives businesses and placed a greater emphasis on providing credit and liquidity to our clients. As a result, our credit risks have increased and have become longer in duration. Further, we have experienced pressure to assume longer-term credit risk, extend credit against less liquid collateral and price more aggressively the credit risks that we take.

COUNTRY RISK

     Country, regional and political risks are components of credit risk, as well as market risk. Economic or political pressures in a country or region, including those arising from local market disruptions or strains on local currency, may adversely affect the ability of clients or counterparties located in that country or region to obtain foreign exchange or credit and, therefore, to perform their obligations to us. See "-- We Are Exposed to Risks in Emerging and Other Markets".

SYSTEMIC RISK

     Credit risk may also arise through a default by one of several large institutions that are dependent on one another to meet their liquidity or operational needs, so that a default by one institution causes a series of defaults by the other institutions. This is sometimes referred to as "systemic risk" and may adversely affect financial intermediaries, such as clearing agencies, clearing houses, banks, securities firms and exchanges, with which we interact on a daily basis.

UNCERTAINTY IN MANAGING CREDIT RISK

     Although we regularly review our credit exposure to specific clients and counterparties and to specific industries, countries and regions that we believe may present credit concerns, default risk may arise from factors that are not readily ascertainable, including fraud. In addition, in cases of secured financing, we may find that we are undersecured, for example, as a result of sudden declines in market values that reduce the value of collateral.

                     FIRM AND THIRD-PARTY COMPUTER SYSTEMS
                          MAY NOT ACHIEVE YEAR 2000 OR
                                 EMU READINESS

YEAR 2000

     With the new millennium approaching, many institutions around the world are reviewing and modifying their computer systems to ensure that they are Year 2000 compliant. The issue, in general terms, is that many existing computer systems and microprocessors with data functions (including those in non-information technology equipment and systems) use only two digits to identify a year in the date field with the assumption that the first two digits of the year are always "19". Consequently, on January 1, 2000, computers that are not Year 2000 compliant may read the year as 1900. Systems that calculate, compare or sort using the incorrect date may malfunction.

     Because the Firm is dependent, to a very substantial degree, upon the proper functioning of its computer systems, a failure of its systems to be Year 2000 compliant could have a material adverse effect on the Firm. Failure of this kind could, for example, cause settlement of trades to fail, lead to incomplete or inaccurate accounting, recording or processing of trades in securities, currencies, commodities and other assets, result in generation of erroneous results or give rise to uncertainty about our exposure to trading risks and our need for liquidity. If not remedied, potential risks include business interruption or shutdown, financial loss, regulatory actions, reputational harm and legal liability.

     In addition, the Firm depends upon the proper functioning of third-party computer and non-information technology systems. These parties include trading counterparties, financial intermediaries such as stock and commodities exchanges, depositories, clearing agencies, clearing houses and commercial banks and vendors such as providers of telecommunication services and other utilities. We have initiated communications with counterparties, intermediaries and vendors with whom we have important financial or operational relationships to determine the extent to which they are vulnerable to the Year 2000 issue. We have not yet received sufficient information from all parties about their remediation plans to predict the outcome of their efforts. In particular, in some international markets in which we do business, the level of awareness and remediation efforts relating to the Year 2000 issue is thought to be less advanced than in the United States.

     If third parties with whom we interact have Year 2000 problems that are not remedied, the following problems could result: (i) in the case of vendors, in disruption of important services upon which the Firm depends, such as telecommunications and electrical power; (ii) in the case of third-party data providers, in the receipt of inaccurate or out-of-date information that would impair our ability to perform critical data functions, such as pricing our securities or other assets; (iii) in the case of financial intermediaries such as exchanges and clearing agents, in failed trade settlements, an inability to trade in certain markets and disruption of funding flows; (iv) in the case of banks and other lenders, in the disruption of capital flows potentially resulting in liquidity stress; and (v) in the case of counterparties and customers, in financial and accounting difficulties for those parties that expose the Firm to increased credit risk and lost business. Disruption or suspension of activity in the world's financial markets is also possible. In addition, uncertainty about the success of remediation efforts generally may cause many market participants to reduce the level of their market activities temporarily as they assess the effectiveness of these efforts during a "phase-in" period beginning in late 1999. This in turn could result in a general reduction in trading and other market activities (and lost revenues) as well as reduced funding availability in late 1999 and early 2000. We cannot predict the impact that such reduction would have on our business.

     The Firm is implementing a worldwide plan to prepare its computer systems to be Year 2000 compliant and expects to complete this process with respect to its mission-critical systems in advance of an industry-wide systems test to be sponsored by the Securities Industry Association in the first half of 1999. We currently estimate that the total cost of implementing our Year 2000 program will be between $120 million and $150 million. We can give no assurance that the Firm's Year 2000 program will be effective or that our estimates about the timing and cost of completing our program will be accurate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management -- Operational, Year 2000 and EMU Risks -- Year 2000".

EMU

     Commencing on January 1, 1999, 11 European countries will enter into the EMU and replace their local currencies with a single currency, the Euro. During a three-year transition period, the national currencies will continue to circulate but only as fixed denominations of the Euro. Commencing on January 1, 1999, the Euro will be the predominant currency to settle wholesale (non-cash) transactions previously denominated in the participating national currencies.

     The Firm is implementing a worldwide EMU conversion and testing plan. The Euro conversion presents systems issues that are unprecedented in three respects. First, we will need to convert an exceptionally large amount of the data in our systems. Second, we have had to make system changes based on numerous technical decisions that were made by the participating countries only recently, thus making advanced planning difficult. Moreover, the participating countries were under no obligation to reach a consensus on how these technical issues were to be resolved and the protocols they adopted differ. Third, unlike the systems changes that will be required by the Year 2000 issue, those required by the adoption of the Euro must all be implemented successfully over a single weekend, beginning when markets close on December 31, 1998.

     The changes to our data and computer systems will affect our clearance, settlement and financial reporting activities, among other key operations of the Firm. If not properly implemented, these changes could lead to failed trade settlements, inability to reconcile trading positions and funding disruptions. These changes could also lead to erroneous entries in our books and records. These events could result in misstatement of our financial condition and results of operations, impair our ability to manage our risks and result in a material loss, regulatory actions, reputational harm and legal liability.

     The Firm is also dependent for proper transaction clearance and reporting on many third parties, including counterparties, clearing agents, banks, exchanges, clearing houses and providers of information. If these third parties' systems do not appropriately reflect the introduction of the Euro, the Firm's clearance, settlement and reporting activities could be adversely affected in the manner described above.

     We can give no assurance that the Firm or third parties on whom we depend will have in place in a timely manner the systems necessary to process Euro-denominated transactions. Moreover, disruption of activity in European markets because of the conversion to the Euro could hurt our businesses in those markets, resulting in lost revenues.

                    OTHER OPERATIONAL RISKS MAY DISRUPT OUR
                     BUSINESS, RESULT IN REGULATORY ACTION
                         AGAINST US OR LIMIT OUR GROWTH

     We face operational risk arising from mistakes made in the confirmation or settlement of transactions or from transactions not being properly booked, evaluated or accounted for. Our business is highly dependent on our ability to process, on a daily basis, a large number of transactions across numerous and diverse markets in many currencies, and the transactions we process have become increasingly complex. Consequently, we rely heavily on our financial, accounting and other data processing systems. If any of these systems do not operate properly or are unavailable due to problems with our physical infrastructure, we could suffer financial loss, a disruption of our business, liability to clients, regulatory intervention or reputational damage. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our businesses. In recent years, we have substantially upgraded and expanded the capabilities of our data systems and other operating technology, and we expect that we will need to continue to upgrade and expand in the future to avoid disruption of or constraints on our operations.

                  LEGAL AND REGULATORY RISKS ARE INHERENT AND
                         SUBSTANTIAL IN OUR BUSINESSES

     Substantial legal liability or a significant regulatory action against the Firm could have a material financial effect on the Firm. Perhaps of equal importance, such a development could also cause significant reputational harm to the Firm, which in turn could seriously harm our business prospects.

EXPOSURE TO LEGAL LIABILITY; RISING LITIGATION COSTS

     We face significant legal risk in our business, and the volume and amount of damages claimed in litigation against financial intermediaries are increasing. These risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities and other transactions, potential liability for the "fairness opinions" and other advice we provide to participants in corporate transactions and disputes over the terms and conditions of complex trading arrangements. We also face the possibility that counterparties in complex or risky trading transactions will claim that we improperly failed to apprise them of the risks or that they were not authorized or permitted under applicable corporate or regulatory requirements to enter into these transactions with us and that their obligations to the Firm are not enforceable. Particularly in our rapidly growing business focused on high net worth individuals, we are increasingly exposed to potential liability for violations of customer suitability requirements and anti-churning rules and for the exercise of unauthorized trading discretion. We are also subject to potential liability arising from disputes with employees for alleged discrimination or harassment, among other things. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. We incur significant legal expenses every year in defending against litigation, and we expect to continue to do so in the future. See "Business -- Legal Matters".

EXTENSIVE REGULATION OF THE FIRM

     The financial services industry is subject to extensive regulation. In the United States alone, our business is regulated by the Securities and Exchange Commission ("SEC"), the Commodity Futures Trading Commission ("CFTC") and various other federal and state governmental authorities. In addition, the Firm is subject to regulation by various self-regulatory organizations such as the National Association of Securities Dealers, Inc. ("NASD"), the New York Stock Exchange, Inc. ("NYSE") and other exchanges. The Firm is also subject to regulation by governmental and self-regulatory organizations in virtually all other jurisdictions in which it operates around the world.

     These regulatory regimes are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with the Firm and are not designed to protect shareholders of the Firm. Consequently, these regulations often serve to limit the Firm's activities, including through net capital, customer protection and market conduct requirements. We face the risk of significant intervention by regulatory authorities, including extended investigation and surveillance activity, adoption of costly or restrictive new regulations and judicial or administrative proceedings that may result in substantial penalties to the Firm. Among other things, the Firm could be fined or enjoined from engaging in certain business activities and could have its registration as a broker-dealer, investment advisor or other regulated entity suspended or terminated. See "Business -- Regulation".

LEGAL RESTRICTIONS ON OUR CLIENTS

     New laws or regulations or changes in enforcement of existing laws or regulations applicable to the Firm's clients may also adversely affect our business. For example, changes in antitrust enforcement could affect the level of mergers and acquisitions activity and changes in the regulation of certain industries could restrict the activities of the Firm's clients engaged in those industries and, therefore, the Firm's services on their behalf.

                    EMPLOYEE MISCONDUCT COULD HARM THE FIRM
                      AND IS DIFFICULT TO DETECT AND DETER

     There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur. Misconduct by employees could include binding the Firm to transactions that exceed authorized limits or present unacceptable risks, or hiding from the Firm unauthorized or unsuccessful activities, which, in either case, may result in unknown and unmanaged risks or losses. Employee misconduct could also involve the improper use of confidential information, which could result in regulatory sanctions and serious reputational harm. It is not always possible to deter employee misconduct and the precautions we take to prevent and detect this activity may not be effective in all cases.

                        OUR RISK MANAGEMENT POLICIES AND
                       PROCEDURES MAY LEAVE US EXPOSED TO
                       UNIDENTIFIED OR UNANTICIPATED RISK

     We have devoted significant resources to developing our risk management policies and procedures and expect to continue to do so in the future. Nonetheless, our policies and procedures to identify, monitor and manage our risks may not be fully effective. Certain of our methods to manage risk are based on historical measures of market behavior or stress and are not necessarily predictive of future risk exposures, which could be greater than the historical measures and correlations indicate. Other risk management methods depend upon evaluation of information regarding markets, clients or other matters that is publicly available or otherwise accessible by the Firm. Such information may not in all cases be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risk requires, among other things, policies and procedures to record properly and verify a large number of transactions and events, and we can give no assurance that those policies and procedures will be fully effective.

                  THE FINANCIAL SERVICES INDUSTRY IS INTENSELY
                     COMPETITIVE AND RAPIDLY CONSOLIDATING

     The financial services industry -- and all of our businesses -- are intensely competitive, and we expect them to remain so. We compete on the basis of a number of factors, including execution, depth of product and service offerings, innovation, reputation and price. We have experienced intense price competition in certain areas of our business in recent years and believe we may experience pricing pressures in these and other areas in the future as some of our competitors seek to obtain market share by reducing fees or spreads.

TREND TOWARD CONSOLIDATION AND INCREASING COMPETITION

     In recent years, there has been substantial consolidation and convergence among participants in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealer affiliates. These firms have the ability to offer a wide range of products, from loans, deposit-taking and insurance to brokerage, asset management and investment banking services, which may enhance their competitive position. They also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services product revenues in an effort to gain market share, which could result in pricing pressure in our businesses.

INCREASED NEED FOR CAPITAL

     This trend toward consolidation and convergence has significantly increased the capital base and geographic reach of our competitors. This trend has also hastened the globalization of the securities and other financial services markets. As a result, our businesses now require increased amounts of capital.

COMPETITION IN NON-U.S. MARKETS

     We believe that some of our most significant opportunities for growth will arise outside the United States. See "Industry and Economic Outlook". In order to take advantage of these opportunities, we will have to compete successfully with financial institutions based in important non-U.S. markets, particularly in Europe. Certain of these institutions are larger, better capitalized and have a stronger local presence and a longer operating history in these markets.

COMPETITION FROM ALTERNATIVE TRADING SYSTEMS

     Securities and futures transactions are now being conducted through the Internet and other alternative, non-traditional trading systems, and it appears that the trend toward alternative trading systems will continue and perhaps accelerate. A dramatic increase in computer-based trading may adversely affect the Firm's commission and trading revenues, reduce the Firm's participation in the trading markets and associated access to market information and lead to the creation of new competitors.

                           WE ARE EXPOSED TO RISKS IN
                           EMERGING AND OTHER MARKETS

     We conduct business in major markets around the world, including many developing markets in Asia, Latin America and Eastern Europe. Our non-U.S. operations are subject to political, economic, legal, operational and other risks that are inherent in operating in these countries and range from difficulties in settling transactions in emerging markets to possible nationalization, expropriation, price controls and other restrictive governmental actions. We also face the risk that exchange controls or similar restrictions imposed by foreign governmental authorities may restrict our ability to convert local currency received or held by us in their countries into U.S. dollars or other currencies, or to take those dollars or other currencies out of those countries.

     In the last several years, various emerging market countries, including most recently those in Asia and Eastern Europe, have experienced severe economic and financial disruptions, including significant devaluations of their currencies and low or negative growth rates in their economies. The possible effects of these conditions include an adverse impact on multinational companies and increased volatility in financial markets generally. Moreover, economic problems in a single emerging market country are increasingly having contagion effects in other economies and affecting emerging and other markets generally. A continuation of these situations could adversely affect global economic conditions and world markets and, in turn, could adversely affect the Firm's business. Among the risks are regional or global market downturns and, as noted above, increasing liquidity and credit risks, particularly in Japan where the economy continues to be weak and we have significant exposure.

     Moreover, in many developing countries, the laws and regulations applicable to the securities and financial services industries are uncertain and evolving, and it may be difficult for us to determine the exact requirements of local laws in every market. Our inability to remain in compliance with local laws in a particular foreign market could have a significant and negative effect not only on our business in that market but also on the Firm's reputation generally. These uncertainties may also make it difficult for us to structure our transactions in such a way that the results we expect to achieve are legally enforceable in all cases. See "-- Legal and Regulatory Risks Are Inherent and Substantial in Our Businesses -- Exposure to Legal Liability; Rising Litigation Costs" and "Business -- Regulation".

                        OUR CONVERSION TO CORPORATE FORM
                  MAY ADVERSELY AFFECT OUR ABILITY TO RECRUIT,
                       RETAIN AND MOTIVATE KEY EMPLOYEES

     The Firm's performance is largely dependent on the talents and efforts of highly skilled individuals. Competition in the financial services industry for qualified employees is intense. Our continued ability to compete effectively in our businesses depends on our ability to attract new employees and to retain and motivate our existing employees.

     In connection with the Offerings and the Firm's conversion from partnership to corporate form, the PLPs will receive substantial amounts of Common Stock in exchange for their interests in the Firm. Upon the closing of the Offerings, this stock will be owned outright and these individuals will be permitted to sell their shares beginning after the third anniversary of the Offerings or earlier if the transfer restrictions are waived. See "Certain Relationships and Related Transactions -- Shareholders' Agreement -- Transfer Restrictions". We can give no assurance that steps taken by the Firm to encourage the continued service of these individuals in the Firm's businesses after the Offerings will be effective. See "Management -- The Employee IPO Awards -- The Partner Pool" and "Certain

Relationships and Related Transactions -- Incorporation and Related
Transactions".

     In connection with the Offerings and the Firm's conversion from partnership to corporate form, employees other than the PLPs will receive equity-based awards. We can give no assurance that the incentives to attract, retain and motivate employees provided by these awards, or that future arrangements, including equity-based arrangements, will be as effective as those that existed prior to conversion. See "Management -- The Employee IPO Awards".

THE FIRM WILL BE CONTROLLED BY ITS PRINCIPAL SHAREHOLDERS AND WILL BE SUBJECT TO
                            ANTI-TAKEOVER PROVISIONS

     Upon consummation of the Offerings, the PLPs and other Managing Directors
will collectively own approximately        shares of Common Stock. These shares
will be subject to the Shareholders' Agreement, which will provide for coordinated voting by the parties. See "Certain Relationships and Related Transactions -- Shareholders' Agreement".

     As a result of the arrangement described above, the Managing Directors will be able to elect the entire Board of Directors, control the management and policies of the Company and, in general, determine (without the consent of the Company's other shareholders) the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of the Company's assets. The Managing Directors will be able to prevent or cause a change in control of the Company.

     In addition, our Amended and Restated Certificate of Incorporation and By-Laws contain provisions, and our Board of Directors has adopted a "poison pill" rights plan, that will prevent or impede the removal of directors and may discourage a third party from making a proposal to acquire us. See "Description of Capital Stock -- Certain Anti-Takeover Matters".

                   OUR SHARE PRICE MAY DECLINE DUE TO SHARES
                            ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offerings, there will be           Common Shares
outstanding. Of these shares, the           shares of Common Stock expected to
be sold in the Offerings (excluding the Directed Offering described below) will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144").

     Of the remaining           Common Shares outstanding, up to
shares of Common Stock will be sold in the Offerings to the Firm's employees and certain other purchasers (the "Directed Offering").

     RLPs will hold           shares, which, subject to the 180-day lockup
described below, will be freely transferable commencing December 1, 1998. PLPs
will hold           restricted shares, which will not be transferable until
after the third anniversary of the date of this Prospectus, unless these restrictions are waived. See "Certain Relationships and Related
Transactions -- Shareholders' Agreement".

     These shares held by RLPs and PLPs, as well as the shares sold in the Directed Offering, will be subject to the 180-day Underwriters' lockup described under "Underwriting".

     Shares underlying Formula RSUs are deliverable beginning on the first anniversary of the date of grant; shares underlying the Discretionary RSUs or held by the DCP will be deliverable beginning on the third anniversary of the date of grant; and Discretionary Options will be exercisable beginning on the third anniversary of the date of grant, in each case if relevant conditions are satisfied. See "Management -- The Employee IPO Awards".

     Sales of substantial amounts of Common Stock, or the possibility of such sales, pursuant to Rule 144 or otherwise, may adversely affect the price of the Common Stock and impede the Firm's ability to raise capital through the issuance of equity securities. See "Certain Relationships and Related Transactions" and "Shares Eligible for Future Sale".

                     THERE HAS BEEN NO PRIOR MARKET FOR THE
                      COMMON STOCK AND THE MARKET PRICE OF
                           THE SHARES WILL FLUCTUATE

     Prior to the Offerings, there has been no market for the Common Stock. The initial public offering price of the Common Stock will be determined by negotiations among the Company and the representatives of the Underwriters. Because of the relationship between GS&Co. and the issuer of the Common Stock, the NASD requires that a third party or "qualified independent underwriter"
determine that the initial public offering price is not too high.           are
acting as these third-party underwriters. See "Underwriting".

     The price of the Common Stock after the Offerings may fluctuate widely, depending upon many factors, including the perceived prospects of the Firm and the securities or financial services industries in general, differences between our actual financial and operating results and those expected by investors and analysts, changes in analysts' recommendations or projections, changes in general economic or market conditions and broad market fluctuations. The Common Stock may trade at prices significantly below the initial public offering price.

     We will apply to list the Common Stock on the NYSE. The NYSE listing does not, however, guarantee that a trading market for the Common Stock will develop or, if a market does develop, the depth of the trading market for the Common Stock.

     After the Offerings, because GS&Co. is a member of the NYSE and because of GS&Co.'s relationship to the Firm, it will not be permitted under the rules of the NYSE to make markets in, or recommendations regarding the purchase or sale of, the Common Stock. This may adversely affect the trading market for the Common Stock.

                   INVESTORS IN THE OFFERINGS WILL EXPERIENCE
                       IMMEDIATE AND SUBSTANTIAL DILUTION

     Investors in the Offerings will experience immediate and substantial
dilution in the net tangible book value of $       per share based on an assumed
initial public offering price of $       (the midpoint of the range of initial
public offering prices set forth on the cover page of this Prospectus). See "Dilution".

                                USE OF PROCEEDS

     Based upon an initial public offering price of $     per share (the
midpoint of the range of initial public offering prices set forth on the cover page of this Prospectus), the Company estimates that it will receive net
proceeds from the Offerings of $          (or $          if the underwriters'
options to purchase additional shares are exercised in full), after deducting the underwriting discounts and estimated expenses that are payable by the Company in the Offerings. The above amounts do not give effect to underwriting discounts that will be realized by GS&Co., Goldman Sachs International ("GSI") and Goldman Sachs (Asia) L.L.C. as underwriters in the Offerings. The Company intends to use the net proceeds from the Offerings for general corporate purposes.

     The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholders.

     We plan to complete the QUIPS Offering at or about the time of the Offerings. We estimate that the net proceeds from the QUIPS Offering will be
approximately $          and we will use those proceeds for general corporate
purposes. The closing of the Offerings is not conditioned on the closing of the QUIPS Offering, and we can give no assurance that the QUIPS Offering will be completed or, if completed, as to the amount or final terms of QUIPS that will be sold. See "Description of Capital Securities".

                                DIVIDEND POLICY

     The holders of Common Shares will share ratably on a per share basis in all dividends and other distributions declared by our Board of Directors. Our Board of Directors currently intends to declare quarterly dividends on all Common Shares and expects that the first quarterly dividend will be $ per share, and that it will be declared during the first fiscal quarter of 1999.

     The declaration of dividends by the Company is subject to the discretion of the Board of Directors. The Board of Directors will take into account such matters as general business conditions, the Firm's financial results, capital requirements, contractual, legal and regulatory restrictions on the payment of dividends by the Company to its shareholders or by the Company's subsidiaries to the Company, the effect on debt ratings of the Company and such other factors as the Board of Directors may deem relevant. See "Business -- Regulation" and "Description of Capital Securities".

                                    DILUTION

     As of August 1998, the pro forma net tangible book value of the Firm (after giving effect to the Pro Forma Adjustments that are defined and described under
Pro Forma Consolidated Financial Information) was approximately $      , or
approximately $     per Common Share (which includes Common Stock and Nonvoting
Common Stock). "Pro forma net tangible book value" per Common Share represents the amount of the Company's total consolidated tangible assets minus total
consolidated liabilities, divided by the      Common Shares outstanding on a pro
forma basis after giving effect to the Pro Forma Adjustments. After giving
effect to the sale by the Company of      shares of Common Stock in the
Offerings at an assumed initial public offering price of $     per share (the
midpoint of the range of initial public offering prices set forth on the cover page of this Prospectus) and after deducting the underwriting discounts and estimated expenses payable by the Company in the Offerings, the pro forma net tangible book value of the Company as of August 1998 would have been
approximately $     , or approximately $     per Common Share. This represents
an immediate increase in net tangible book value of $     per Common Share to
existing shareholders and an immediate dilution in net tangible book value of
$     per share to new investors purchasing shares of Common Stock at the assumed initial public offering price.
     The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share of
  Common Stock..............................................              $
                                                                          --------
  Pro forma net tangible book value per Common Share before
     giving effect to the Offerings(1)......................  $
                                                              --------
  Increase in net tangible book value per Common Share
     attributable to the sale of Common Stock in the
     Offerings(2)...........................................  $
                                                              --------
Pro forma net tangible book value per Common Share after
  giving effect to the Offerings............................              $
                                                                          --------
Dilution in net tangible book value per Common Share to new
  investors(3)..............................................              $
                                                                          --------

---------------
(1) The Firm's intangible assets as of August 1998 were $        , comprised
    primarily of goodwill, equivalent to $    per Common Share (after giving
    effect to the Pro Forma Adjustments).

(2) After deducting the underwriting discounts and estimated expenses payable by the Company in the Offerings.

(3) Dilution is determined by subtracting pro forma net tangible book value per share after giving effect to the Offerings from the assumed initial public offering price paid by a new investor.

                            ------------------------

     The foregoing table does not assume the exercise of the underwriters' options to purchase additional shares that are described under "Underwriting".
Common Shares outstanding includes      shares of Common Stock deliverable
pursuant to the Formula RSUs and      shares of Common Stock contributed to the
DCP. Common Shares outstanding does not include        shares of Common Stock
deliverable pursuant to the Discretionary RSUs and Discretionary Options. See "Management -- The Employee IPO Awards".

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Firm as of August 1998: (i) on a pro forma basis after giving effect to the Pro Forma
Adjustments and (ii) as adjusted for the sale of           shares of Common
Stock by the Company in the Offerings at an assumed initial public offering
price of $     per share (the midpoint of the range of the initial public offering prices set forth on the cover page of this Prospectus) and after deduction of the underwriting discounts and estimated expenses payable by the Company in the Offerings.
     This table should be read in conjunction with the consolidated financial statements and the notes thereto.

                                                                   AS OF AUGUST 1998
                                                              ----------------------------
                                                                               PRO FORMA
                                                                              AS ADJUSTED
                                                              PRO FORMA(5)   FOR OFFERINGS
                                                              ------------   -------------
                                                                     (in millions)
Short-term borrowings (including commercial paper)(1).......     $              $
                                                                 ======         ======
Long-term borrowings(2):
  Senior debt(3)............................................     $              $
  Junior Subordinated Debentures(4).........................
                                                                 ------         ------
          Total long-term borrowings........................     $              $
Mandatorily redeemable preferred securities (QUIPS).........
Stockholders' equity:
  Preferred Stock, par value $.01 per share;
     shares authorized, no shares issued and outstanding....
  Common Stock, par value $.01 per share;        shares
     authorized,        shares issued and outstanding
     (       shares issued and outstanding as
     adjusted(5))...........................................
  Nonvoting Common Stock, par value $.01 per share;
     shares authorized and        shares issued and
     outstanding............................................
  Additional paid-in capital................................
  Retained earnings.........................................
                                                                 ------         ------
          Total stockholders' equity........................     $              $
                                                                 ------         ------
            Total capitalization............................     $              $
                                                                 ======         ======

---------------
(1) Includes current portion of long-term borrowings of $        .
(2) See Note 5 to the consolidated financial statements. The Company anticipates that shortly after the Offerings it may effect one or more offerings of long-term debt securities.
(3) Includes subordinated debt of GS&Co. of $        .
(4) Consists of the Junior Subordinated Debentures issued to the RLPs. See "Certain Relationships and Related Transactions -- Incorporation and Related Transactions".
(5) The foregoing table does not assume the exercise of the underwriters' options to purchase additional shares that are described under
    "Underwriting". Common Stock outstanding includes         shares of Common
    Stock deliverable pursuant to the Formula RSUs and             shares of
    Common Stock contributed to the DCP. Common Stock outstanding does not
    include             shares of Common Stock deliverable pursuant to the
    Discretionary RSUs and Discretionary Options. See "Management -- The Employee IPO Awards".

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following Pro Forma Consolidated Financial Information is based upon the historical consolidated financial statements of the Firm and reflects the pro forma effects of (i) the Partnership Capital Adjustments, the Incorporation Transactions and the Related Transactions; (ii) compensation to Managing Directors who were former PLPs; (iii) equity-based compensation; (iv) the provision for corporate income taxes; and (v) the effect of recognition of net deferred tax assets as a result of the conversion of Group L.P. to corporate form (collectively, the "Pro Forma Adjustments").

     The Pro Forma Consolidated Income Statement Information does not give effect to certain items because of their non-recurring nature. These are (i) the award of the Formula RSUs; (ii) the initial irrevocable contribution of shares of Common Stock to the DCP; (iii) the effect of recognition of net deferred tax assets as a result of the conversion of Group L.P. to corporate form; and (iv) the Charitable Contribution. The Pro Forma Consolidated Balance Sheet Information, however, does give effect to these items.

     The Pro Forma Adjustments are based upon available information and certain assumptions that management believes are reasonable. The Pro Forma Consolidated Financial Information and accompanying notes should be read in conjunction with the consolidated financial statements and notes thereto.

     THE PRO FORMA CONSOLIDATED FINANCIAL INFORMATION PRESENTED IS NOT NECESSARILY INDICATIVE OF THE RESULTS OF OPERATIONS OR FINANCIAL POSITION THAT MIGHT HAVE OCCURRED HAD THE PRO FORMA ADJUSTMENTS ACTUALLY TAKEN PLACE AT THE DATES SPECIFIED, OR THAT MAY BE EXPECTED TO OCCUR IN THE FUTURE.

              PRO FORMA CONSOLIDATED INCOME STATEMENT INFORMATION
                ($ in millions, except share and per share data)

                                                             YEAR ENDED NOVEMBER 1997
                                      -----------------------------------------------------------------------
                                                                                                  PRO FORMA
                                                    PRO FORMA                    ADJUSTMENT      AS ADJUSTED
                                      HISTORICAL   ADJUSTMENTS    PRO FORMA     FOR OFFERINGS   FOR OFFERINGS
                                      ----------   -----------   ------------   -------------   -------------
Total revenues......................
Interest expense, principally on
  short-term funding................                       (a)(b)
                                        -----         -----         -----           -----           -----
Revenues, net of interest expense...
Compensation and benefits, excluding
  Employee IPO Awards...............                       (c)
Employee IPO Awards.................                       (d)
Other operating expenses............
                                        -----         -----         -----           -----           -----
Total operating expenses............
Pre-tax earnings....................
Provision for taxes.................                       (e)
                                        -----         -----         -----           -----           -----
Net earnings........................
                                        =====         =====         =====           =====           =====
Common Shares outstanding...........                       (f)           (f)             (g)             (g)
Earnings per share..................

                                                           NINE MONTHS ENDED AUGUST 1998
                                      -----------------------------------------------------------------------
                                                                                                  PRO FORMA
                                                    PRO FORMA                    ADJUSTMENT      AS ADJUSTED
                                      HISTORICAL   ADJUSTMENTS    PRO FORMA     FOR OFFERINGS   FOR OFFERINGS
                                      ----------   -----------   ------------   -------------   -------------
Total revenues......................
Interest expense, principally on
  short-term funding................                       (a)(b)
                                        -----         -----         -----           -----           -----
Revenues, net of interest expense...
Compensation and benefits, excluding
  Employee IPO Awards...............                       (c)
Employee IPO Awards.................                       (d)
Other operating expenses............
                                        -----         -----         -----           -----           -----
Total operating expenses............
Pre-tax earnings....................
Provision for taxes.................                       (e)
                                        -----         -----         -----           -----           -----
Net earnings........................
                                        =====         =====         =====           =====           =====
Common Shares outstanding...........                       (f)           (f)             (g)             (g)
Earnings per share..................

                PRO FORMA CONSOLIDATED BALANCE SHEET INFORMATION
                ($ in millions, except share and per share data)

                                                                 AS OF AUGUST 1998
                                      -----------------------------------------------------------------------
                                                                                                  PRO FORMA
                                                    PRO FORMA                    ADJUSTMENT      AS ADJUSTED
                                      HISTORICAL   ADJUSTMENTS    PRO FORMA     FOR OFFERINGS   FOR OFFERINGS
                                      ----------   -----------   ------------   -------------   -------------
Total assets........................                       (b)(i)(j)(l)                  (g)

Long-term borrowings................                       (a)
Total liabilities...................                       (h)
Mandatorily redeemable preferred
  securities (QUIPS)................                       (b)
Partners' capital...................                       (a)(i)(j)(k)
Stockholders' equity................                       (h)(k)(l)                     (g)             (g)
Common Shares outstanding...........                       (f)           (f)             (g)             (g)
Book value per share................

NOTE 1: BASIS OF PRESENTATION

     The Pro Forma Balance Sheet Information was prepared as if the Pro Forma Adjustments had occurred as of August 28, 1998. The Pro Forma Income Statement Information for the fiscal year ended November 1997 and for the nine months ended August 28, 1998, was prepared as if the Pro Forma Adjustments had taken place at the beginning of 1997.

NOTE 2: PRO FORMA ADJUSTMENTS

     (a) RLP EXCHANGE FOR DEBENTURES.  Adjustment to reflect the issuance of
$       principal amount of the Junior Subordinated Debentures to the RLPs in exchange for their interests in Group L.P. and certain affiliates.

     (b) QUIPS.  Adjustment to reflect the issuance of $       of QUIPS, with an
assumed distribution rate of        % per annum.

     (c) COMPENSATION AND BENEFITS, EXCLUDING EMPLOYEE IPO AWARDS. Adjustment to reflect (i) total compensation that would have been paid to the former PLPs of the Firm for services rendered, and (ii) equity-based compensation in the
form of restricted stock units,        % of which will vest immediately, and
       % of which will vest ratably over the next        years. Equity-based
compensation in the form of stock options will be accounted for pursuant to APB No. 25, as permitted by paragraph 5 of SFAS No. 123.

     (d) EMPLOYEE IPO AWARDS.  Adjustment to reflect (i) the amortization of the
Discretionary RSUs. Discretionary RSUs with a value of $       will be amortized
as a non-cash expense over the vesting period (i.e., over the        years
following the date of grant); and (ii) the addition to equity, net of tax, associated with the Formula RSUs and the contribution to the DCP. See "Management -- The Employee IPO Awards".

     (e) PRO FORMA PROVISION FOR INCOME TAXES. Adjustment to reflect a pro forma provision for income taxes at a 41% income tax rate applied to pro forma results of operations.

     (f) PRO FORMA COMMON SHARES.  Calculated based on        Common Shares
outstanding after giving effect to the Pro Forma Adjustments. Common Shares
outstanding does not include        shares of Common Stock deliverable pursuant
to the Discretionary RSUs and Discretionary Options.

     (g) ADJUSTMENT FOR THE OFFERINGS. Common shares as adjusted to reflect the
issuance of        shares of Common Stock offered by the Firm at the midpoint of the range of initial public offering prices set forth on the cover page of this
Prospectus. Common Shares outstanding does not include        shares of Common
Stock deliverable pursuant to the Discretionary RSUs and Discretionary Options. Net proceeds to the Firm from the Offerings are after the deduction of underwriting discounts and estimated expenses to be paid by the Firm.

     (h) CHARITABLE CONTRIBUTION.  Adjustment to reflect the Charitable
Contribution of $       .

     (i) RLP EXCHANGE FOR CASH. Adjustment to reflect the exchange of RLP interests in Group L.P. and certain affiliates for cash.

     (j) CASH DISTRIBUTIONS.  Adjustment to reflect cash distribution of
$       prior to the Incorporation Transactions.

     (k) PLP, RLP, SBCM AND KAA EXCHANGE FOR COMMON SHARES.  Adjustment to
reflect the issuance of        shares of Common Stock to PLPs,        shares of
Common Stock to RLPs,        shares of Common Stock and        shares of
Nonvoting Common Stock to SBCM and        shares of        Common Stock to KAA,
in exchange for their respective interests in Group L.P. and certain affiliates.

     (l) DEFERRED TAXES. Adjustment to reflect the recognition of net deferred tax assets associated with the conversion of Group L.P. to corporate form.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected historical consolidated income statement and balance sheet data set forth below have been derived from the Firm's consolidated financial statements and the notes thereto. The Firm's consolidated financial statements have been audited by PricewaterhouseCoopers LLP, independent public accountants, as of November 1996 and November 1997 and for the years ended 1995, 1996 and 1997, and as of and for the six months ended May 1998. These financial statements are included elsewhere in this Prospectus, together with the report thereon of PricewaterhouseCoopers LLP.

     The selected historical consolidated income statement and balance sheet data set forth below as of November 1993, November 1994 and November 1995 and for the years ended 1993 and 1994 have been derived from audited consolidated financial statements of the Firm not included in this Prospectus.

     The selected historical consolidated income statement and balance sheet data set forth below as of and for the six months ended May 1997 have been derived from the Firm's unaudited interim consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The interim results set forth below for the six-month period ended May 1998 may not be indicative of the results for the full year.

     The pro forma data set forth below for the year ended November 1997 and as of and for the six months ended May 1998 have been derived from the pro forma data set forth in "Pro Forma Consolidated Financial Information".

     The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Pro Forma Consolidated Financial Information" and the consolidated financial statements and the notes thereto.

                                                                                                         AS OF OR FOR
                                                                                                          SIX MONTHS
                                                       AS OF OR FOR YEAR ENDED NOVEMBER                   ENDED MAY
                                              ---------------------------------------------------   ----------------------
                                                1993     1994(8)     1995       1996       1997        1997         1998
                                                ----     -------     ----       ----       ----        ----         ----
                                                                                                    (unaudited)
                                                          ($ in millions, except share and per share amounts)
INCOME STATEMENT DATA:
  Total revenues............................  $ 14,848   $12,452   $ 14,324   $ 17,289   $ 20,433    $  9,540     $ 12,466
  Interest expense..........................     9,084     8,915      9,841     11,160     12,986       5,909        7,005
                                              --------   -------   --------   --------   --------    --------     --------
  Net revenues..............................     5,764     3,537      4,483      6,129      7,447       3,631        5,461
  Compensation and benefits expense(1)......     2,126     1,789      2,005      2,421      3,097       1,528        2,589
  Other operating expenses..................       980     1,240      1,110      1,102      1,336         588          813
                                              --------   -------   --------   --------   --------    --------     --------
  Pre-tax earnings(1).......................  $  2,658   $   508   $  1,368   $  2,606   $  3,014    $  1,515     $  2,059
                                              ========   =======   ========   ========   ========    ========     ========
BALANCE SHEET DATA:
  Total assets(2)...........................  $115,900   $95,296   $100,066   $152,046   $178,401    $169,200     $241,852
  Adjusted assets (unaudited)(3)............    84,569    75,772     73,552     93,279    119,883     102,989      153,355
  Long-term borrowings......................    10,241    14,418     13,358     12,376     15,667      12,782       20,275
  Total liabilities(2)......................   110,073    89,981     94,686    145,753    171,864     163,045      234,648
  Partners' capital.........................     5,008     4,771      4,905      5,309      6,107       5,609        6,638
PRO FORMA DATA:
  Pro forma net earnings(4).................        --        --         --         --                     --
  Pro forma net earnings per share(4)(5)....        --        --         --         --                     --
  Pro forma net earnings per share as
    adjusted for the Offerings(4)(6)........        --        --         --         --                     --
  Pro forma Common Shares as adjusted for
    the Offerings(6)........................        --        --         --         --                     --
  Pro forma stockholders' equity as adjusted
    for the Offerings(4)....................        --        --         --         --         --          --
  Pro forma book value per share as adjusted
    for the Offerings(6)....................        --        --         --         --         --          --

                                                                                                       AS OF OR FOR
                                                                                                        SIX MONTHS
                                                       AS OF OR FOR YEAR ENDED NOVEMBER                  ENDED MAY
                                              ---------------------------------------------------   -------------------
                                                1993     1994(8)     1995       1996       1997       1997       1998
                                                ----     -------     ----       ----       ----       ----       ----
                                                                           ($ in millions)
SELECTED DATA AND RATIOS (UNAUDITED):
  Pre-tax return on average partners'
    capital(1)..............................        61%       10%        28%        51%        53%        56%(9)     65%(9)
  Ratio of compensation and benefits expense
    to net revenues(1)......................        37%       51%        45%        40%        42%        42%        47%
  Employees:
    United States...........................     5,528     5,822      5,356      5,818      6,879      6,027      7,331
    International...........................     2,575     3,176      2,803      3,159      3,743      3,263      4,109
                                              --------   -------   --------   --------   --------   --------   --------
  Total employees(7)........................     8,103     8,998      8,159      8,977     10,622      9,290     11,440
                                              ========   =======   ========   ========   ========   ========   ========
  Assets under supervision:
    Assets under management.................  $ 41,710   $43,671   $ 52,358   $ 94,599   $135,929   $116,714   $165,226
    Other client assets.....................    45,663    52,783     62,820     83,362    110,441     94,750    139,689
                                              --------   -------   --------   --------   --------   --------   --------
  Total assets under supervision............  $ 87,373   $96,454   $115,178   $177,961   $246,370   $211,464   $304,915
                                              ========   =======   ========   ========   ========   ========   ========

---------------
(1) The Firm's pre-tax earnings and compensation and benefits expense do not reflect any payments for services rendered by its partners. Accordingly, pre-tax earnings understate the expected operating costs to be incurred by the Firm after the Offerings. See "Pro Forma Consolidated Financial Information".

(2) Total assets and liabilities as of May 1998 were increased by $17 billion due to the adoption of the provisions of SFAS No. 125 that were deferred by SFAS No. 127. See "Accounting Developments" in Note 2 to the consolidated financial statements.

(3) Adjusted assets represent total assets less (i) securities purchased under agreements to resell, (ii) certain securities borrowed transactions and
    (iii) with respect to May 1998, the increase of $17 billion in total assets related to the adoption of the provisions of SFAS No. 125 that were deferred by SFAS No. 127.

(4) Reflects such adjustments as are necessary, in the opinion of management, for a fair presentation of the results of operations and stockholders' equity of the Firm on a pro forma basis. See "Pro Forma Consolidated Financial Information".

(5) Calculated based on         Common Shares outstanding after giving effect to
    the Pro Forma Adjustments. Common Shares outstanding does not include shares of Common Stock deliverable pursuant to the Discretionary RSUs and Discretionary Options. See "Pro Forma Consolidated Financial Information".

(6) Calculated based on         Common Shares outstanding after giving effect to
    the Pro Forma Adjustments, as adjusted to reflect the issuance of shares of Common Stock offered by the Firm at the midpoint of the range of initial public offering prices set forth on the cover page of this Prospectus, after deduction of underwriting discounts and estimated expenses to be paid by the Firm. Common Shares outstanding does not include shares of Common Stock deliverable pursuant to the Discretionary RSUs and Discretionary Options. See "Pro Forma Consolidated Financial Information".

(7) Excludes employees of the Firm's two property management subsidiaries, Archon and GAH. Substantially all of the costs of these employees are reimbursed to the Firm by the real estate investment funds to which the two companies provide property management services. In addition, as of May 1998, we had approximately 2,900 temporary staff and consultants. See
    "Business -- Employees" and "-- Temporary Staff and Consultants".

(8) See "Business -- Trading and Principal Investments -- Trading Risk Management -- 1994" for a discussion of the decrease in net revenues in 1994 compared to 1993.

(9) The pre-tax returns on average partners' capital for May 1997 and May 1998 have been annualized. Interim results may not be indicative of the results for a full year. See "Risk Factors".

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     The Firm is a preeminent global investment banking and securities firm that provides a wide range of services worldwide to a substantial and diversified client base.

     The Firm's activities are divided into three principal business lines:

- Investment Banking, which includes financial advisory services and underwriting;

- Trading and Principal Investments, which includes fixed income, currency and commodities ("FICC"), equities and principal investments; and

- Asset Management and Securities Services, which includes asset management, securities services and commissions.

                             RESULTS OF OPERATIONS

     Management believes that the best measure by which to assess the Firm's historical profitability is pre-tax earnings because, as a partnership, the Firm generally was not subject to U.S. federal or state income taxes. See
"-- Provision for Taxes" below and Note 2 to the consolidated financial statements.

     The Firm's compensation and benefits expense does not reflect any payments for services rendered by its partners and therefore understates the expected operating costs to be incurred by the Firm after the Offerings. Moreover, in connection with the Offerings, the Firm will record the effect of certain non-recurring items in the fourth quarter of 1998. These non-recurring items are:
(i) the award of the Formula RSUs; (ii) the initial irrevocable contribution of shares of Common Stock to the DCP; (iii) the effect of recognition of net deferred tax assets as a result of the conversion of Group L.P. to corporate form; and (iv) the Charitable Contribution. See "Pro Forma Consolidated Financial Information".

     The composition of the Firm's historical revenues has varied over time as financial markets and the scope of the Firm's operations have changed. As a result, period-to-period comparisons may not be meaningful and interim period operating results may not be indicative of the operating results for a full year. See "Risk Factors".

OVERVIEW

     The following table sets forth the Firm's net revenues and pre-tax earnings:

                               FINANCIAL OVERVIEW
                                 (in millions)

                                                                      SIX MONTHS
                                        YEAR ENDED NOVEMBER           ENDED MAY
                                     --------------------------    ----------------
                                      1995      1996      1997      1997      1998
                                     ------    ------    ------    ------    ------
Net revenues.......................  $4,483    $6,129    $7,447    $3,631    $5,461
Pre-tax earnings...................   1,368     2,606     3,014     1,515     2,059

                            ------------------------

     MAY 1998 VERSUS MAY 1997. The Firm's net revenues were $5.46 billion for the six-month period ended May 1998, an increase of 50% compared to the same period in 1997. Net revenue growth was strong in all of the Firm's principal business lines. Pre-tax earnings increased 36% to $2.06 billion for the period.

     1997 VERSUS 1996. The Firm's net revenues were $7.45 billion in 1997, an increase of 22% compared to 1996. Net revenue growth was strong in Asset Management and Securities Services and in Investment Banking, which increased 46% and 22%, respectively, primarily due to higher customer balances in securities services, increased asset management fees and higher levels of mergers and acquisitions and debt underwriting activity. Net revenues in Trading and Principal Investments increased 9% over the prior year. Pre-tax earnings increased 16% to $3.01 billion over the prior year.

     1996 VERSUS 1995. The Firm's net revenues were $6.13 billion in 1996, an increase of 37% compared to 1995. Net revenue growth was strong in all of the Firm's principal business lines, particularly in Trading and Principal Investments and Investment Banking, which experienced net revenue increases of 54% and 32%, respectively, primarily due to increased customer activity and trading in the fixed income, currency and commodities mar- kets and higher levels of equity underwriting activity. Net revenues in Asset Management and Securities Services increased 16% compared to 1995. Pre-tax earnings nearly doubled to $2.61 billion.

     The following table sets forth the net revenues of the Firm's principal business lines:

                    NET REVENUES BY PRINCIPAL BUSINESS LINES
                                 (in millions)

                                                                      SIX MONTHS
                                        YEAR ENDED NOVEMBER           ENDED MAY
                                     --------------------------    ----------------
                                      1995      1996      1997      1997      1998
                                      ----      ----      ----      ----      ----
Investment Banking.................  $1,595    $2,113    $2,587    $1,094    $1,587
Trading and Principal
  Investments......................   1,744     2,693     2,926     1,660     2,578
Asset Management and Securities
  Services.........................   1,144     1,323     1,934       877     1,296
                                     ------    ------    ------    ------    ------
Total net revenues.................  $4,483    $6,129    $7,447    $3,631    $5,461
                                     ======    ======    ======    ======    ======

                            ------------------------

     Net revenues in the Firm's principal business lines reflect allocations of interest expense to specific securities, commodities and other positions in relation to the level of financing incurred by each position. Interest expense is allocated to Trading and Principal Investments and the securities services component of Asset Management and Securities Services. Net revenues may not be indicative of the relative profitability of any principal business line.

INVESTMENT BANKING

     The Firm provides a broad range of investment banking services to a diverse group of corporations, financial institutions, governments and individuals. The Firm's investment banking activities are divided into two categories:

- FINANCIAL ADVISORY. Financial advisory includes advisory assignments with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings and spin-offs; and

- UNDERWRITING. Underwriting includes public offerings and private placements of equity and debt securities.

     The following table sets forth the net revenues generated by Investment
Banking:

                        INVESTMENT BANKING NET REVENUES
                                 (in millions)

                                                                      SIX MONTHS
                                        YEAR ENDED NOVEMBER           ENDED MAY
                                     --------------------------    ----------------
                                      1995      1996      1997      1997      1998
                                      ----      ----      ----      ----      ----
Financial advisory.................  $  793    $  931    $1,184    $  516    $  799
Underwriting.......................     802     1,182     1,403       578       788
                                     ------    ------    ------    ------    ------
Total Investment Banking...........  $1,595    $2,113    $2,587    $1,094    $1,587
                                     ======    ======    ======    ======    ======

     MAY 1998 VERSUS MAY 1997. The Investment Banking business achieved net revenues of $1.59 billion in the six-month period ended May 1998, an increase of 45% compared to the same period in 1997. Net revenue growth was strong in both financial advisory and underwriting as the Firm's global presence and strong client base enabled it to capitalize on higher levels of financial advisory and underwriting activity in many industries, including communications, media and entertainment, financial institutions, general industrials and real estate. The Firm's Investment Banking business was particularly strong in the United States and Europe during this period.

     Financial advisory revenues increased 55% compared to the May 1997 period primarily due to a significant increase in mergers and acquisitions advisory assignments, which principally resulted from consolidations within certain industries and favorable U.S. and European stock markets. Underwriting revenues increased 36% as U.S. and European stock price appreciation and stable interest rates contributed to increased levels of equity and high-yield corporate debt underwriting.

     1997 VERSUS 1996. The Investment Banking business achieved net revenues of $2.59 billion in 1997, an increase of 22% compared to 1996. Net revenue growth was strong in both financial advisory and underwriting, particularly in the general industrials, retail, financial institutions and real estate industries.

     Financial advisory revenues increased 27% compared to 1996 primarily due to higher levels of mergers and acquisitions activity in the market as a whole. Underwriting revenues increased 19% primarily due to increased levels of investment grade and high-yield debt underwriting, which resulted from lower interest rates. Revenues from equity underwriting increased modestly over 1996 levels.

     1996 VERSUS 1995. The Investment Banking business achieved net revenues of $2.11 billion in 1996, an increase of 32% compared to 1995. Underwriting and financial advisory revenues increased 47% and 17%, respectively, compared to 1995, reflecting increased activity in the communications, media and entertainment, financial institutions and healthcare industries. Revenue growth was strong in all major regions.

     Underwriting revenues reflected continued strength in global equity markets, strong investor demand for initial public offerings and a declining interest rate environment in the United States, which led to an increase in corporate debt refinancing. The increase in financial advisory revenues was primarily related to a higher volume of mergers and acquisitions transactions.

TRADING AND PRINCIPAL INVESTMENTS

     The Firm's Trading and Principal Investments business facilitates customer transactions and takes proprietary positions through market making in and trading of fixed income and equity products, currencies, commodities, swaps and other derivatives. In order to meet the needs of its clients, the Firm's Trading and Principal Investments business is diversified across a wide range of products. The Trading and Principal Investments business includes the following:

- FICC. The Firm makes markets in and trades fixed income products, currencies and commodities, structures and enters into a wide variety of derivative transactions and engages in proprietary trading and arbitrage activities;

- EQUITIES. The Firm makes markets in and trades equities and equity-related products, structures and enters into equity derivative transactions and engages in proprietary trading and equity arbitrage; and

- PRINCIPAL INVESTMENTS. Principal investments represents the Firm's net revenues from its investments in its merchant banking funds.

     Substantially all of the Firm's inventory is marked-to-market daily and, therefore, its value is subject to fluctuations based on market movements. In addition, net revenues derived from the Firm's principal investments in privately held concerns and in real estate may fluctuate significantly depending on the revaluation or sale of these investments in any given period.

     The following table sets forth the net revenues of the Firm's Trading and Principal Investments business:

                 TRADING AND PRINCIPAL INVESTMENTS NET REVENUES
                                 (in millions)

                                                                      SIX MONTHS
                                        YEAR ENDED NOVEMBER           ENDED MAY
                                     --------------------------    ----------------
                                      1995      1996      1997      1997      1998
                                      ----      ----      ----      ----      ----
FICC...............................  $  822    $1,749    $2,055    $1,194    $1,675
Equities...........................     731       730       573       423       659
Principal investments..............     191       214       298        43       244
                                     ------    ------    ------    ------    ------
Total Trading and Principal
  Investments......................  $1,744    $2,693    $2,926    $1,660    $2,578
                                     ======    ======    ======    ======    ======

                            ------------------------

     MAY 1998 VERSUS MAY 1997. The Trading and Principal Investments business achieved net revenues of $2.58 billion in the six-month period ended May 1998, an increase of 55% compared to the same period in 1997. All major components of the business line exhibited strong net revenue growth.

     Net revenues in FICC increased 40% compared to the May 1997 period primarily due to higher net revenues from market making in and trading of derivatives, government securities, currencies, commodities and high-yield debt securities partially offset by lower net revenues from emerging market debt and corporate bond trading activities.

     Net revenues in equities increased 56% compared to the May 1997 period as the Firm's equity derivatives business rebounded sharply from a reduction in net revenues in the fourth quarter of 1997. Strong customer over-the-counter ("OTC") transaction volume, particularly in European equities, also contributed to the increase.

     Net revenues from principal investments increased significantly primarily due to gains recognized on the disposition of certain privately held investments and increases in the value of certain investments in publicly held concerns.

     1997 VERSUS 1996. The Trading and Principal Investments business achieved net revenues of $2.93 billion in 1997, an increase of 9% compared to 1996. Strong performances in FICC and principal investments more than offset a net revenue reduction in equities.

     Net revenues in FICC increased 17% compared to 1996 due, in part, to higher volatility in the currency markets and increased customer demand for fixed income derivative and commodity products. Arbitrage activities also contributed to net revenue growth in FICC. Market making in and trading of corporate bonds and emerging market securities declined in 1997 compared to 1996.

     Net revenues in equities decreased 22% in 1997 compared to 1996 due principally to reductions in derivatives and convertibles resulting from volatility in the global equity markets in October and November 1997 and declining asset values in Japan in late November 1997. This reduction was partially offset by increased net revenues from higher OTC customer trading volume in certain European markets.

     Net revenues from principal investments increased 39% in 1997 compared to 1996 as certain companies in which the Firm invested through its merchant banking funds completed initial public offerings and other publicly held concerns increased in value.

     1996 VERSUS 1995. The Trading and Principal Investments business achieved net revenues of $2.69 billion in 1996, an increase of 54% compared to 1995. In 1996, FICC net revenues more than doubled compared to the prior year. Net revenues from principal invest-ments increased modestly while net revenues in equities were virtually unchanged.

     Net revenues in FICC increased compared to 1995 primarily due to higher net revenues in currencies, global governments and emerging markets. Net revenue growth in derivatives, commodities and mortgage-backed products also contributed to the increase.

     Net revenues in equities remained stable in 1996 as increased net revenues from arbitrage activities and increased market-making revenues due to strong OTC customer transaction volume were offset by lower net revenues in the Firm's equity derivatives business, primarily in the fourth quarter of 1996.

     Net revenues in principal investments increased 12% in 1996 reflecting an increase in the value of the Firm's investments in its merchant banking funds.

ASSET MANAGEMENT AND SECURITIES SERVICES

     Asset Management and Securities Services is comprised of the following:

- ASSET MANAGEMENT. Asset management generates management fees by providing investment advisory services to a diverse and rapidly growing client base of institutions and individuals;

- SECURITIES SERVICES. Securities services includes prime brokerage, financing services and securities lending and the Firm's matched book businesses, all of which generate revenue primarily in the form of fees or interest rate spreads; and

- COMMISSIONS. Commission-based businesses include agency transactions for clients on major stock and futures exchanges. Overrides derived from the Firm's merchant banking funds are also included.

     The following table sets forth the net revenues of the Firm's Asset Management and Securities Services business:

             ASSET MANAGEMENT AND SECURITIES SERVICES NET REVENUES
                                 (in millions)

                                                                       SIX MONTHS
                                          YEAR ENDED NOVEMBER          ENDED MAY
                                       --------------------------    --------------
                                        1995      1996      1997     1997     1998
                                        ----      ----      ----     ----     ----
Asset management.....................  $  167    $  242    $  458    $185    $  284
Securities services..................     330       354       487     237       344
Commissions..........................     647       727       989     455       668
                                       ------    ------    ------    ----    ------
Total Asset Management and Securities
  Services...........................  $1,144    $1,323    $1,934    $877    $1,296
                                       ======    ======    ======    ====    ======

                            ------------------------

     The Firm's assets under supervision are comprised of assets under management and other client assets. Assets under management typically generate fees based on a percentage of their value and include the Firm's mutual funds, separate accounts managed for institutional and individual investors, the Firm's merchant banking funds and other alternative investment funds. Other client assets are comprised of assets in brokerage accounts of high net worth individuals on which the Firm earns primarily commissions.

     The following table sets forth the amount of the Firm's assets under supervision:

                            ASSETS UNDER SUPERVISION
                                 (in millions)

                                         AS OF NOVEMBER                AS OF MAY
                                 ------------------------------   -------------------
                                   1995       1996       1997       1997       1998
                                   ----       ----       ----       ----       ----
Assets under management........  $ 52,358   $ 94,599   $135,929   $116,714   $165,226
Other client assets............    62,820     83,362    110,441     94,750    139,689
                                 --------   --------   --------   --------   --------
Total assets under
  supervision..................  $115,178   $177,961   $246,370   $211,464   $304,915
                                 ========   ========   ========   ========   ========

                            ------------------------

     MAY 1998 VERSUS MAY 1997. The Asset Management and Securities Services business achieved net revenues of $1.30 billion in the six-month period ended May 1998, an increase of 48% compared to the same period in 1997. All major components of the business line exhibited strong net revenue growth.

     Asset management revenues increased 54% during this period, primarily reflecting a 42% increase in assets under management over the same period in 1997, primarily due to strong net asset inflows and net asset appreciation. Net revenues from securities services increased 45% primarily due to growth in the Firm's securities borrowing and lending business. Commission revenues increased 47% as continued strength in the U.S. equity markets increased transaction volumes in equity securities. Merchant banking overrides also contributed significantly to this increase.

     1997 VERSUS 1996. The Asset Management and Securities Services business achieved net revenues of $1.93 billion in 1997, an increase of 46% compared to 1996. All major components of the business line exhibited strong net revenue growth.

     Asset management revenues increased 89% during this period, reflecting a 44% increase in assets under management due to strong net asset inflows, net asset appreciation and assets added through the acquisitions of Liberty Investment Management in January 1997 and Commodities Corporation in June 1997. Net revenue growth in securities services was 38%, principally reflecting growth in the Firm's securities borrowing and lending business. Commission revenues increased 36% as customer trading volumes increased significantly on many of the world's principal stock exchanges, including in the United States where industry-wide volumes increased substantially in the third and fourth quarters of 1997. Increased merchant banking overrides also contributed to the revenue growth in commissions.

     1996 VERSUS 1995. The Asset Management and Securities Services business achieved net revenues of $1.32 billion in 1996, an increase of 16% compared to 1995. Net revenue growth was particularly strong in asset management, which increased 45%. Net revenues from commissions and securities services increased 12% and 7%, respectively.

     Asset management revenues increased compared to 1995, primarily due to higher assets under management, which increased to $95 billion from $52 billion, primarily as a result of strong net asset inflows and approximately $25 billion of assets acquired in connection with the Firm's purchase of CIN Management Limited, a U.K. pension manager, in August 1996. Increases in commissions revenue reflected increased transaction volume by investors globally.

OPERATING EXPENSES

     In recent years, the Firm's operating expenses have increased as a result of numerous factors, including (i) higher levels of compensation, (ii) expansion of the Firm's asset management business, (iii) expansion of the Firm's global operations, (iv) greater levels of business activity and complexity and (v) additional systems and consulting costs relating to various technology initiatives. The Firm's compensation and benefits expense does not reflect any payments for services rendered by its partners. Accordingly, compensation and benefits, the principal component of operating expenses, will increase significantly after the Offerings. See "Pro Forma Consolidated Financial Information".

     The following table sets forth the Firm's operating expenses and number of employees:

                        OPERATING EXPENSES AND EMPLOYEES
                                ($ in millions)

                                                                      AS OF OR FOR
                                              AS OF OR FOR             SIX MONTHS
                                           YEAR ENDED NOVEMBER         ENDED MAY
                                        -------------------------   ----------------
                                         1995     1996     1997      1997     1998
                                         ----     ----     ----      ----     ----
Compensation and benefits.............  $2,005   $2,421   $ 3,097   $1,528   $ 2,589
Brokerage, clearing and exchange
  fees................................     246      278       357      154       194
Market development....................      97      137       206       78       134
Communications and technology.........     173      173       208       93       121
Depreciation and amortization.........     186      172       178       81       104
Occupancy.............................     175      154       168       78        93
Professional services and other.......     233      188       219      104       167
                                        ------   ------   -------   ------   -------
Total operating expenses..............  $3,115   $3,523   $ 4,433   $2,116   $ 3,402
                                        ======   ======   =======   ======   =======
Employees(1)..........................   8,159    8,977    10,622    9,290    11,440

---------------
(1) Excludes employees of the Firm's two property management subsidiaries, Archon and GAH. Substantially all of the costs of these employees are reimbursed to the Firm by the real estate investment funds to which the two companies provide property management services. In addition, as of May 1998, the Firm had approximately 2,900 temporary staff and consultants. See "Business -- Employees" and "-- Temporary Staff and Consultants".
                            ------------------------

     MAY 1998 VERSUS MAY 1997. Operating expenses were $3.40 billion for the six months ended May 1998, an increase of 61% over the same period in 1997. Compensation and benefits increased as a percentage of net revenues to 47% from 42% in the comparable period in 1997. This increase reflected, in part, an increase of $70 million in compensation and benefits expense in connection with a new compensation plan for senior professionals. The increase in compensation and benefits expense as a percentage of net revenues is also due to costs associated with an increase in Firmwide employment levels of 23%, particularly in asset management where the Firm continues to spend substantially all incremental revenues on the hiring of additional professionals required to expand the business. Other elements of compensation, primarily employee bonuses, increased at a rate higher than that of net revenues.

     Expenses associated with the Firm's temporary staff and consultant populations are included in compensation and benefits. These expenses were $135 million for the six months ended May 1998, an increase of 78%, reflecting greater business activity, the Firm's global expansion and consulting costs associated with various technology initiatives.

     Market development expenses increased 72% and professional services and other expenses increased 61%, primarily due to higher levels of business activity and the Firm's global expansion. Brokerage, clearing and exchange fees increased 26% due to higher transaction volume in certain product areas, including European equities, U.S. listed shares and currencies. Communications and technology costs increased 30%, reflecting higher telecommunications and market data costs associated with higher employment levels and additional spending on technology initiatives. Depreciation and amortization increased 28% principally due to capital expenditures on telecommunications and technology-related equipment, hardware, software and leasehold improvements. Occupancy expenses increased 19%, reflecting additional office space needed to accommodate higher employment levels.

     1997 VERSUS 1996. Operating expenses were $4.43 billion in 1997, an increase of 26% over 1996. Compensation and benefits were $3.10 billion, reflecting higher compensation primarily due to higher profit levels. Compensation and benefits were also affected by an 18% increase in employment levels across the Firm due to higher levels of business activity and complexity, and the Firm's global expansion into new businesses and markets. Higher sales compensation due to increased customer transaction volume also contributed to the increase in compensation and benefits. As a result, compensation and benefits increased slightly as a percentage of net revenues to 42% from 40% in 1996.

     Expenses associated with the Firm's temporary staff and consultant populations were $178 million in 1997, an increase of 55%, reflecting greater business activity, the Firm's global expansion and consulting costs associated with various technology initiatives.

     Brokerage, clearing and exchange fees increased 28% due to higher transaction volumes in global equities, derivatives and currencies. Market development expenses and professional services and other expenses increased primarily due to greater levels of business activity and the Firm's global expansion. Communications and technology costs increased 20%, reflecting telecommunications and market data costs associated with higher employment levels and additional spending on technology initiatives. Occupancy expenses increased 9%, reflecting an increase in office space needed to accommodate higher employment levels. Depreciation and amortization increased 3%.

     1996 VERSUS 1995. Operating expenses were $3.52 billion in 1996, an increase of 13% over 1995. Compensation and benefits were $2.42 billion, reflecting higher compensation primarily due to higher profit levels and profit sharing associated with the Firm's profit participation plan. Compensation and benefits were also affected by an increase in employment levels across the Firm due to higher levels of business activity and complexity and the Firm's global expansion into new businesses and markets. Compensation and benefits decreased as a percentage of net revenues to 40% from 45%.

     Expenses associated with the Firm's temporary staff and consultant populations were $115 million in 1996, an increase of 2%, reflecting various technology initiatives.

     Market development expenses increased 41%, primarily due to higher levels of business activity and the Firm's global expansion. Brokerage, clearing and exchange fees increased 13% primarily due to higher transaction volumes in certain product areas including fixed income derivatives, Asian shares and U.S. listed shares. Professional services and other expenses decreased 19% primarily due to lower legal fees and reduced expenses associated with investment banking transactions that were not consummated. Occupancy expenses decreased 12%, reflecting higher space abandonment charges in 1995 that did not recur in 1996. Depreciation and amortization decreased 8% primarily due to equipment write-offs in 1995 that did not recur in 1996.

PROVISION FOR TAXES

     The Firm, as a partnership, generally is not subject to U.S. federal and state income taxes. Certain of the Firm's income is subject to the 4% New York City unincorporated business tax. In addition, certain of the Firm's non-U.S. subsidiaries are subject to income taxes in their local jurisdictions. The amount of the Firm's provision for income and unincorporated business taxes varies significantly from year to year depending on the earnings of the Firm's subsidiaries. For a discussion of the pro forma effective tax rate of the Firm as if its business was conducted as a corporation, see "Pro Forma Consolidated Financial Information".

GEOGRAPHIC DATA

     For a summary of the Firm's total revenues, net revenues, pre-tax earnings and identifiable assets of the Firm's subsidiaries by geographic region, see
Note 9 to the consolidated financial statements.

                                   CASH FLOWS

     The Firm's cash flows are primarily related to the operating and financing activities undertaken in connection with its trading and market-making transactions.

SIX MONTHS ENDED MAY 1998

     Cash and cash equivalents increased to $2.21 billion as of May 1998. Cash of $17.25 billion was used for operating activities, primarily to fund higher net trading assets generated by increased levels of business activity. Cash of $356 million was used primarily for the purchase of telecommunications and technology-related equipment and certain other assets. Financing activities provided $18.49 billion of cash, reflecting an increase in net repurchase agreements and the net issuance of long-term borrowings, partially offset by distributions to partners and cash outflows related to partners' capital reserved for income taxes and potential withdrawals.

YEAR ENDED NOVEMBER 1997

     Cash and cash equivalents decreased to $1.33 billion in 1997. Operating activities provided cash of $70 million. Cash of $693 million was used primarily for the purchase of technology-related equipment and certain other assets. Cash of $258 million was used for financing activities principally due to a decrease in net repurchase agreements, distributions to partners and cash outflows related to partners' capital reserved for income taxes and potential withdrawals, partially offset by the net issuance of long-term borrowings.

YEAR ENDED NOVEMBER 1996

     Cash and cash equivalents increased to $2.21 billion in 1996. Cash of $14.63 billion was used for operating activities, primarily to fund higher net trading assets due to increased levels of business activity. Cash of $218 million was used primarily for the purchase of technology-related equipment and leasehold improvements. Financing activities provided $16.10 billion of cash, reflecting an increase in net repurchase agreements and the net issuance of long-term borrowings, partially offset by distributions to partners and cash outflows related to partners' capital reserved for income taxes and potential withdrawals.

                                   LIQUIDITY

MANAGEMENT OVERSIGHT OF LIQUIDITY

     Management believes that one of the most important issues for a company in the financial services sector is access to liquidity. Accordingly, the Firm has established a comprehensive structure to oversee its liquidity and funding policies.

     The Finance Committee has been delegated responsibility by the Executive Committee for establishing and assuring compliance with the Firm's asset and liability management policies and has oversight responsibility for managing liquidity risk, the size and composition of the balance sheet and the credit ratings of the Firm (see the description of the Firm's committee structure in "-- Risk Management" below). This committee meets monthly, and more often when necessary, to evaluate the Firm's liquidity position and funding requirements.

     The Firm's Treasury Department manages the capital structure, funding, liquidity and relationships with creditors, trading counterparties and rating agencies on a global basis. The Treasury Department works jointly with the Firm's global funding desk in managing the Firm's borrowings. The global funding desk is primarily responsible for the transactional short-term funding activity of the Firm.

LIQUIDITY POLICIES

     In order to maintain an appropriate level of liquidity, management has implemented several liquidity policies as outlined below.

     DIVERSIFICATION OF FUNDING SOURCES AND LIQUIDITY PLANNING. The Firm maintains diver-sified funding sources with both banks and non-bank lenders globally. Management believes that the Firm's relationships with its lenders are critical to its liquidity. The Firm maintains close contact with its primary lenders to keep them advised of significant developments affecting the Firm.

     The Firm also has access to diversified funding sources with over 800 creditors, including banks, insurance companies, mutual funds, bank trust departments and other asset managers. The Firm monitors its creditors to maintain broad and diversified credit, and no single creditor represented more than 4% of the Firm's uncollateralized funding sources as of May 1998. Uncollateralized funding sources principally include the Firm's short-term and long-term borrowings and letters of credit.

     The Firm accesses liquidity in a variety of markets in the United States as well as in Europe and Asia. In addition, the Firm makes extensive use of the repurchase agreement market and has raised debt in the private placement, Rule 144A and commercial paper markets, as well as through Eurobonds, moneybroker loans, commodity-based financings, letters of credit and promissory notes. The Firm structures its liabilities to avoid significant concentrations of debt coming due on any one day or during any single week or year. In addition, the Firm maintains and updates annually a liquidity crisis manual that provides guidance in the event of a liquidity crisis. The annual update of this manual is reviewed and approved by the Finance Committee.

     ASSET LIQUIDITY. The Firm maintains a highly liquid balance sheet. Many of the Firm's assets are readily funded in the repurchase agreement markets, which generally have proven to be a consistent source of funding, even in periods of market stress. Substantially all of the Firm's inventory turns over rapidly and is marked-to-market daily. The Firm maintains long-term borrowings and partners' capital substantially in excess of its less liquid assets.

     DYNAMIC LIQUIDITY MANAGEMENT. The Firm manages the composition of its asset base and the maturity profile of its funding to ensure that it can liquidate its assets prior to its liabilities coming due, even in times of liquidity stress. The Firm has traditionally been able to fund its liquidity needs through collateralized funding, such as repurchase transactions and securities lending, short-term borrowings, long-term debt and partners' capital. To further evaluate the adequacy of its liquidity management policies and guidelines, the Firm performs weekly "stress funding" simulations of disruptions to the Firm's access to unsecured credit. The Firm attempts to ensure that the maturity structure of its debt is substantially longer than the time required to liquidate the Firm's assets.

     EXCESS LIQUIDITY. In addition to maintaining a highly liquid balance sheet and a significant portion of longer-term liabilities to assure liquidity even during adverse conditions, the Firm seeks to maintain a liquidity cushion that consists principally of unencumbered U.S. government and agency obligations to ensure the availability of immediate liquidity. This pool of highly liquid assets averaged approximately $11.80 billion during the six months ended May 1998 and approximately $12.54 billion during 1997.

     LIQUIDITY RATIO MAINTENANCE. It is the Firm's policy further to manage its liquidity by maintaining a "liquidity ratio" of at least 100%. This ratio measures the relationship between the loan value of the Firm's unencumbered assets and its short-term unsecured liabilities. The maintenance of this liquidity ratio is intended to ensure that the Firm could fund its positions on a fully secured basis in the event that the Firm were unable to replace its unsecured debt maturing within one year. Under this policy, the Firm seeks to maintain unencumbered assets in an amount that, if pledged or sold, would provide the funds necessary to replace unsecured obligations that are scheduled to mature (or where holders have the option to redeem) within the coming year.

     INTERCOMPANY FUNDING. Most of the liquidity of the Firm is raised by Group L.P., which then lends the necessary funds to its subsidiaries and affiliates. The Firm carefully manages its intercompany exposure by generally requiring intercompany loans to have maturities equal to or shorter than the maturi-ties of the aggregate borrowings of Group L.P. This policy ensures that the subsidiaries' obligations to Group L.P. will generally mature in advance of Group L.P.'s third-party long-term borrowings. In addition, many of the advances made to the Firm's subsidiaries and affiliates are secured by marketable securities or other liquid collateral. The Firm generally funds its equity investments in subsidiaries with partners' capital.

THE BALANCE SHEET

     In assessing the size of the Firm's balance sheet, it is important to recognize that the Firm maintains a highly liquid balance sheet that fluctuates significantly between statement dates. The Firm's total assets increased to $241.85 billion as of May 1998 compared to $178.40 billion as of November 1997, primarily due to growth in securities borrowed, securities purchased under agreements to resell and U.S. government securities. Over the same period, the Firm's adjusted assets increased to $153.36 billion from $119.88 billion. The Firm's balance sheet size as of May 1998 increased by $17.33 billion due to the adoption of the provisions of SFAS No. 125 that were deferred by SFAS No. 127. See "-- Accounting Developments" below and Note 2 to the consolidated financial statements.

CREDIT RATINGS

     The Firm relies upon the debt capital markets to fund a significant portion of its day-to-day operations. The cost and availability of debt financing is influenced by the Firm's credit ratings. Credit ratings are also important to the Firm when competing in certain markets and when seeking to engage in longer-term transactions, including OTC derivatives. A reduction in the Firm's credit ratings could adversely affect the Firm's ability to obtain funding in the debt capital markets, impair the Firm's margins by increasing the cost of doing business and reduce the Firm's ability to compete effectively in certain markets.

     The following table sets forth the Firm's credit ratings as of May 1998:

                                                SHORT-TERM DEBT    LONG-TERM DEBT
                                                ---------------    --------------
Moody's Investors Service.....................  P-1                A1
Standard & Poor's Ratings Services............  A-1+               A+
Fitch IBCA, Inc. .............................  F1+                AA-
Canadian Bond Rating Service Inc. ............  A-1+               A+

                            ------------------------

LONG-TERM DEBT

     As of May 1998, the Firm's consolidated long-term borrowings were $20.28 billion. Substantially all of these borrowings were unsecured and consisted principally of senior borrowings with maturities extending to 2024. See Note 5 to the consolidated financial statements. The weighted average maturity of the Firm's long-term borrowings as of May 1998 was approximately four and a half years. Substantially all of the Firm's long-term borrowings are swapped into short-term floating-rate U.S. dollar obligations in order to minimize the Firm's exposure to interest rates and foreign exchange movements.

                             REGULATED SUBSIDIARIES

     Many of the Firm's principal subsidiaries are subject to extensive regulation in the United States and elsewhere. GS&Co., a registered U.S. broker-dealer, is regulated by the SEC, the CFTC, the Chicago Board of Trade ("CBT"), the NYSE and the NASD. GSI, a registered U.K. broker-dealer, is subject to regulation by the Securities and Futures Authority Limited ("SFA") and the Financial Services Authority ("FSA"). Goldman Sachs (Japan) Ltd., a Tokyo-based broker-dealer, is subject to regulation by the Japanese Ministry of Finance, the Financial Supervisory Agency, the Tokyo Stock Exchange and the Japan Securities Dealers Association. Several other subsidiaries of the Firm are regulated by securities, investment advisory, banking and other regulators and authorities around the world. Compliance with the rules of these regulators may prevent the Firm from receiving distributions, advances or repayment of liabilities from these subsidiaries. See Note 8 to the consolidated financial statements.

                                RISK MANAGEMENT

     The Firm has a comprehensive risk management process to monitor, evaluate and manage the principal risks assumed in conducting its activities. These risks include market, credit, liquidity, operational, legal and reputational exposures.

RISK MANAGEMENT STRUCTURE

     The Firm seeks to monitor and control its risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems. The Firm believes that it has effective procedures for evaluating and managing the market, credit and other risks to which it is exposed.

     The Firm has established risk control procedures at several levels throughout the organization. Trading desk managers have the first line of responsibility for managing risk within limits prescribed by the relevant Risk Committees as described in the table below. These managers have in-depth knowledge of the primary sources of risk in their individual markets and the instruments available to hedge the Firm's exposures. In addition, a number of committees described below are responsible for establishing trading limits, monitoring adherence to these limits and for general oversight of the risk management process.

---------------------------------------------------------------------------------------------------
               COMMITTEE                                          FUNCTION
---------------------------------------------------------------------------------------------------
  Executive Committee                    All risk control functions ultimately report to the
                                         Executive Committee. Through both direct and delegated
                                         authority, the Executive Committee approves all of the
                                         Firm's:
                                         - operating activities;
                                         - trading risk parameters; and
                                         - customer review guidelines.
---------------------------------------------------------------------------------------------------
  Risk Committees                        The Firmwide Risk Committee:
                                         - periodically reviews (together, in most cases, with the
                                           Global Compliance and Control Committee described below)
                                           the activities of existing businesses;
                                         - approves new businesses and products;
                                         - approves Value-at-Risk ("VaR") market risk limits at the divisional level;
                                         - approves market risk limits for selected country
                                         exposures and business units; and
                                         - approves sovereign credit risk limits and credit risk
                                         limits by ratings group.
                                         The FICC Risk Committee sets VaR market risk limits for
                                         individual business units and sets issuer-specific net
                                         inventory position limits.
                                         The Equities Risk Committee sets market risk limits for
                                         individual business units that consist of gross and net
                                         inventory position limits and, for equity derivatives,
                                         limits based on market move scenario analysis.
                                         The Asset Management Control, Oversight and Risk
                                         Committees oversee various operational, credit, pricing
                                         and business practices issues.
---------------------------------------------------------------------------------------------------
  Global Compliance and Control          The GCC provides oversight of the Firm's compliance and
     Committee ("GCC")                   control functions, including internal audit, and reviews
                                         the Firm's legal, reputational, operational and control
                                         risks.
---------------------------------------------------------------------------------------------------
  Commitments Committee                  The Commitments Committee approves:
                                         - equity and non-investment grade debt underwriting
                                           commitments;
                                         - loans extended by the Firm; and
                                         - unusual financing structures and transactions that
                                         involve, among other risks, significant capital exposure.
                                         The Commitments Committee has delegated to the Credit
                                         Department the authority to approve underwriting
                                         commitments for investment grade debt and certain other
                                         products.
---------------------------------------------------------------------------------------------------
  Credit Policy Committee                The Credit Policy Committee establishes and reviews broad
                                         credit policies and parameters that are implemented by the
                                         Credit Department.
---------------------------------------------------------------------------------------------------
  Finance Committee                      The Finance Committee is responsible for oversight of the
                                         Firm's capital, liquidity and funding needs and for
                                         setting certain inventory position limits, as appropriate.
---------------------------------------------------------------------------------------------------

     Segregation of duties and management oversight are fundamental elements of the Firm's risk management process. Accordingly, departments that are independent of the revenue producing units, such as the Firmwide Risk, Credit, Controllers, Global Operations, Compliance, Management Controls and Legal Departments, perform risk management functions, which include monitoring, analyzing and evaluating risk.

RISK LIMITS

     Business unit risk limits are established by the Risk Committees and may be further segmented by the business unit managers to individual trading desks. Risk limits are monitored on a daily basis by the Firmwide Risk Department and are reviewed regularly by the appropriate Risk Committee. Limit violations are reported to the appropriate Risk Committee and the appropriate business unit managers. Aggregate VaR risk limits, as well as market risk limits for selected country exposures and business units, are monitored by the Firmwide Risk Department and violations are reported to the Firmwide Risk Committee. Inventory position limits are monitored by the Controllers Department and position limit violations are reported to the appropriate business unit managers and the Finance Committee. When inventory position limits are used to monitor market risk, they are also monitored by the Firmwide Risk Department and violations are reported to the appropriate Risk Committee.

MARKET RISK

     The potential for changes in the market value of the Firm's trading positions is referred to as "market risk". The Firm's trading positions result from underwriting, market making and proprietary trading activities.

     The broadly defined categories of market risk include exposures to interest rates, currency rates, equity prices and commodity prices.

- Interest rate risks primarily result from exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates, mortgage prepayment speeds and credit spreads.

- Currency rate risks result from exposures to changes in spot prices, forward prices and volatilities of currency rates.

- Equity price risks result from exposures to changes in prices and volatilities of individual equities, equity baskets and equity indices.

- Commodity price risks result from exposures to changes in spot prices, forward prices and volatilities of commodities, such as electricity, natural gas, crude oil, petroleum products and precious and base metals.

     These risk exposures are managed through diversifying exposures, controlling position sizes and establishing offsetting hedges in related securities or derivatives. For example, the Firm may hedge a portfolio of common stock by taking an offsetting position in a related equity-index futures contract. The ability to manage these exposures may, however, be limited by the liquidity of the security or the related hedge instrument.

     VaR. The Firm uses a summary measure of its risk exposure referred to as Value-at-Risk or "VaR" as one tool to help manage the market risk of its trading positions. VaR is the potential loss in value of the Firm's trading positions due to adverse movements in markets over a defined time horizon with a set confidence level.

     For the VaR numbers reported below, a one-day time horizon and a 95% confidence level were used. This means that there is a one in 20 chance that daily trading net revenues will fall below the expected daily trading net revenues by an amount at least as large as the reported VaR. Thus, shortfalls from expected trading net revenues greater than the reported VaR would be anticipated by the method about once a month. Of course, much larger and more frequent shortfalls are possible. The VaR numbers are shown separately for interest rate, currency, equity and commodity products, as well as for the Firm's overall trading positions.

     These VaR numbers include the underlying product positions and related hedges, which may include positions in other product areas. For example, the hedge of a foreign exchange forward may include an interest rate futures position and the hedge of a long corporate bond position may include a short position in the related equity.

     VaR METHODOLOGY, ASSUMPTIONS AND LIMITATIONS. The modeling of the risk characteristics of the Firm's trading positions involves a number of assumptions and approximations. While the Firm feels that these assumptions and approximations are reasonable, there is no uniform industry methodology for estimating VaR, and different assumptions and/or approximations could produce materially different VaR estimates.

     The Firm uses historical return data to estimate its VaR and, to better reflect market volatilities, these historical data are weighted to give greater importance to more recent observations. Past changes in market risk factors, even when weighted toward more recent observations, may not, however, produce accurate predictions of future market risk. VaR should also be evaluated in light of the methodology's other limitations. For example, when calculating the VaR numbers shown below, the Firm assumes that asset returns are normally distributed. Non-linear risk exposures on options and the potentially mitigating impact of intra-day changes in related hedges would likely produce non-normal asset returns. Different distributional assumptions could produce a materially different VaR. Moreover, VaR calculated for a one-day time horizon does not fully capture the market risk of positions that cannot be liquidated or hedged within one day.

     The following table sets forth the Firm's daily VaR for substantially all of its trading positions:

                                   DAILY VaR
                                 (in millions)

                                                             AS OF
                     RISK CATEGORIES                        MAY 1998
                     ---------------                        --------
Interest rates............................................    $ 33
Currency rates............................................      11
Equity prices.............................................      22
Commodity prices..........................................       7
Diversification effect(1).................................     (26)
                                                              ----
Firmwide..................................................    $ 47
                                                              ====

---------------
(1) Equals the difference between Firmwide VaR and the sum of the VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.
                            ------------------------

     The Firm supplements VaR measures with a variety of scenario analyses. In addition to providing senior management with estimates of how the Firm's trading net revenues would be affected by large market moves, these scenario analyses seek to estimate the potential impact of sustained market declines on the Firm's investment banking and merchant banking activities.

VALUATION OF TRADING INVENTORY

     Substantially all of the Firm's inventory positions are marked-to-market on a daily basis and the changes are recorded in net revenues. The individual business units are responsible for pricing the positions they manage. The Controllers Department, in conjunction with the Firmwide Risk Department, regularly performs pricing reviews.

TRADING NET REVENUES DISTRIBUTION

     The following chart sets forth the frequency distribution of the Firm's trading net revenues for substantially all of the Firm's trading positions for the nine months ended August 1998:

                  TRADING NET REVENUES -- NINE MONTHS ENDED AUGUST 1998
                                 (in millions)

                             [CHART TO BE PROVIDED]

                            ------------------------

CREDIT RISK

     Credit risk represents the loss that the Firm would incur if a counterparty or issuer of securities or other instruments it holds fails to perform its contractual obligations to the Firm. To reduce its credit exposures, the Firm seeks to enter into netting agreements with counterparties that permit the Firm to offset receivables and payables with such counterparties. The Firm does not take into account any such agreements when calculating credit risk, however, unless it has received reasonable assurance that the agreement will permit netting of the counterparty's exposure under applicable law.

     For most businesses, credit limits are established by the Credit Department, which is independent of the revenue-producing departments, based on guidelines set by the Firmwide Risk and Credit Policy Committees. The Firm's global credit management systems capture current and potential credit exposure to individual counterparties and on an aggregate basis to counterparties and their affiliates. The systems also provide the Firm's management with information regarding overall credit risk by product, industry sector, country and region.

DERIVATIVE INSTRUMENTS

     Derivatives contracts are financial instruments that derive their value from underlying assets, indices, reference rates or a combination of these factors. Derivative instruments may be entered into by the Firm in privately negotiated contracts ("OTC derivatives"), or they may be listed and traded on an exchange.

     The Firm uses derivatives in its trading activities to facilitate customer transactions, to take proprietary positions and as a means of risk management. Derivatives are used in many of the Firm's businesses, and the Firm believes that the associated market risk can only be understood relative to the underlying assets or risks being hedged, or as part of a broader trading strategy. Accordingly, the market risk of derivative positions is managed with all of the Firm's other non-derivative risk. In addition, the Credit Department sets and monitors limits for the amount of credit risk the Firm is willing to take for each counterparty or sets required margin levels for certain customers and products. Derivatives used for trading purposes are recorded at fair value on the consolidated statements of financial condition. These values are reported on a net-by-counterparty basis where management has received reasonable assurance that netting of the counterparty's exposure will be permitted under applicable law.

     For an OTC derivative contract, the Firm's credit exposure is directly with its counterparty and continues until the maturity or termination of such contract.

     The following table sets forth the distribution, by credit rating, of substantially all of the Firm's exposure with respect to OTC derivatives as of May 1998, after taking into consideration the effect of netting agreements. The categories shown reflect the internally determined public rating agency equivalents used by the Firm:

                        OTC DERIVATIVES CREDIT EXPOSURE
                                ($ in millions)

CREDIT RATING EQUIVALENT                          AMOUNT        PERCENTAGE
------------------------                          ------        ----------
AAA/Aaa.....................................      $ 1,660           12%
AA/Aa2......................................        4,251            30
A/A2........................................        3,839            27
BBB/Baa2....................................        2,504            17
BB/Ba2 or lower.............................        1,351             9
Unrated(1)..................................          663             5
                                                  -------          ----
                                                  $14,268          100%
                                                  =======          ====

---------------
(1) The Firm has determined, in lieu of making an individual assessment of such counterparties' credit, that the collateral held in respect of such obligations is sufficient (taking into account various factors including legal uncertainties and market volatility) to cover the Firm's exposure.
                            ------------------------

     As of May 1998, the Firm held approximately $2.22 billion in collateral against these OTC derivatives exposures. This collateral consists predominantly of cash, U.S. government and agency securities and is usually received by the Firm pursuant to agreements entitling the Firm to require additional collateral upon certain increases in exposure or the occurrence of negative credit events.

     In addition to obtaining collateral and seeking netting agreements, the Firm attempts to mitigate default risk on derivatives by entering into agreements that enable the Firm to terminate or reset the terms of transactions after certain time periods or upon the occurrence of credit-related events, and by seeking third-party guaranties of the obligations of some counterparties.

     Derivatives transactions may also involve the legal risk that they are not authorized or appropriate for a counterparty, that documentation has not been properly executed or that executed agreements may not be enforceable against the counterparty. The Firm attempts to minimize these risks by obtaining, where appropriate, advice of counsel on the enforceability of agreements as well as the authority of a counterparty to effect the derivative transaction.

OPERATIONAL, YEAR 2000 AND EMU RISKS

     OPERATIONAL RISK. The Firm may face reputational damage, financial loss or regulatory risk in the event of an operational failure or error. A systems failure or failure to enter a trade properly into the Firm's records may result in an inability to settle transactions in a timely manner or a breach of regulatory requirements. Settlement errors or delays may cause losses due to damages owed to counterparties or movements in prices. These operational and systems risks may arise in connection with the Firm's own systems or as a result of the failure of an agent acting on the Firm's behalf.

     The Global Operations Department is responsible for establishing, maintaining and improving policies and controls with respect to the accurate inputting and processing of transactions, clearance and settlement of transactions, the custody of securities and other instruments and the detection and prevention of employee errors or improper or fraudulent activities. Its personnel work closely with the Information Technology Department in creating systems to enable appropriate supervision and management of its policies. The Global Operations Department is also responsible, together with other areas of the Firm, including the Legal and Compliance

Departments, for ensuring compliance with applicable regulations with respect to the clearance and settlement of transactions and the margining of positions. The Network Management Department oversees the Firm's relationships with its clearance and settlement agents, regularly reviews agents' performance and meets with these agents to review operational issues.

     YEAR 2000. The Firm has determined that it will be required to modify or replace portions of its information technology systems, both hardware and software, and its non-information technology systems so that they will properly recognize and utilize dates beyond December 31, 1999. The Firm presently believes that with modifications to existing software, conversions to new software and replacement of some hardware, the Year 2000 issue will be satisfactorily resolved in its own systems worldwide. However, if such modifications and conversions are not made or are not completed on a timely basis, the Year 2000 issue could have a material adverse effect on the Firm. Moreover, even if these changes are successful, failure of third parties to which the Firm is financially or operationally linked to address their own system problems could have a material adverse effect on the Firm. For a description of the Year 2000 issue and some of the related risks, including possible "worst-case" scenarios, see "Risk Factors -- Firm and Third-Party Computer Systems May Not Achieve Year 2000 or EMU Readiness".

     The Firm has undertaken a Firmwide initiative to address the Year 2000 issue and has developed a plan to review and, as appropriate, modify or replace the software (and replace some hardware) in its computer systems in its offices around the world. The Firm's business and multi-disciplinary teams have completed an education initiative (i.e., an awareness phase) and a global inventory of the Firm's computer systems and non-information technology systems and applications (i.e., an assessment phase) with regard to the Year 2000 issue. The Firm participated in preliminary industry-wide, external systems tests conducted by the Securities Industry Association in July 1998 and is in the process of conducting its own internal tests to prepare for Year 2000 compliance. The Firm achieved successful results in each of the preliminary industry-wide tests in which it participated.

     As part of the plan, the Firm is continuing to renovate and test its internal technologies and applications in partnership with an external consulting organization. The Firm has established an internal auditing process to track and verify the results of its plan and tests. Management believes the Firm is currently on schedule to substantially complete the renovation, validation and implementation phases of its plan with respect to its mission-critical systems by year-end 1998. In addition, management expects the Firm to participate in proposed industry-wide testing involving global market participants throughout the first half of 1999. This external testing is expected to involve major market participants that conduct business globally, including competing firms and financial intermediaries, such as stock exchanges, clearing agencies and commercial banks, that are prominent in the U.S. and major foreign markets.

     The Firm is also working with key external parties, including major clients, counterparties, exchanges, clearing agencies, clearing houses, commercial banks, utilities and other vendors to assess the remediation efforts made by these parties with respect to their own systems. Accordingly, the Firm has initiated communications with counterparties, intermediaries and vendors with whom it has important financial and operational relationships to determine the extent to which they are vulnerable to the Year 2000 issue. The Firm has not yet received sufficient information from these parties about their remediation plans to predict the outcome of their efforts. In addition, the Firm's Credit Department is undertaking a comprehensive review of credit risks posed by Year 2000 problems at major third parties to which the Firm is financially or operationally linked. The Firm is also developing a contingency plan that is expected to address financial and operational problems that might arise on and around January 1, 2000. This contingency plan would include establishing additional sources of liquidity that could be drawn upon in the event of systems disruption and identifying alterna-tive vendors and back-up processes that do not rely on computers, whenever possible.

     The Firm has incurred and expects to continue to incur expenses allocable to internal staff, as well as costs for outside consultants, computer systems' remediation and replacement and non-information technology systems' remediation and replacement (including validation) in order to achieve Year 2000 compliance. The Firm currently estimates that these costs will total between $120 million and $150 million, the majority of which will have been spent by the end of 1998. The remaining cost of the Firm's Year 2000 program is expected to be incurred in 1999. The Year 2000 program costs will continue to be funded through operating cash flow. These costs are expensed as incurred.

     The costs of the Year 2000 program and the date on which the Firm plans to complete the Year 2000 modifications are based on current estimates, which reflect numerous assumptions about future events, including the continued availability of certain resources, the timing and effectiveness of third-party remediation plans and other factors. The Firm can give no assurance that these estimates will be achieved, and actual results could differ materially from the Firm's plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct relevant computer source codes and embedded technology, the results of internal and external testing and the timeliness and effectiveness of remediation efforts of third parties.

     EMU. Commencing on January 1, 1999, 11 European countries will enter into the EMU and replace their local currencies with a single currency, the Euro. During a three-year transition period, the national currencies will continue to circulate but only as fixed denominations of the Euro. Commencing on January 1, 1999, the Euro will be the predominant currency to settle wholesale (non-cash) transactions previously denominated in the participating national currencies.

     In order to address the issues associated with the introduction of the Euro, the Firm is implementing a worldwide EMU conversion and testing plan. The Firm's plan is currently on schedule, and integrated enterprise testing has commenced. The Euro conversion presents systems issues that are unprecedented in three respects. First, the Firm must convert an exceptionally large amount of the data in its systems. Second, the Firm has had to make system changes based on numerous technical decisions that were made by the participating countries only recently, thus making advanced planning difficult. Moreover, the participating countries were under no obligation to reach a consensus on how these technical issues were to be resolved, and the protocols they adopted differ. Third, unlike the systems changes that will be required by the Year 2000 issue, those required by the adoption of the Euro must all be implemented successfully over a single weekend, beginning when markets close on December 31, 1998. The Firm has incurred and expects to continue to incur expenses for internal technology staff, as well as costs for outside consultants, in order to implement its EMU conversion plan. Management currently estimates that the cost of its EMU conversion program will be approximately $30 million.

     The changes to the Firm's data and computer systems will affect its clearance, settlement and financial reporting activities, among other key operations of the Firm. If not properly implemented, these changes could lead to failed trade settlements, inability to reconcile trading positions and funding disruptions. These changes could also lead to erroneous entries in the Firm's books and records. These events could result in misstatement of the Firm's financial condition and results of operations and could impair its ability to manage our risks.

     The Firm is also dependent for proper transaction clearance and reporting on many third parties, including counterparties, clearing agents, banks, exchanges, clearing houses and providers of information. If these third parties' systems do not appropriately reflect the introduction of the Euro, the Firm's clearance, settlement and reporting activities could be adversely affected in the manner described above.

     Management can give no assurance that the Firm or third parties on whom it depends will have the systems necessary to process Euro-denominated transactions. Moreover, disruption in activity in European markets because of the conversion to the Euro could hurt the Firm's businesses in those markets, resulting in lost revenues.

                            ACCOUNTING DEVELOPMENTS

     In June 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", effective for transactions occurring after December 31, 1996. SFAS No. 125 establishes standards for distinguishing transfers of financial assets that are accounted for as sales from transfers that are accounted for as secured borrowings.

     The provisions of SFAS No. 125 relating to repurchase agreements, securities-lending transactions and other similar transactions were deferred by the provisions of SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125", and became effective for transactions entered into after December 31, 1997. This Statement requires that the collateral obtained in certain types of secured lending transactions be recorded on the balance sheet with a corresponding liability reflecting the obligation to return such collateral to its owner. Effective January 1, 1998, the Firm adopted the provisions of SFAS No. 125 that were deferred by SFAS No. 127. The adoption of this standard increased the Firm's total assets and liabilities by $17.33 billion as of May 1998.

     In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share" ("EPS"), effective for periods ending after December 15, 1997, with restatement required for all prior periods. SFAS No. 128 establishes new standards for computing and presenting EPS. This Statement replaces primary and fully diluted EPS with "basic EPS" which excludes dilution and "diluted EPS" which includes the effect of all potentially dilutive common shares and other dilutive securities. Because the Firm has not historically reported EPS, this Statement will have no impact on the Firm's historical financial statements. This Statement will, however, apply to financial statements of the Firm prepared after the Offerings. See "Pro Forma Consolidated Financial Information".

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", effective for fiscal years beginning after December 15, 1997, with reclassification of earlier periods required for comparative purposes. SFAS No. 130 establishes standards for the reporting and presentation of comprehensive income and its components in the financial statements. The Firm intends to adopt this standard beginning in fiscal year 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect the Firm's results of operations or financial condition.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", effective for fiscal years beginning after December 15, 1997, with reclassification of earlier periods required for comparative purposes. SFAS No. 131 establishes the criteria for determining an operating segment and establishes the disclosure requirements for reporting information about operating segments. The Firm intends to adopt this standard beginning in fiscal year 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect the Firm's results of operations or financial condition.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", effective for fiscal years beginning after December 15, 1997, with restatement of disclosures for earlier periods required for comparative purposes. SFAS No. 132 revises certain employers' disclosures about pension and other post-retirement benefit plans. The Firm intends to adopt this standard beginning in fiscal year 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect the Firm's results of operations or financial condition.

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", effective for fiscal years beginning after December 15, 1998. SOP No. 98-1 requires that certain costs of computer software developed or obtained for internal use be capitalized and amortized over the useful life of the related software. The Firm currently expenses the cost of all software development in the period in which it is incurred. The Firm intends to adopt this Statement beginning in fiscal year 2000 and is currently assessing its effect.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", effective for fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This Statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting designation. The Firm intends to adopt this standard beginning in fiscal year 2000 and is currently assessing its effect.

                         INDUSTRY AND ECONOMIC OUTLOOK

     As a global provider of financial services, the Firm is affected by overall macroeconomic and market conditions in various regions around the world. Over the past few years, we have operated in a generally favorable macroeconomic environment characterized by low inflation, low interest rates and strong equity markets. In particular, the U.S. economy, the largest in the world and an important influence on overall world economic activity, has been undergoing one of the longest periods of post-war economic expansion. As of June 1998, the current U.S. expansion had lasted 87 months compared to a post-war average period of expansion of 46 months.

     Recognizing that the favorable macroeconomic environment will be subject to periodic reversals, we believe that significant long-term growth and profit opportunities exist for financial intermediaries in the United States and abroad. These opportunities derive from several long-term trends that have had, and we believe should continue to have, a profound impact on the world markets and financial services activity. These trends include the following:

- DEREGULATION. Financial market deregulation has resulted in the creation of new and broader sources of credit, which have reduced the variability and the cyclicality in the supply of credit. This, in turn, has in the past reduced volatility in economic activity, leading to longer economic expansions with increased investment spending, thereby resulting in higher levels of capital raising;

- GLOBALIZATION. Heightened global competition has created a need for cross-border capabilities and economies of scale, resulting in increased joint venture and mergers and acquisitions activity;

- FOCUS ON SHAREHOLDER VALUE. Increasing focus on shareholder value has fueled an increase in restructuring and strategic initiatives, thereby yielding additional financial advisory and capital-raising opportunities;

- CONSOLIDATION. Moderate growth, limited pricing flexibility and the need for economies of scale have substantially increased consolidation opportunities in certain industries, and record levels of profit have provided companies with the resources to pursue strategic combinations, thereby creating substantial demand for mergers and acquisitions advisory services and subsequent capital raising;

- DEMOGRAPHICS. Changing demographics in the United States and other developed economies have increased the pool of savings available for private investment and the need for increased funding of pension plans due to the aging of the population, creating substantial demand for investment products and services; and

- FINANCIAL PRODUCT INNOVATION. Technology and financial expertise have led to the development of new financial products better tailored to the risk/reward requirements of investors, thereby increasing trading flows and proprietary investment opportunities.

     As the table below demonstrates, over the last 15 years these trends have contributed to a substantially higher rate of growth in activity in the financial services industry than the overall growth in economic activity. We believe that these long-term trends should continue to affect growth in the financial services industry positively. See "Risk Factors -- Market Risk Could Adversely Affect Our Businesses in Many Ways".

                            KEY INDUSTRY INDICATORS
                          ($ in billions, except GDP)
                         (volume in millions of shares)

                                             AS OF OR FOR YEAR ENDED DECEMBER 31,
                                            --------------------------------------     CAGR
                                             1982      1987      1992       1997      '82-'97
                                             ----      ----      ----       ----      -------
GENERAL ECONOMIC ACTIVITY:
($ in trillions)
Worldwide GDP(1)..........................  $   11    $   16    $    23    $    29       7%
U.S. GDP(2)...............................       3         5          6          8       7

ADVISORY ACTIVITIES/FINANCING:
Worldwide mergers and acquisitions........      56       327        353      1,579      25
Worldwide equity issued...................      22        89        131        285      19
Worldwide debt issued.....................      73       492      1,165      2,086      25

WORLD EQUITY MARKETS:
Worldwide equity market
  capitalization(3).......................   2,737     7,896     10,922     23,541      15
U.S. market capitalization(3).............   1,520     2,589      4,485     11,309      14
FT/S&P Actuaries World Indices(TM) -- The
  World Index(4)..........................      NA       101        148        299      11
Dow Jones Industrial Average..............   1,047     1,939      3,301      7,908      14
S&P 500...................................     141       247        436        970      14
NYSE average daily volume.................      65       189        202        527      15

INVESTED FUNDS:
Worldwide pension assets(5)...............  $1,175    $3,407    $ 5,956    $ 9,694      15
Number of U.S. mutual funds(6)............     857     2,317      3,850      6,778      15
U.S. mutual fund assets(6)................  $  297    $  770    $ 1,646    $ 4,490      20

---------------
(1) Gross domestic product. Source: The Economist Intelligence Unit, 1998.
(2) Source: U.S. Department of Commerce, Bureau of Economic Analysis.
(3) Source: Emerging Stock Markets Factbook, International Finance Corporation.
(4) Index is calculated on a local currency basis based on total returns. CAGR is based on 1987-1997 data. The FT/S&P Actuaries World Indices are owned by FTSE International Limited, GS & Co. and Standard & Poor's. The Indices are compiled by FTSE International and Standard & Poor's in conjunction with the Faculty of Actuaries and the Institute of Actuaries.
(5) Source: InterSec Research Corp.
(6) Source: Mutual Fund Factbook, Investment Company Institute.

                               ------------------

     We believe scale, global resources and leading market positions are important competitive advantages for financial intermediaries in this environment. As a result, we believe the Firm is well positioned to capitalize on the worldwide opportunities created by these long-term trends.

     In addition, we believe that circumstances unique to certain regions should provide additional opportunities for the Firm.

- EUROPE. The advent of the EMU is expected to change the economic face of Europe and yield substantial opportunities for each of our core businesses. The EMU is scheduled to commence on January 1, 1999 and will create a monetary union in Europe with a single currency. As a result, we believe that over time a pan-European capital market will develop that will rival that of the United States in size and liquidity. Financial intermediaries are expected to benefit from a number of anticipated developments including: (i) pan-European consolidation and financial restructuring yielding an increase in mergers and acquisitions activity; (ii) an increase in third-party assets under management and a major shift towards investments in equity securities due to an expected move to private pension fund systems, changing demographics and the elimination of intra-

  EMU currency risk; (iii) a reallocation of equity portfolios to reflect pan-European indices; (iv) the establishment of a European high-yield market to fund the growth of emerging high-growth industries and to satisfy investors' demands for higher yield; and (v) increased equity issuance and higher equity trading volumes. See "Business -- Competition";

- ASIA. For most of 1997 and 1998, the currency weakness and disruptions, the deterioration in certain of the region's banking systems, the weakness in the property sector in many of these countries, as well as slowing consumer income growth led to a significant and continuing weakening of these economies and their stock markets. We believe that financial intermediaries will have significant opportunities in this region as stability is expected to improve and the economies, representing approximately 60% of the world's population, resume their expected growth. In the near-term, these opportunities are expected to include: (i) an increase in mergers and acquisitions and other financial advisory services in connection with corporate restructurings; (ii) an increase in trading opportunities as we meet the liquidity needs of our clients; and (iii) an increase in capital raising as Asian corporations and governments access the international capital markets rather than the regional banking system to refinance and to fund future growth. In the longer term, these opportunities are expected to include: (i) the emergence of corporate and real estate principal investment opportunities as a result of corporate and government restructurings, and
   (ii) an increase in third-party assets under management and a major shift towards investments in equity securities due to an anticipated move to private pension fund systems, changing demographics and the relaxation of foreign exchange restrictions; and

- LATIN AMERICA AND EASTERN EUROPE. Weakness in the Asian economies and stock markets has negatively affected other emerging markets including Latin America and Eastern Europe. These two regions have experienced a weaker market environment due to the decline in commodity prices, to which these economies are particularly sensitive, and investor concerns about emerging markets in general. Ultimately, we expect opportunities similar to those anticipated for Asia to develop for financial intermediaries in Latin America and Eastern Europe.

                                    BUSINESS

                                    OVERVIEW

     Our mission is to be the preeminent global investment banking and securities firm -- the advisor of choice for our clients and a leading participant in global financial flows. We are a market leader in each of our three principal business lines: (i) Investment Banking, (ii) Trading and Principal Investments and (iii) Asset Management and Securities Services. We provide services worldwide to a substantial and diversified client base, which includes corporations, financial institutions, governments and high net worth individuals. Our net revenues and pre-tax earnings for 1997 were $7.4 billion and $3.0 billion, respectively, and for the six months ended May 1998 were $5.5 billion and $2.1 billion, respectively. As of May 1998, our total assets were $241.9 billion and our partners' capital was $6.6 billion.

     We have produced strong earnings growth and attractive returns on partners' capital through various economic cycles and market conditions. Over the last 15 years, our pre-tax earnings have grown from $364 million in 1982 to $3.0 billion in 1997, representing a CAGR of 15%. We have achieved this growth, which has been almost exclusively organically generated, by maintaining an intense commitment to our clients, focusing on our core businesses and key opportunities and operating as a highly integrated, global franchise.

     Because we believe that the needs of our clients are global and that international markets have high growth potential, we have aggressively leveraged our U.S. market leadership into leading positions in other parts of the world. Today, the Firm has a strong global presence as evidenced by the geographic breadth of our transactions, leadership in our core products and the scale of our international operations. As of May 1998, we operated offices in 22 countries and had over 4,100 employees (representing 36% of total employees) based outside the United States.

     We are committed to a distinctive culture and set of core values. Our core values are reflected in our Business Principles, which emphasize (i) placing our clients' interests first, (ii) integrity, (iii) commitment to excellence and innovation and (iv) teamwork.

     The Firm is managed by its principal owners. Simultaneously with the
Offerings, we will make equity-based awards that will total over $          in
aggregate value, to substantially all of our employees. Following the Offerings,
our employees will own approximately      % of the Company on a fully diluted
basis. None of our employees are selling shares in the Offerings.

                            PRINCIPAL BUSINESS LINES

     Our business lines are comprised of various product and service offerings that are set forth in the following chart:

                PRIMARY PRODUCTS AND ACTIVITIES BY BUSINESS LINE

                                TRADING AND PRINCIPAL        ASSET MANAGEMENT AND
    INVESTMENT BANKING               INVESTMENTS              SECURITIES SERVICES
    ------------------          ---------------------        --------------------
-- Equity and debt           -- Bank loans                -- Commissions
   underwriting              -- Commodities               -- Institutional and
-- Financial restructuring   -- Currencies                   high net worth asset
   advisory services         -- Equity and fixed income      management
-- Mergers and acquisitions     derivatives               -- Margin lending
   advisory services         -- Equity and fixed income   -- Matched book
-- Real estate advisory         securities                -- Merchant banking fees
   services                  -- Principal investments        and overrides
                             -- Proprietary arbitrage     -- Mutual funds
                                                          -- Prime brokerage
                                                          -- Securities lending

INVESTMENT BANKING

     Investment Banking represented 35% of 1997 net revenues. We are a market leader in both our financial advisory and underwriting businesses, serving over 3,000 clients worldwide. For the period January 1, 1993 to June 30, 1998, in worldwide mergers and acquisitions advisory services, we had the industry-leading market share of 23.8%, having advised on over $1.4 trillion of transactions. Over the same period, we also achieved the number one market share in underwriting worldwide initial public offerings and all common stock issues with market shares of 15.2% and 14.1%, respectively.

TRADING AND PRINCIPAL INVESTMENTS

     Trading and Principal Investments represented 39% of 1997 net revenues. We make markets in equity and fixed income products, currencies and commodities; enter into swaps and other derivative transactions; engage in proprietary trading and arbitrage; and make principal investments. In trading, we focus on building lasting relationships with our most active clients while maintaining leadership positions in our key markets. We believe our value-added research, market-making roles and proprietary activities enhance our understanding of markets and ability to serve our clients. Principal investments includes the net revenues from the Firm's investments in its merchant banking funds.

ASSET MANAGEMENT AND SECURITIES SERVICES

     Asset Management and Securities Services represented 26% of 1997 net revenues. We provide global investment management and advisory services; earn commissions on agency transactions; earn management fees and derive overrides from our merchant banking funds; and provide prime brokerage, securities lending and financing services. As of May 1998, the Firm had approximately $305 billion of assets under supervision, of which $165 billion represented assets under management. Our asset management business is rapidly growing with current net asset inflows averaging over $115 million per business day. We manage one of the largest private equity pools for corporate and real estate investments, having raised over $13.2 billion of committed equity capital as of June 1998.

     The following table sets forth net revenues for each of our three principal business lines and for the Firm as a whole:

                             SUMMARY FINANCIAL DATA
                                ($ in millions)

                                                                        SIX MONTHS
                             YEAR ENDED NOVEMBER                        ENDED MAY
                          --------------------------      CAGR       ----------------    INCREASE
                           1995      1996      1997      '95-'97      1997      1998     '97-'98
                           ----      ----      ----      -------      ----      ----     --------
Net revenues:
  Investment Banking....  $1,595    $2,113    $2,587       27%       $1,094    $1,587       45%
  Trading and Principal
     Investments........   1,744     2,693     2,926       30         1,660     2,578       55
  Asset Management and
     Securities
     Services...........   1,144     1,323     1,934       30           877     1,296       48
                          ------    ------    ------                 ------    ------
Total net revenues......  $4,483    $6,129    $7,447       29        $3,631    $5,461       50
                          ======    ======    ======                 ======    ======

                            ------------------------

                             COMPETITIVE STRENGTHS

STRONG CLIENT RELATIONSHIPS

     We endeavor to treat each client relationship as a valued asset that we develop over time. In 1997, over 75% of our Investment Banking revenues represented business from existing clients of the Firm. We also aggressively pursue new client relationships as evidenced by the over 400 investment banking transactions we completed for first-time clients in 1997. In our trading businesses, we focus on building lasting relationships with our clients, for whom we structure and execute transactions across a wide array of markets and countries. In our asset management business, we manage assets for three of the five largest pension pools in the United States as ranked by Pension and Investments, have 14 clients for which we manage at least $1 billion each and maintain accounts for over 40% of the Forbes "Four Hundred".

DISTINCTIVE PEOPLE AND CULTURE

     Our most important asset is our people. We seek to reinforce our employees' commitment to our culture and values through recruiting, training, a comprehensive 360-degree review system and a compensation philosophy that rewards teamwork. We were ranked number 12 in Fortune magazine's 1998 "The 100 Best Companies to Work for in America" and were ranked number two in Fortune magazine's 1998 "The Top 50 MBA Dream Companies", the highest-ranked investment banking and securities firm in each case.

GLOBAL REACH

     Over the past decade, we have made a significant commitment to building a worldwide franchise. We have achieved leading positions in major international markets by capitalizing on our product knowledge and global research, as well as by building local presence where appropriate. In doing so, we have become one of the few truly global investment banking and securities firms with the ability to execute large and complex cross-border financial advisory and underwriting assignments. We had the number one market share of 22.1% in cross-border mergers and acquisitions for the period January 1, 1993 to June 30, 1998. More recently, in the first six calendar months of 1998, we had the leading market share in the newly developing European non-dollar high-yield debt underwriting markets, according to MCM CorporateWatch Data Services. Furthermore, as of July 31, 1998, we were the largest non-Japanese mutual fund manager in Japan, according to the Investment Trust Association.

ABILITY TO MANAGE AND BENEFIT FROM RISK

     We assume diversified risks in our business and devote substantial resources to identify, analyze and benefit from these exposures. We believe our willingness and ability to take risk distinguishes us and substantially enhances our client relationships. By combining our strong fundamental research, access to information, analytic capabilities, experience, judgment and risk diversification skills, we have generated attractive returns through various economic cycles and market conditions.

                                    STRATEGY

LEVERAGE THE FRANCHISE

     We believe our various businesses are generally stronger and more successful because they are part of the Goldman Sachs franchise. Our culture of teamwork fosters cooperation among our businesses, which allows us to leverage our broad-based capabilities to provide our clients with an integrated, full-service product. We also create multiple points of contact with our clients to further enhance our relationships. For example, our merchant banking area sources investment opportunities from our global network of client relationships. Moreover, major selling shareholders of our investment banking clients often become substantial asset management clients.

EXPAND LEADERSHIP POSITION IN HIGH
GROWTH, HIGH VALUE-ADDED BUSINESSES

     We focus our human and capital resources to better serve our clients through high value-added activities. Our growth strategy is based on leveraging our leadership positions to pursue growth opportunities in both existing and new markets where we believe we can earn high returns. For example, we have substantially increased our headcount in Investment Banking in order to better execute mergers and acquisitions, initial public offerings and high-yield financings. Similarly, in trading, we have strategically deployed professionals and capital to the areas of greatest opportunity and importance to our clients. In asset management, we have demonstrated our ability to build a leading business rapidly and have grown assets under supervision from $87 billion as of November 1993 to $305 billion as of May 1998, representing a CAGR of 32%.

PURSUE INTERNATIONAL OPPORTUNITIES

     We believe that our global reach will allow us to take advantage of growth in international markets. In Europe, the establishment of the EMU in 1999 will create, over time, a large pan-European market rivaling the U.S. capital markets in size and liquidity. This is expected to generate increased activity across our principal business lines. In Asia, we expect increased trading opportunities as we meet the liquidity needs of our clients and increased mergers and acquisitions advisory opportunities as a result of corporate restructurings. In the longer-term, we anticipate additional opportunities in these markets for merchant banking, as well as increases in asset management activities due to an expected shift towards privatization of pension systems and changing demographics.

                               INVESTMENT BANKING
     The Firm provides a broad range of investment banking services to a diverse group of over 3,000 clients worldwide, including corporations, financial institutions, governments and individuals. Our investment banking activities are divided into two categories:

- FINANCIAL ADVISORY. Financial advisory includes advisory assignments with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings and spin-offs; and

- UNDERWRITING. Underwriting includes public offerings and private placements of equity and debt securities.

     The following table sets forth the net revenues generated by Investment
Banking:

                        INVESTMENT BANKING NET REVENUES
                                ($ in millions)

                                                                         SIX MONTHS
                                YEAR ENDED NOVEMBER                       ENDED MAY
                              ------------------------      CAGR       ---------------   INCREASE
                               1995     1996     1997      '95-'97      1997     1998    '97-'98
                               ----     ----     ----      -------      ----     ----    --------
Financial advisory..........  $  793   $  931   $1,184       22%       $  516   $  799      55%
Underwriting................     802    1,182    1,403       32           578      788      36
                              ------   ------   ------                 ------   ------
Total Investment Banking....  $1,595   $2,113   $2,587       27        $1,094   $1,587      45
                              ======   ======   ======                 ======   ======

                            ------------------------

     As a recognized leader in investment banking, we provide our clients with quality advice and execution as part of our effort to develop and maintain long-term relationships as our clients' lead investment bank. With over 75% of Investment Banking revenues in 1997 generated from our existing clients, we are committed to developing and maintaining long-term client relationships. We also aggressively pursue new client relationships as evidenced by over 400 investment banking transactions we completed for first-time clients in 1997.

ORGANIZATION

     We have continuously adapted our organizational structure to meet changing market dynamics and our clients' needs. Our current structure, which is organized along regional, execution and industry groups, seeks to combine client-focused investment bankers with execution and industry expertise. Through our commitment to teamwork, we believe that we provide these services in an integrated fashion for the benefit of our clients.

     We believe an important competitive advantage in our marketing effort is Investment Banking Services ("IBS"), a core group of professionals who focus on developing and maintaining strong client relationships. These bankers, who are organized regionally and/or by industry group, work with senior executives of our clients to identify areas where

Goldman Sachs can provide capital-raising, financial advisory or other products and services. The broad base of experience and knowledge of our IBS professionals enables them to analyze our clients' objectives efficiently and to bring to bear the appropriate resources of the Firm to satisfy those objectives.

     Execution groups, such as Corporate Finance, Debt and Equity Capital Markets, Leveraged Finance and Mergers and Acquisitions, bring sophisticated product expertise and innovation to clients in a variety of industries. These groups are also instrumental in the coverage of clients through their strong relationships which are usually built over the course of specific client transactions. We also try to maintain consistency in our client teams over multiple transactions in order to enhance our relationships.

     In a further effort to focus our investment banking effort around our clients' needs and penetrate targeted industries, we have established several industry focus groups. These include: Communications, Media and Entertainment; Energy and Power; Financial Institutions; Healthcare; High Technology; Real Estate; Retailing; and Transportation. Drawing on specialized knowledge of industry-specific trends and leveraging the relevant investment research team, these groups provide the full range of investment banking products and services to our clients. An indicator of the success of these focus group initiatives is our significant transaction volume. In the first six months of calendar 1998, the Communications, Media and Entertainment group participated in 27 mergers and acquisitions transactions, totaling $194 billion, and the Financial Institutions group participated in 45 mergers and acquisitions transactions, totaling $238 billion. As a result, each of these groups achieved a number one market share for this period.

     Reflecting our commitment to innovation, Investment Banking has established a New Products group whose professionals focus on creating new financial products. These professionals have particular expertise in integrating finance with accounting, tax and securities laws and work closely with other investment banking teams to provide innovative solutions to difficult client problems. Our structuring expertise has proven to be particularly valuable in addressing client needs in areas such as complex cross-border mergers and acquisitions and convertible and other hybrid equity financings.

FINANCIAL ADVISORY

     Financial advisory includes a broad range of advisory assignments with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings and spin-offs. Goldman Sachs is a preeminent investment bank in worldwide mergers and acquisitions. During calendar 1997, we advised on 343 mergers and acquisitions transactions with a combined value of $338 billion and, during the first six months of calendar 1998, Goldman Sachs advised on 177 mergers and acquisitions transactions with a combined value of $594 billion.

     The Firm's mergers and acquisitions capabilities are evidenced by our significant share of assignments in large, complex transactions where we bring multiple resources to bear on a variety of areas, including "one-stop" acquisition financing, currency hedging and cross-border structuring expertise. Of the 12 announced mergers and acquisitions transactions in the United States with a value in excess of $20 billion as of June 30, 1998, Goldman Sachs has been an advisor in eight. Internationally, we have achieved substantial success, even in intra-country transactions, and we are a leading mergers and acquisitions advisor in France and Germany.

     The following table illustrates the Firm's leadership in the mergers and acquisitions advisory market:

              GOLDMAN SACHS' MERGERS AND ACQUISITIONS MARKET DATA
              For the period January 1, 1993 through June 30, 1998
                                ($ in billions)

                                                       MARKET               NUMBER OF
                  CATEGORY                     RANK    SHARE     VOLUME    TRANSACTIONS
                  --------                     ----    ------    ------    ------------
Worldwide....................................   1       23.8%    $1,405       1,334
Worldwide, transactions over $500 million....   1       33.1      1,287         420
Worldwide, transactions over $1 billion......   1       36.5      1,172         259

United States................................   1       30.7      1,098         932
United States, transactions over $500
  million....................................   1       39.2      1,009         304
United States, transactions over $1
  billion....................................   1       41.9        929         194

                            ------------------------

     Mergers and acquisitions is an excellent example of how one activity can generate cross-selling opportunities for other activities and thereby increase the Firm's revenue potential from a particular transaction. For example, a client we are advising in a purchase transaction often will seek our assistance in obtaining financing and in hedging interest rate or foreign currency risks associated with the acquisition. In the case of dispositions, owners and senior executives of the acquired company often will seek asset management services. In these cases, our high net worth relationship managers are well prepared to provide comprehensive advice on a range of investment alternatives and to execute the client's desired strategy.

UNDERWRITING

     Since January 1, 1993, Goldman Sachs has served as lead manager in transactions that have raised approximately $1 trillion of capital for clients worldwide. The Firm underwrites a wide range of securities and other instruments, including common and preferred stock, convertible securities, investment grade debt, high-yield debt, sovereign and emerging markets debt, municipal debt, bank loans, asset-backed securities and real estate-related securities, such as mortgage-backed securities and the securities of real estate investment trusts.

     EQUITY UNDERWRITING. Equity underwriting has been a long-term core strength of the Firm. The Firm has ranked number one in worldwide initial public offerings ("IPOs") based on total proceeds raised in every calendar year since January 1, 1994.

     The following table illustrates the Firm's leadership position in equity underwriting:

                 GOLDMAN SACHS' EQUITY UNDERWRITING MARKET DATA
              For the period January 1, 1993 through June 30, 1998
                                ($ in billions)

                                                                     TOTAL
                                                         MARKET     PROCEEDS      NUMBER OF
                  CATEGORY                      RANK     SHARE       RAISED       ISSUES(1)
                  --------                      ----     ------     --------      ---------
Worldwide IPOs...............................    1        15.2%       $ 47           320
Worldwide IPOs, proceeds over $500 million...    1        27.0          26            61
Worldwide common stock offerings.............    1        14.1         103           698

U.S. IPOs....................................    1        15.1          36           199
U.S. IPOs, proceeds over $500 million........    1        38.2          15            19
U.S. common stock offerings..................    2        14.0          78           432

---------------
(1) The number of issues reflects the number of tranches; an offering by a single issuer could have multiple tranches.

     As with mergers and acquisitions, the Firm has been particularly successful in winning mandates for the largest, most complex equity underwritings. As evidenced in the chart above, our market share of IPOs with total proceeds over $500 million is substantially higher than our market share of all IPOs. We believe our leadership in large IPOs reflects our expertise in complex transactions, research strengths, track record and distribution capabilities. In the international arena, we have also acted as lead manager on many of the largest IPOs. We were named both the U.S. Equity House of the Year and the Asian Equity House of the Year by International Financing Review ("IFR") in 1997.

     We believe that a key factor in our equity underwriting success is the close working relationship between the investment bankers, research analysts and sales force as coordinated by our Equity Capital Markets group. Goldman Sachs' equities sales force is one of the most experienced and effective sales organizations in the industry. With over 700 institutional sales professionals and high net worth relationship managers located in every major market around the world, Goldman Sachs has relationships with a large and diverse group of investors.

     Our Global Investment Research professionals are critical to our ability to succeed in the equity underwriting business. We believe that the quality of equity research is an important factor that issuers consider when selecting an investment bank to lead manage an offering. In this regard, Goldman Sachs' research has been consistently ranked among the industry's global leaders. See "-- Global Investment Research".

     DEBT UNDERWRITING. We engage in the underwriting and origination of various types of debt instruments that we broadly categorize as follows: (i) investment grade debt for corporations, governments, municipalities and agencies; (ii) high-yield debt and bank loans for non-investment grade issuers;
(iii) emerging market debt, which includes corporate and sovereign issues; and
(iv) asset-backed securities.

     We have employed a focused approach in debt underwriting, emphasizing high value-added areas in servicing our clients. Consistent with this approach, we have targeted specific sectors such as debt issuance for industrial companies.

     The table below sets forth our market position, our total proceeds raised and the number of debt transactions in which we have acted as underwriter in the following areas:

                  GOLDMAN SACHS' DEBT UNDERWRITING MARKET DATA
              For the period January 1, 1993 through June 30, 1998
                                ($ in billions)

                                                                  TOTAL
                                                       MARKET    PROCEEDS    NUMBER OF
                 CATEGORY(1)                   RANK    SHARE      RAISED     ISSUES(5)
                 -----------                   ----    ------    --------    ---------
Worldwide debt(2)............................   3        8.6%      $739        5,167
Worldwide straight debt(3)...................   2        8.9        578        4,547
U.S. investment grade straight debt(3).......   2       12.7        428        3,865
U.S. investment grade industrial straight
  debt(3)....................................   1       19.6         84          553
U.S. high-yield debt(4)......................   5        7.9         33          191

---------------
(1) All categories include publicly registered and Rule 144A issues.
(2) Includes non-convertible preferred stock, mortgage-backed securities, asset-backed securities and municipal debt.
(3) "Straight debt" excludes non-convertible preferred stock, mortgage-backed securities and asset-backed securities.
(4) Excludes issues with both investment grade and non-investment grade ratings ("split-rated issues").
(5) The number of issues reflects the number of tranches; an offering by a single issuer could have multiple tranches.

     We believe that the leveraged finance market is a key growth opportunity for our debt underwriting business. Over the last three years, we have more than doubled the number of professionals devoted to this area and have increased expertise throughout our Firm.

     Total U.S. high-yield issuance has increased from $61 billion in 1993 to $119 billion in 1997, representing a CAGR of 18%. U.S. leveraged loan volume has increased from $28 billion in 1993 to $194 billion in 1997, representing a CAGR of 62%, according to Loan Pricing Corporation. In Europe, where the high-yield market is newly developing, issuance of non-dollar high-yield securities increased from $1.1 billion in 1997 to $3.3 billion in the first six calendar months of 1998, according to MCM CorporateWatch Data Services.

     To date, we have increased our high-yield business from $4.3 billion of lead-managed issuances in calendar 1993 to $6.4 billion in 1997 and $7.4 billion in the first six months of 1998. In the European non-dollar high-yield market, we had the number one market share in the first six calendar months of 1998, according to MCM CorporateWatch Data Services. Finally, in the leveraged loan market, we have increased our ranking from 34 in 1995 to nine in 1997 and were the only non-commercial bank ranked in the top 10 originators of leveraged loans in terms of total volume, according to Loan Pricing Corporation.

                       TRADING AND PRINCIPAL INVESTMENTS

     The Firm's Trading and Principal Investments business facilitates customer transactions and takes proprietary positions through market making in and trading of fixed income and equity products, currencies, commodities, swaps and other derivatives. In order to meet the needs of its clients, the Firm's Trading and Principal Investments business is diversified across a wide range of products. For example, we make markets in traditional investment grade debt securities, structure complex derivatives and securitize mortgages and insurance risk. A fundamental tenet of our approach is that we believe our willingness and ability to take risk distinguishes us and substantially enhances our client relationships. Our Trading and Principal Investments business includes the following:

- FIXED INCOME, CURRENCY AND COMMODITIES. The Firm makes markets in and trades fixed income products, currencies and commodities, structures and enters into a wide variety of derivative transactions and engages in proprietary trading and arbitrage activities;

- EQUITIES. The Firm makes markets in and trades equities and equity-related products, structures and enters into equity derivative transactions and engages in proprietary trading and equity arbitrage; and

- PRINCIPAL INVESTMENTS. Principal investments represents the Firm's net revenues from its investments in its merchant banking funds.

     The following table sets forth the net revenues of the Firm's Trading and Principal Investments business:

                 TRADING AND PRINCIPAL INVESTMENTS NET REVENUES
                                ($ in millions)

                                                                          SIX MONTHS
                                   YEAR ENDED NOVEMBER                     ENDED MAY
                                 ------------------------     CAGR      ---------------   INCREASE
                                  1995     1996     1997     '95-'97     1997     1998    '97-'98
                                  ----     ----     ----     -------     ----     ----    --------
FICC...........................  $  822   $1,749   $2,055       58%     $1,194   $1,675      40%
Equities.......................     731      730      573      (11)        423      659      56
Principal investments..........     191      214      298       25          43      244     467
                                 ------   ------   ------               ------   ------
Total Trading and Principal
  Investments..................  $1,744   $2,693   $2,926       30      $1,660   $2,578      55
                                 ======   ======   ======               ======   ======

FIXED INCOME, CURRENCY AND COMMODITIES

     FICC is an integral part of the Firm's growth and profitability. It is a large and diversified operation through which we engage in a variety of customer-driven market making and proprietary trading and arbitrage activities. The principal products of FICC are the following:

- Bank loans
- Commodities
- Currencies
- Derivatives
- Emerging market debt
- Global government securities
- High-yield securities
- Investment grade corporate securities
- Money market instruments
- Mortgage securities and loans
- Municipal securities

     We generate trading net revenues from our customer-driven business and our proprietary activities in three ways. First, in large, highly liquid markets we undertake a high volume of transactions for modest spreads. Second, by capitalizing on our strong market relationships and capital position, we also undertake transactions in less liquid markets where spreads are generally larger. Finally, we generate net revenues from structuring and executing transactions that address complex client needs.

     FICC has established itself as a leading market participant by using a three-part approach to deliver high quality service to its clients. First, we offer broad market making, research and market knowledge to our clients on a global basis. Second, we create innovative solutions to complex client problems by drawing upon our structuring and trading expertise. Third, we use our expertise to take positions in markets when we believe the return is at least commensurate with the risk.

     A core activity in FICC is market making in a broad array of securities and products. For example, we are a primary dealer in the largest government bond markets around the world including the United States, Japan, the United Kingdom, Germany, Canada, Italy and France; the Firm is a member of the major futures exchanges; and we have interbank dealer status in the currency markets in New York and London. The Firm's willingness to make markets in a broad range of fixed income, currency, and commodity products and their derivatives is crucial both to the Firm's client relationships and to support our underwriting business by providing secondary market liquidity. Our clients value counterparties that are active in the marketplace and are willing to provide liquidity and research-based points of view. In addition, we believe that our significant investment in research capabilities and proprietary analytical models are critical to our ability to provide advice to our clients. Our research capabilities include quantitative and qualitative analyses of global economic, currency and financial market trends, as well as credit analyses of corporate and sovereign fixed income securities.

     Our clients often confront complex problems that require creative approaches. We assist our clients who seek to hedge, reallocate their risks and profit from expected price movements. To do this we bring to bear the ability of our experienced professionals to understand the needs of our clients and our ability to manage the risks associated with complex solutions to problems. In recognition of our ability to meet these client needs, we were named by IFR as the 1997 Derivatives House of the Year.

     In our proprietary activities, we assume a variety of risks and devote substantial resources to identify, analyze and benefit from these exposures. We leverage our strong research capabilities and capitalize on our proprietary analytical models to quickly analyze information and make informed trading judgments. We seek to benefit from perceived disparities in the value of assets in the trading markets and rely on our research and judgment to benefit from certain macroeconomic and company-specific trends.

EQUITIES

     The Firm makes markets in and trades equity securities and equity-related products (such as convertible securities and equity derivative instruments) for a wide range of clients on a global basis and undertakes proprietary activities. Goldman Sachs makes markets and positions blocks of stock to facilitate customers' transactions and to provide liquidity in the marketplace. The Firm is a member of most of the major stock exchanges, including the New York, London, Frankfurt, Tokyo and Hong Kong stock exchanges. In the Nasdaq National Market, we were the leading market maker by aggregate volume of the top 100 most actively traded stocks in calendar 1997.

     The Firm trades and makes markets in equity securities of U.S., European, U.K., Japanese, Canadian, Latin American, Southeast Asian and other issuers. As agent, the Firm executes brokerage transactions in equity securities for institutional and individual customers that generate commission revenues. Commissions earned on agency transactions are recorded in Asset Management and Securities Services.

     In equity trading, as in FICC, the Firm generates net revenues in three ways. First, in large, highly liquid markets, such as the OTC market for equity securities, we undertake a high volume of transactions for modest spreads. Second, by capitalizing on our strong market relationships and capital position, we also undertake large transactions, such as block trades and positions in securities, in which we benefit from spreads that are generally larger. Finally, the Firm also benefits from structuring complex transactions.

     Goldman Sachs was a pioneer and is a leader in the execution of large block trades (trades of 50,000 or more shares) in the United States and abroad. In the first half of 1998, we executed over 35 block trades of at least $100 million each. The Firm has been able to capitalize on its expertise in block trading, its global distribution network and its willingness to commit capital to effect increasingly complex customer transactions. As corporate consolidation and restructuring around the world continues, the Firm expects that the sales of large blocks of stock will become more common (due to, among other factors, monetizations of large holdings resulting from stock-for-stock combinations) and that it will be able to benefit from this trend.

     The Firm is active in the listed options and futures markets and structures, distributes and executes OTC derivatives on market indices, industry groups and individual company stocks to facilitate customer transactions and its proprietary activities. The Firm develops quantitative strategies and renders advice with respect to portfolio hedging and restructuring and asset allocation transactions. The Firm also creates specially tailored instruments to enable sophisticated investors to undertake hedging strategies and establish or liquidate investment positions. The Firm is one of the leading participants in the trading and development of equity derivative instruments. The Firm is an active participant in the trading of futures and options on most of the major exchanges in Europe, Asia and the United States.

     Equity arbitrage has long been an important part of our equity franchise. Our strategy is based on making investments on a global basis through a diversified portfolio across different markets and event categories. This business focuses on: (i) event-oriented special situations where the Firm is not acting as an advisor, such as mergers and acquisitions, corporate restructurings, recapitalizations, legal and regulatory events, as well as other special situations and (ii) relative value trades. Equity arbitrage leverages the Firm's global infrastructure and network of research analysts to analyze carefully a broad range of trading and investment strategies across a wide variety of markets. Investment decisions are the product of rigorous fundamental, situational and, frequently, regulatory and legal analysis.

                            TRADING RISK MANAGEMENT

1994

     In 1993, the Firm enjoyed then record net revenues, due, in large part, to substantial and concentrated FICC positions that benefitted from declining interest rates and the decline in relative value of certain European currencies. In 1994, the Federal Reserve Board raised short-term interest rates six times in ten months, contributing to a substantial decline in global bond prices and a readjustment of relative currency values. These changes led to a corresponding decline in the value of the Firm's positions. As a result, in 1994 the Firm suffered a significant decline in net revenues.

ENHANCED RISK MANAGEMENT

     In response to these adverse developments, the Firm significantly reduced the size and concentration of positions, strengthened risk management policies and accelerated the development of new, more sophisticated risk management programs. For example, the Firm reconstituted and broadened representation in its Firmwide Risk Committee and created several other committees to help monitor and evaluate risk. These Committees substantially changed the Firm's approach to risk management by making the risk management process more transparent to a broader group through the implementation of more stringent policies and procedures that now include the following:

- REPORTING OF RISK VIOLATIONS. Any violation of a market risk limit is required to be reported to the appropriate Risk Committee and the appropriate business unit managers;

- ACTIVE RISK MANAGEMENT. The FICC and Equities Risk Committees typically meet twice every week and review all significant exposures across a variety of dimensions, including risk concentrations by market, geography, credit and product;

- RISK ANALYSIS. The Firm's proprietary risk management software breaks down the Firm's risks into their components. This "dissection" of the Firm's risks permits the Firm more accurately to assess and hedge its risks; and

- REGULAR DESK REPORTS. Each desk head is required to deliver regular risk reports to the members of the appropriate Risk Committee.

     In addition, the Firm substantially enhanced its risk management infrastructure and technology and substantially increased the number of professionals dedicated to this area.

     Today the Firm measures VaR more comprehensively and maintains lower VaR levels than in 1994. This reduction in VaR levels has occurred despite an increase in the Firm's total assets from $116 billion at November 1993 to $242 billion at May 1998.

     The Firm's enhanced risk management policies and procedures have allowed us to increase FICC's net revenues while significantly reducing market risk as measured by VaR. FICC's daily VaR, based on a 95% confidence level, peaked at $94 million in January 1994 as measured over the six FICC businesses for which VaR was then calculated.

     As shown in the chart below, as of May 1998, the VaR for the same six businesses had been reduced to $14 million and the VaR for substantially all of the Firm's trading positions was $47 million.

                                COMPARATIVE VAR
                                 (in millions)

Six FICC Businesses Measured in 1994
January 1994                                                               $94
May 1998                                                                   $14

Total FICC
May 1998                                                                   $37

Firmwide
May 1998                                                                   $47


---------------

Note: For a description of VaR methodology, assumptions and limitations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management".
                            ------------------------

     Notwithstanding these reductions in VaR, the Firm continues to hold trading positions that are substantial in both number and size, and is subject to significant market risk. See "Risk Factors -- Market Risk Could Adversely Affect Our Businesses in Many Ways" and "-- Our Risk Management Policies and Procedures May Leave Us Exposed to Unidentified or Unanticipated Risk".

PRINCIPAL INVESTMENTS

     In connection with its merchant banking activities, the Firm invests with its clients by making principal investments in funds that it raises and manages. As of June 30, 1998, the Firm has provided $2.4 billion of the $13.2 billion total equity capital committed for its merchant banking funds, of which approximately $860 million has not yet been funded. The funds' investments generate capital appreciation or depreciation and, upon disposition, realized gains or losses. See "-- Asset Management and Securities Services -- Merchant Banking". As of May 1998, the Firm's aggregate carrying value of its principal investments held directly or through its merchant banking funds was approximately $1.4 billion, which was comprised of corporate principal investments with an aggregate carrying value of approximately $715 million and real estate investments with an aggregate carrying value of approximately $682 million.

                    ASSET MANAGEMENT AND SECURITIES SERVICES

     Asset Management and Securities Services is comprised of the following:

- ASSET MANAGEMENT. Asset management generates management fees by providing investment advisory services to a diverse and rapidly growing client base of institutions and individuals;

- SECURITIES SERVICES. Securities services includes prime brokerage, financing services and securities lending and the Firm's matched book businesses, all of which generate revenue primarily in the form of fees or interest rate spreads; and

- COMMISSIONS. Commission-based businesses include agency transactions for clients on major stock and futures exchanges. Overrides derived from the Firm's merchant banking funds are also included.

     The following table sets forth the net revenues of the Firm's Asset Management and Securities Services business:

             ASSET MANAGEMENT AND SECURITIES SERVICES NET REVENUES
                                ($ in millions)

                                                                           SIX MONTHS
                                     YEAR ENDED NOVEMBER                    ENDED MAY
                                   ------------------------     CAGR      -------------   INCREASE
                                    1995     1996     1997     '95-'97    1997    1998    '97-'98
                                    ----     ----     ----     -------    ----    ----    --------
Asset management.................  $  167   $  242   $  458      66%      $185   $  284      54%
Securities services..............     330      354      487      21        237      344      45
Commissions......................     647      727      989      24        455      668      47
                                   ------   ------   ------               ----   ------
Total Asset Management and
  Securities Services............  $1,144   $1,323   $1,934      30       $877   $1,296      48
                                   ======   ======   ======               ====   ======

                            ------------------------

ASSET MANAGEMENT

     The Firm is seeking to build a premier global asset management business. We offer a broad array of investment strategies and advice across all major asset classes: global equity, fixed income (including money markets), currency and alternative investment products (i.e., investment vehicles with non-traditional investment objectives and/or strategies). Our assets under supervision are comprised of assets under management and other client assets. Assets under management typically generate fees based on a percentage of their value and include our mutual funds, separate accounts managed for institutional and individual investors, our merchant banking funds and other alternative investment funds. Other client assets are comprised of assets in brokerage accounts of high net worth individuals on which we earn primarily brokerage commissions.

     Over the last five years, the Firm has rapidly grown its assets under supervision, as set forth in the graph below:

                            ASSETS UNDER SUPERVISION
                                 (in billions)

             Measurement Period                  Assets under                                   Assets under
           (Fiscal Year Covered)                  management            Other client assets     supervision
                   1993                             $41                      $46                     $87
                   1994                              43                       53                      96
                   1995                              52                       63                     115
                   1996                              95                       83                     178
                   1997                             136                      110                     246
                   May-98                           165                      140                     305

     As of May 1998, equities and alternative investments represented 53% of our total assets under management. Since 1995, these two asset classes have been the primary drivers of our growth in assets under management. During the first half of 1998, the Firm had net asset inflows averaging over $115 million per business day, excluding market appreciation.

     The following table sets forth the amount of assets under management by asset class:

                     ASSETS UNDER MANAGEMENT BY ASSET CLASS
                                ($ in billions)

                                                     AS OF NOVEMBER
                                                ------------------------    AS OF MAY    CAGR
                                                1995     1996      1997       1998      '95-'98
                                                ----     ----      ----     ---------   -------
ASSET CLASS
Equity........................................  $   9    $  34    $   52     $   66       122%
Fixed income and currency.....................     19       26        36         43        39
Money markets.................................     20       27        31         34        24
Alternative investment(1).....................      4        8        17         22        98
                                                -----    -----    ------     ------
Total.........................................  $  52    $  95    $  136     $  165        59
                                                =====    =====    ======     ======

---------------
(1) Includes private equity, real estate, quantitative asset allocation and other funds that are managed by the Firm.
                            ------------------------

     Since the beginning of 1996, we have increased the resources devoted to the asset management business, including adding over 675 employees. In addition, over the past three years, the Firm made three asset management acquisitions, in order to expand our geographic reach and to broaden our global equity and alternative investment portfolio management capabilities.

     The global reach of the Firm has been important in growing assets under management. The percentage of our assets under management, excluding our merchant banking funds, sourced from outside the United States increased from 12% as of November 1995 to 38% as of May 1998. Currently, we manage approximately $40 billion sourced from Europe and approximately $12 billion sourced from Japan.

     CLIENTS. Our primary clients are institutions, high net worth individuals and retail investors. We access clients through both direct and third-party channels.

     The table below sets forth the amount of assets under supervision by distribution channel and client category as of May 1998:

                ASSETS UNDER SUPERVISION BY DISTRIBUTION CHANNEL
                                 (in billions)

                                   ASSETS UNDER
                                  SUPERVISION(1)      PRIMARY INVESTMENT VEHICLES
                                  --------------      ---------------------------
- Directly distributed
  -- Institutional..............      $  117         Separate managed accounts
                                                     Commingled vehicles

  -- High net worth
     individuals................         142         Brokerage accounts
                                                     Limited partnerships
                                                     Separate managed accounts
- Third-party distributed
  -- Institutional and retail...          36         Mutual funds
                                      ------
Total...........................      $  295
                                      ======

---------------
(1) Excludes $10 billion in our merchant banking funds.

     Our institutional clients include corporations, insurance companies, pension funds, foundations and endowments. We manage assets for three of the five largest pension pools in the U.S. as ranked by Pensions and Investments as of January 31, 1998 and we have 14 clients for whom we manage at least $1 billion each.

     In the individual high net worth area, we have established approximately 9,000 high net worth accounts worldwide, including accounts with over 40% of the Forbes "Four Hundred". We believe this is a high growth opportunity because this market (defined as the market for individual investors with a net worth in excess of $5 million) is highly fragmented, growing rapidly, and accounts for approximately $10 trillion of investable assets according to a recent study by McKinsey & Co. At the center of our effort is a team of over 350 relationship managers, located in 11 U.S. and six international offices. These professionals have an average of over eight years of experience at the Firm and have exhibited low turnover and superior productivity relative to the industry average.

     In the third-party distribution channel, we distribute our mutual funds on a worldwide basis through banks, brokerage firms, insurance companies and other financial intermediaries. As of May 1998, we were the third largest manager in the U.S. institutional money market sector according to information compiled by Strategic Insight. In Japan, by utilizing a network of third parties, principally the largest Japanese brokerage firms, we have become the largest non-Japanese Investment Trust Manager based on mutual fund assets according to the Investment Trust Association. In the aggregate, we had $11.8 billion in mutual fund and institutional assets under management in Japan as of May 1998.

     INVESTMENT CAPABILITIES. The Firm seeks to provide to its clients a broad and deep product line with consistent above-average returns across all asset classes. For 1996, we were ranked number one in the Barron's/ Lipper fund family performance survey and for 1997 were again ranked in the top 20%.

MERCHANT BANKING

     Goldman Sachs has an established and successful record in the corporate and real estate merchant banking business, having raised $13.2 billion of committed equity capital for 14 private investment funds as of June 30, 1998 of which $8.2 billion had been funded. The Firm has committed $2.4 billion and funded $1.5 billion of these amounts; clients of the Firm including pension plans, endowments, charitable institutions and high net worth individuals have provided the remainder. Some of these investment funds pursue, on a global basis, long-term investments in equity and debt securities in privately negotiated transactions, leveraged buyouts and acquisitions. As of June 30, 1998, these funds had total committed capital of $7.7 billion, which includes two funds with $1.0 billion of committed capital that are in the process of being wound down. Other funds, with total committed capital of $5.5 billion as of June 30, 1998, invest in real estate operating companies and debt and equity interests in real estate assets.

     Our strategy with respect to each merchant banking fund is to invest opportunistically to build a portfolio of investments that is diversified by industry, product type, geographic region and transaction structure and type. Our merchant banking funds leverage the Firm's long-standing relationships with companies, investors, entrepreneurs and financial intermediaries around the world to source potential investment opportunities. In addition, our merchant banking funds and their portfolio companies have generated business for other areas of the Firm, including equity underwriting, leveraged and other financing fees and merger advisory fees.

     Located in eight offices around the world, our investment professionals identify, manage and sell investments on behalf of our merchant banking funds. The Firm has two majority-owned real estate asset management companies which manage real estate assets. In addition, our merchant banking professionals work closely with other parts of the Firm and benefit from the expertise of specialists in debt and equity research, investment bank-ing, leveraged and mortgage finance and equity capital markets.

     Merchant banking activities generate three revenue streams. First, the Firm receives a management fee that is generally a percentage of a fund's committed capital, invested capital, total gross acquisition cost or asset value. These annual management fees, which are included in our asset management revenues, have historically been a recurring source of revenue. Second, the Firm receives from each fund, after that fund has achieved a minimum return for fund investors, an increased share of the fund's income and gains ("override") which is a percentage, typically 20%, of the capital appreciation and gains from the fund's investments. Revenues from overrides are included in commissions. Third, the Firm, as a substantial investor in these funds, is allocated its proportionate share of the funds' unrealized appreciation or depreciation arising from changes in fair value as well as gains and losses upon realization. These items are included in Trading and Principal Investments.

SECURITIES SERVICES

     Securities services consists predominantly of Global Securities Services ("GSS"), which provides prime brokerage, financing services and securities lending to a diversified U.S. and international customer base, including hedge funds, pension funds and high net worth individuals. Securities services also includes the Firm's matched book business.

     We offer prime brokerage services to our clients, allowing them the flexibility to trade with most brokers while maintaining a single source for financing and portfolio reports. Our prime brokerage activities provide multi-product clearing and custody in 50 countries, consolidated multi-currency accounting and reporting and offshore fund administration and servicing for our most active clients. Additionally, we provide financing to our clients through margin loans collateralized by securities held in the client's account. In recent years, the Firm has significantly increased its prime brokerage client base.

     Securities lending activities principally involve the borrowing and lending of equity securities to cover customer and Firm short sales and to finance the Firm's long positions. In addition, we are an active participant in the securities lending broker-to-broker business and the third-party agency lending business. Trading desks in New York, Boston, London, Tokyo and Hong Kong provide 24-hour coverage in equity markets worldwide. We believe the rapidly developing international stock lending market presents a significant growth opportunity.

     Lenders of securities include pension plan sponsors, mutual funds, insurance companies, investment advisors, endowments, bank trust departments and individuals. We have entered into exclusive relationships with certain lenders that have given us access to large pools of securities, certain of which are often hard to locate in the general lender market, thereby providing us with a competitive advantage. The Firm believes that a significant driver in the growth in short sales, which require the borrowing of securities, has been the rapid increase in complex trading strategies such as index arbitrage, convertible bond and warrant arbitrage, option strategies, and sector and market neutral strategies where shares are sold short to hedge exposure from derivative instruments.

     In each of the past five years, GSS has posted significant increases in net revenues and has substantially increased the resources devoted to this growing market.

COMMISSIONS

     The Firm generates commissions by executing agency transactions on major stock and futures exchanges worldwide. The Firm effects agency transactions for clients located throughout the world. In recent years, aggregate commissions have increased as a result of growth in transaction volume on the major exchanges. As discussed above, commissions also include overrides from merchant banking funds and commissions earned from brokerage transactions for high net worth individuals. With respect to overrides, see "-- Merchant Banking" above, and with respect to high net worth individuals, see "-- Asset
Management -- Clients" above.

     In anticipation of continued growth in online trading, the Firm has made strategic investments in alternative trading systems to gain experience and participate in the development of this market. See "Risk Factors -- The Financial Services Industry Is Intensely Competitive and Rapidly Consolidating".

                           GLOBAL INVESTMENT RESEARCH

     The Global Investment Research Department provides fundamental research on economies, debt and equity markets, industries, and companies on a worldwide basis. The Department provides a significant competitive advantage to many of the Firm's important revenue generating activities. For over two decades, the Firm has committed the resources on a global scale to develop an industry-leading position for its investment research products. Major investors worldwide recognize the Firm for its value-added research products, which are highly rated in client polls across the Americas, Europe and Asia. The Firm's Research Department is the only one to rank in the top three in each of the last ten calendar years in Institutional Investor's "All-America Research Team" survey. In Europe, based on the Institutional Investor "1998 All-Europe Research Team" survey, the Research Department ranked number one for coverage of continental sectors and number three in European Strategy and Economics.

     The Firm believes that the prominence of the Global Investment Research Department is also a significant factor in the Firm's strong competitive position in debt and equity underwritings and in its generation of commission revenues. The Department is recognized for a highly integrated team approach that provides equity research coverage of approximately 2,200 companies worldwide, 53 economies, and 25 stock markets. This is accomplished through three groups: (i) the Economic Research group, which formulates macroeconomic forecasts for economic activity, foreign exchange, and interest rates based on the globally coordinated views of its regional economists; (ii) the Portfolio Strategy group, which forecasts equity market returns and provides recommendations on both asset allocation and industry representation; and (iii) the Company/Industry group, which provides fundamental analysis, forecasts and investment recommendations for companies and industries worldwide. Equity research analysts are organized regionally by sector and globally into more than 20 industry teams, which allows for extensive collaboration and knowledge sharing on important investment themes.

                             INFORMATION TECHNOLOGY

     Technology is fundamental to our overall business strategy. The Firm is committed to the ongoing development, maintenance and use of technology throughout the organization, with expenditures, including employee costs, of approximately $710 million in 1997 and a budget of $950 million in 1998. The Firm has developed significant proprietary software and systems over the past several years. Our technology initiatives can be broadly categorized into three efforts: (i) enhancing client service through increased connectivity and the provision of high value-added, tailored services; (ii) sophisticated risk management; and (iii) overall efficiency and control.

     We have tailored our services to our clients by providing them with electronic access to our products and services. An example of this is the development of the Financial Workbench, an Internet web site that clients and employees can use to download research reports, access earnings and valuation models, submit trades, monitor accounts, build and view presentations, calculate derivative prices and view market data. First made available in early 1995, the Financial Workbench represents a joint effort among all of our business areas to create one comprehensive site for clients and employees to access the Firm's products and services.

     The Firm also has developed proprietary software that enables us to monitor and analyze our market and credit risks. This risk management software not only analyzes market risk on Firmwide, divisional and trading desk levels, but also breaks down the Firm's risk into its underlying exposures, thereby permitting management to evaluate exposures on the basis of specific interest rate, currency rate, equity price or commodity price changes. To further assist in the management of the Firm's credit exposures, data from many sources are aggregated daily into credit management systems that give senior management and professionals in the Credit and Controllers Departments the ability to receive timely information with respect to credit exposures worldwide, including netting information, and the ability to manage complex risk situations effectively. Proprietary software accesses these data, allows for quick analysis at the level of individual trades and interacts with other systems in the Firm.

     Technology has been a significant factor in improving the overall efficiency of many areas of the Firm. By automating many trading procedures, we have substantially increased our efficiency and accuracy.

     The Firm currently has projects under way to ensure that the Firm's technology is Year 2000 compliant and that it is prepared for the introduction of the EMU. See "Risk Factors -- Firm and Third-Party Computer Systems May Not Achieve Year 2000 or EMU Readiness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management -- Operational, Year 2000 and EMU Risks".

                                   EMPLOYEES

     Management believes that one of the strengths and principal reasons for the success of Goldman Sachs is the quality and dedication of its people and the shared sense of being part of a team. The Firm was ranked number 12 in Fortune magazine's 1998 "The 100 Best Companies to Work for in America" and was ranked number two in Fortune magazine's 1998 "The Top 50 MBA Dream Companies", the highest ranking investment banking and securities firm in each case. The Firm strives to maintain a work environment that fosters professionalism, excellence, diversity and cooperation among its employees worldwide.

     Instilling the Goldman Sachs culture in all employees is a continuous process, of which training is an essential part. To facilitate the training of its employees, the Firm recently opened a 34,000 square foot training center in New York City, near its world headquarters. All employees are offered the opportunity to participate in Firm-sponsored education and periodic seminars that are held at various locations throughout the world. The Firm also sponsors off-site meetings for the various business units that are designed to promote collaboration among co-workers.

     Another important part of instilling the Goldman Sachs culture in all employees is the Firm's employee review process. Employees are reviewed by supervisors, co-workers and employees they supervise in a 360-degree review process that is integral to the Firm's team approach. In 1997, approximately 150,000 reviews were completed, evidencing the comprehensive nature of this process.

     The Firm also believes that good citizenship is an important part of being a member of the Goldman Sachs team. To that end, the Firm established its Community TeamWorks initiative. As part of Community TeamWorks, all employees are offered the opportunity to spend a day working at a charitable organization of their choice while continuing to receive their full salary for that day. In 1998, approximately two-thirds of the Firm's employees participated in Community TeamWorks.

     As of May 1998, we had approximately 11,400 employees. In addition, the Firm owns a majority of the interests in both Archon and GAH, which provide real estate services for the Firm's real estate investment funds and had approximately 920 and 140 employees, respectively, as of May 1998. The Firm is reimbursed for substantially all of the costs of these employees by these funds.

     See "Risk Factors -- Our Conversion to Corporate Form May Adversely Affect Our Ability to Recruit, Retain and Motivate Key Employees".

                        TEMPORARY STAFF AND CONSULTANTS

     We use temporary staff and consultants to supplement our employees during periods of high activity and for specific projects in areas such as information technology and word-processing. As of May 1998, we had approximately 2,900 temporary staff and consultants. We believe our use of a significant temporary and consultant staff gives us greater flexibility to match our workforce to our business needs.

                                  COMPETITION

     All aspects of the financial services industry -- and all our businesses -- are intensely competitive. Our competitors are other brokers and dealers, investment banking firms, insurance companies, investment advisors, mutual funds, hedge funds, commercial banks and merchant banks. We compete with some of our competitors globally and with some others on a regional, product or niche basis. We compete on the basis of a number of factors, including execution, depth of product and service offerings, innovation, reputation and price.

     Competition is also intense for the attraction and retention of qualified employees. Our ability to continue to compete effectively in our businesses will depend upon our ability to attract new employees and retain and motivate our existing employees. See "-- Employees".

     In recent years there has been a significant consolidation and convergence among participants in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have acquired or established broker-dealer affiliates. These firms have the ability to offer a wide range of products, from loans, deposit-taking and insurance to brokerage, investment management and investment banking services, which may enhance their competitive position. They also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenues in an effort to gain market share, which could result in pricing pressure in our businesses.

     This trend toward consolidation and convergence has significantly increased the capital base and geographic reach of our competitors. This trend has also hastened the globalization of the securities and other finan-cial services markets. As a result, our businesses now require substantial amounts of capital.

     We believe that some of our most significant opportunities for growth will arise outside the United States. See "Industry and Economic Outlook". In order to take advantage of these opportunities, we will have to compete successfully with financial institutions based in important non-U.S. markets, especially Europe and Asia. Certain of these institutions are larger, better capitalized and have a stronger local presence and a longer operating history in these markets.

     We have experienced intense price competition in certain areas of our business in recent years. For example, equity and debt underwriting discounts have been under pressure for a number of years and the ability to execute trades electronically, through the Internet and other alternative trading systems may increase the pressure on trading commissions. It appears that this trend toward alternative trading systems will continue and perhaps accelerate. Similarly, underwriting spreads in Latin American and other privatizations have been subject to considerable pressure in the last year. We expect that we may see pricing pressures in other areas of our business as some of our competitors seek to obtain market share by reducing fees or spreads.

     We believe that we compete most effectively in value-added businesses where timeliness, innovation and execution are important. We believe that in large part, as a result of the quality and dedication of our employees, we are generally perceived as a value-added firm. We also compete by allocating resources to those businesses where we see the greatest potential for growth. The appropriate allocation of our resources is critical to our being an effective competitor.

                                   REGULATION

     Goldman Sachs' business is, and the securities and commodity futures and options industries generally are, subject to extensive regulation in the United States and elsewhere. As a matter of public policy, regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets, not with protecting the interests of Goldman Sachs' shareholders or creditors. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. GS&Co. is registered as a broker-dealer with the SEC and in all 50 states and the District of Columbia and as an investment advisor with the SEC. Certain self-regulatory organizations, such as the NYSE, adopt rules and examine broker-dealers, such as GS&Co. In addition, state securities and certain other regulators also have regulatory or oversight authority over GS&Co. Similarly, Goldman Sachs' business is also subject to regulation by various non-U.S. governmental and regulatory bodies and self-regulatory authorities in virtually all countries where the Firm has offices.

     Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure, record-keeping, the financing of customers' purchases and the conduct of directors, officers and employees. In December 1997, the SEC proposed a revision of its Rule 15c3-1, the "Uniform Net Capital Rule", and related regulations which, if adopted, would establish a second form of broker-dealer registrant permitted to conduct a business in OTC derivatives. The capital requirements applicable to this second form of registrant would be based upon proprietary models for estimating market exposures. Goldman Sachs intends to apply to the SEC to form such a broker-dealer should the SEC adopt its proposal. Additional legislation, changes in rules promulgated by self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect the mode of operation and profitability of Goldman Sachs.

     The U.S. and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees. Occasionally, the Firm's subsidiaries have been subject to investigations and proceedings, and sanctions have been imposed for infractions of various regulations relating to the Firm's activities, none of which has had a material adverse effect on Goldman Sachs or its business.

     The commodity futures and options industry in the United States is subject to regulation under the Commodity Exchange Act, as amended ("CEA"). The CFTC is the federal agency charged with the administration of the CEA and the regulations thereunder and GS&Co. is registered with the CFTC as a futures commission merchant, commodity pool operator and commodity trading advisor.

     As a registered broker-dealer and member of various self-regulatory organizations, GS&Co. is subject to the SEC's Uniform Net Capital Rule. The Uniform Net Capital Rule specifies the minimum level of net capital a broker-dealer must maintain and also requires that at least a minimum part of its assets be kept in relatively liquid form. GS&Co. is also subject to the net capital requirements of the CFTC and various securities and commodity exchanges. See Note 8 to the consolidated financial statements for a discussion of the Firm's net capital.

     The SEC and various self-regulatory organizations impose rules that require notification when net capital falls below certain predefined criteria, dictate the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the Uniform Net Capital Rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital.

     Goldman Sachs is an active participant in the international fixed income and equity markets. Many of the Firm's affiliates that participate in those markets are subject to comprehensive regulations that include some form of capital adequacy rule and other customer protection rules. For example, Goldman Sachs provides investment services in and from the United Kingdom under a regulatory regime that is undergoing comprehensive restructuring. The principal lines of business conducted from London primarily are and will be regulated by the FSA, and by the London Stock Exchange and other U.K. securities and commodities exchanges of which it is a member. However, until the FSA is fully operational, relevant Goldman Sachs entities also continue to be subject to the rules of the SFA (in respect of their investment banking, individual asset management and principal trading activities) and the Investment Management Regulatory Organisation (in respect of their institutional asset management and fund management activities). The investment services that are subject to oversight by U.K. regulators are regulated in accordance with European Union directives requiring, among other things, compliance with certain capital adequacy standards, customer protection requirements and conduct of business rules. These standards, requirements and rules are similarly implemented (under the same directives) throughout the European Union and are broadly comparable in scope and purpose to the regulatory capital and customer protection requirements imposed under the SEC and CFTC rules. European Union directives also permit local regulation in each jurisdiction, including those in which the Firm operates, to be more restrictive than the requirements of such directives outside the European Union and these local requirements can result in certain competitive disadvantages to the Firm. In addition, the Japanese Ministry of Finance, the Financial Supervisory Agency in Japan as well as U.K., German, French and Swiss banking authorities, among others, regulate various of the Firm's subsidiaries and also have capital standards and other requirements comparable to the rules of the SEC.

     Compliance with net capital requirements of these and other regulators could limit those operations of the Firm's subsidiaries that require the intensive use of capital, such as underwriting and trading activities and the financing of customer account balances, and also could restrict the Firm's ability to withdraw capital from its regulated subsidiaries, which in turn could limit the Firm's ability to repay debt or pay dividends on the Common Stock.

                                 LEGAL MATTERS

     We are involved in a number of judicial, regulatory and arbitration proceedings (including those described below) concerning matters arising in connection with the conduct of our businesses. We believe, based on currently available information, that the results of such proceedings will not have a material adverse effect on our financial condition, but might be material to our operating results for any particular period, depending, in part, upon the operating results for such period.

MOBILEMEDIA SECURITIES LITIGATION

     GS&Co. has been named as a defendant in a purported class action lawsuit commenced in December 1996 and pending in federal court in New Jersey brought on behalf of (i) purchasers of common stock of MobileMedia Corporation ("MobileMedia") in an underwritten offering in 1995 and (ii) purchasers of senior subordinated notes of MobileMedia Communications Inc. in a concurrent underwritten offering. Defendants are MobileMedia, certain of its officers and directors, and the lead underwriters, including GS&Co. MobileMedia is currently reorganizing in bankruptcy.

     GS&Co. underwrote 2,242,500 shares of common stock, for a total price of approximately $53 million, and GSI underwrote 718,750 shares, for a total price of approximately $17 million. GS&Co. underwrote approximately $38 million in principal amount of the senior subordinated notes.

     The consolidated class action complaint alleges violations of the disclosure requirements of the federal securities laws and seeks compensatory and/or rescissory damages. In light of MobileMedia's bankruptcy, the action against it has been stayed. Defendants filed a motion to dismiss in January 1998, which is still pending.

INVESTORS EQUITY LIFE LITIGATION

     Investors Equity Life Insurance Company of Hawaii, Ltd. ("IEL") and its statutory liquidator (the "Liquidator") commenced in March 1996 an action in Hawaii state court against GS&Co., alleging claims for negligence, breach of duty, conversion and fraud arising out of GS&Co.'s execution of certain cash and futures trades for IEL. The complaint also alleges that GS&Co. conspired with, aided and abetted, and otherwise assisted several former IEL representatives in breaching duties they owed to IEL. The other named defendants in the lawsuit are Gary Vose, IEL's former chairman; Kenneth Fong, IEL's former president; and Investors Equity Life Holding Company ("IELH"), IEL's parent company, which was wholly owned by Mr. Vose.

     Plaintiffs have alleged damages of approximately $24 million (plus interest). IELH, Mr. Vose, and Mr. Fong have asserted crossclaims against GS&Co.; GS&Co. has asserted crossclaims against IELH and Mr. Vose, counterclaims against IEL and the Liquidator, and third-party claims against the State of Hawaii and the Commissioner of the Hawaii Department of Insurance. The court has dismissed GS&Co.'s counterclaims, ruling that they may be properly asserted as affirmative defenses rather than claims. Trial is currently scheduled for January 1999.

ROCKEFELLER CENTER PROPERTIES, INC. LITIGATION

     Several former shareholders of Rockefeller Center Properties, Inc. ("RCPI") brought purported class actions in the federal and state courts in Delaware arising from the acquisition of RCPI by an investor group in July 1996. The defendants in the actions include, among others, GS&Co., certain other subsidiaries of the Firm, Whitehall Real Estate Partnership V (a fund advised by GS&Co.), a GS&Co. Managing Director and other members of the investor group. The federal court actions, which have since been consolidated, were filed beginning in November 1996, and the state court action was filed in June 1998.

     The complaints generally allege that the proxy statement disseminated to former RCPI stockholders in connection with the transaction was deficient, in violation of the disclosure requirements of the federal securities laws. The plaintiffs are seeking, among other things, unspecified damages, rescission of the acquisition, and/or disgorgement.

     In a series of decisions, the federal court has granted summary judgment dismissing all the claims in the federal action. Plaintiffs have filed a notice of appeal.

     The state action has been stayed pending disposition of the federal action.

OCTA/OCLTA LITIGATION

     The Orange County Transportation Authority and the Orange County Local Transportation Authority (collectively, "OCTA/ OCLTA") have sued GS&Co. in the California Superior Court for negligence and breach of fiduciary duty in an action commenced in December 1996. The complaint generally alleges that, in its capacity as a commercial paper dealer and an underwriter of certain debt offerings, GS&Co. breached a duty to warn OCTA/OCLTA not to invest the proceeds of those financings with the Orange County Investment Pool ("OCIP"). OCTA/ OCLTA seek to recover over $400 million they claim to have lost as a result of OCIP's publicly reported losses and ensuing bankruptcy in 1994. The California Superior Court has granted GS&Co.'s motion for summary judgment dismissing all of OCTA/OCLTA's claims. OCTA/OCLTA are expected to appeal in due course. GS&Co. believes that any ultimate award would reflect substantial actual and potential recoveries by OCIP from other parties, portions of which are payable to OCTA/OCLTA under an agreement with the County of Orange.

     GS&Co. has filed a counterclaim based on certain express representations made during the financings, as well as third-party claims for contribution and indemnity against the County of Orange and OCTA/OCLTA's financial advisors.

     GS&Co. and Orange County are parties in separate proceedings in U.S. Bankruptcy Court concerning whether GS&Co.'s third-party claims against the County of Orange are barred by the County's bankruptcy discharge.

The Bankruptcy Court has so ruled, and GS&Co. has appealed.

REICHHOLD CHEMICALS LITIGATION

     Reichhold Chemicals, Inc. and Reichhold Norway ASA (collectively, "Reichhold") brought a claim in March 1998 in the Commercial Court in London against GSI in relation to Reichhold's 1997 purchase of the polymer division of one of GSI's Norwegian clients, Jotun A/S. Reichhold claims that it overpaid by $40 million based upon misrepresentations concerning the financial performance of the polymer division.

     GSI has applied for a stay of the actions on the ground that the purchase contract sets forth specific resolution procedures for such claims, which include arbitration proceedings with Jotun A/S in Norway.

MATTERS RELATING TO MUNICIPAL SECURITIES

     GS&Co. (together with a number of other firms active in the municipal securities area) has received requests beginning in June 1995 for information from the SEC and certain other federal and state agencies and authorities with respect to the pricing of escrow securities sold by GS&Co. to certain municipal bond issuers in connection with the advanced refunding of municipal securities. GS&Co. understands that certain municipal bond issuers to which GS&Co. sold escrow securities have also received such inquiries. There have been published reports that an action under the Federal False Claims Act was filed in February 1995 alleging unlawful and undisclosed overcharges in certain advance refunding transactions has been filed by a plaintiff who, pursuant to the Federal False Claims Act, filed an action on behalf of the United States and that GS&Co. (together with a number of other firms) is a named defendant in that action. The complaint was reportedly filed under seal while the government determines whether it will pursue the claims directly.

                                   PROPERTIES

     Our principal executive offices are located at 85 Broad Street, New York, New York and comprise approximately 969,000 square feet of leased space pursuant to a lease agreement expiring in June 2008 (with an option to renew for up to 20 additional years). We also occupy over 500,000 square feet at each of 1 New York Plaza and 10 Hanover Square in New York, New York pursuant to lease agreements expiring in September 2004 (with options to renew for 10 years) and June 2018, respectively. We have signed a 15 year lease for approximately 665,000 square feet at 180 Maiden Lane in New York, New York commencing December 1998. The Firm leases over 3.2 million square feet in the New York area, a 106% increase in space since the end of fiscal 1996. Efforts are underway to secure additional space in the New York area to address the Firm's potential future growth. We have additional offices in the United States and elsewhere in the Americas. Together, these offices comprise approximately 600,000 square feet of leased space.

     Consistent with the Firm's global approach to its business, we also have offices in Europe, Asia, Africa and Australia. The Firm's largest presence in Europe is in London, where we lease approximately 536,000 square feet through various leases, with the principal one, for Peterborough Court, expiring in 2016. An additional 396,000 square feet of leased space in London is expected to be occupied during 2001.

     In Asia, we have offices that total approximately 300,000 square feet. Our largest offices in these regions are in Tokyo and Hong Kong, where we have leased approximately 127,000 and 103,000 square feet, respectively, under leases that expire in June 2005 and May 1999, respectively. There are significant expansion efforts underway in Tokyo, Hong Kong and Singapore.

     The Firm's space requirements have increased significantly over the last several years. Currently, the Firm is at or near capacity at most of its locations. As a result, the Firm has been actively leasing additional space to support its anticipated growth. Based on the Firm's progress to date, the Firm believes that it will be able to acquire additional space to meet its anticipated needs.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table provides information concerning the directors and executive officers of the Company, each of whom has served in the capacity indicated since August 1998. The Company anticipates appointing at least two additional directors who are not employees of the Company or affiliated with management to its Board of Directors shortly after completion of the Offerings.

        NAME               AGE                              POSITION
        ----               ---                              --------
Jon S. Corzine             51       Director, Co-Chairman and Co-Chief Executive Officer
Henry M. Paulson, Jr.      52       Director, Co-Chairman and Co-Chief Executive Officer
Robert J. Hurst            52       Director and Vice Chairman
Roy J. Zuckerberg          62       Director and Vice Chairman
John A. Thain              43       Director and Chief Financial Officer
John L. Thornton           44       Director and Chairman of International Operations

                            ------------------------

     Executive officers are appointed by and serve at the pleasure of the Board of Directors. A brief biography of each director and executive officer follows.

     Mr. Corzine has been Co-Chairman and Co-Chief Executive Officer of Group L.P. since June 1998 and served as Chairman and Chief Executive Officer of Group L.P. from December 1994 to June 1998. From December 1988 to November 1994, he was co-head of Fixed Income. Mr. Corzine is a member of the NASD's Board of Governors.

     Mr. Paulson has been Co-Chairman and Co-Chief Executive Officer of Group L.P. since June 1998 and served as Chief Operating Officer of Group L.P. from December 1994 to June 1998. From 1990 to November 1994, he was co-head of Investment Banking.

     Mr. Hurst has been Vice Chairman of Group L.P. since February 1997 and served as head or co-head of Investment Banking since 1990. He is also a director of IDB Holding Corporation Ltd. and VF Corporation.

     Mr. Zuckerberg has been Vice Chairman of Group L.P. since February 1997 and has been head or co-head of Equities since 1990. He is Chairman-elect of the Securities Industry Association.

     Mr. Thain has been Chief Financial Officer of Group L.P. and head of Operations, Technology and Finance since December 1994. From July 1995 to September 1997, he was also co-chief executive officer for European Operations. Mr. Thain is a director of The Depository Trust Company.

     Mr. Thornton has had oversight responsibility for International Operations since August 1998. From September 1996 until then he had such oversight responsibility for Asia, in addition to his senior strategic responsibilities in Europe. From July 1995 to September 1997, he was co-chief executive officer for European Operations. From 1994 to 1995, he was co-head of Investment Banking in Europe and from 1992 to 1994 was head of European Investment Banking Services. He is also a director of the Ford Motor Company, BSkyB PLC, Laura Ashley PLC and the Pacific Century Group.

     All of the current members of the Board of Directors were members of Group L.P.'s Executive Committee, which was the Firm's primary governing body. Under the new corporate structure, Messrs. Corzine, Paulson, Hurst, Thain and Thornton will constitute the Office of the Chairmen. Mr. Zuckerberg will be an ex-officio member. The Office of the Chairmen will focus on overall Firm policy and strategy, culture and operations, relationships with the Firm's clients and shareholders and the development of senior management.

     There are no family relationships between any of the executive officers or directors of the Company.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS

     The Company's Amended and Restated Certificate of Incorporation provides for a classified Board of Directors consisting of three classes. The term of the initial Class I directors will terminate on the date of the 1999 annual meeting of shareholders, the term of the Class II directors will terminate on the date of the 2000 annual meeting and the term of the Class III directors will terminate on the date of the 2001 annual meeting of shareholders. Mr. Zuckerberg is a member of Class I, Messrs. Hurst, Thain and Thornton are members of Class II and Messrs. Corzine and Paulson are members of Class III. Beginning in 1999, at each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term and until their respective successors have been elected and qualified. Mr. Zuckerberg intends not to stand for re-election at the end of his term as a Class I director in 1999. A director may be removed only for cause by the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of capital stock entitled to vote in the election of directors.

     Members of the Board of Directors of the Company (the "Board") who are employees of the Company or of any of its subsidiaries will not be compensated for service on the Board of Directors or any committee thereof. It is anticipated that the Board of Directors will meet at least quarterly.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Company will have an Audit Committee, composed of directors who are not employed by the Company or affiliated with management. The Audit Committee will review the results and scope of the audit and other services provided by the Company's independent auditors as well as review the Company's internal accounting and control procedures and policies.

     The Board of Directors will also have a Compensation Committee. The Compensation Committee will oversee the compensation and benefits of the management and employees of the Company and will consist entirely of non-employee directors.

     The Board of Directors may from time to time establish other committees to facilitate the management of the Company.

                             EXECUTIVE COMPENSATION

     Prior to the Offerings, our business was carried on in partnership form. As a result, meaningful individual compensation information for directors and executive officers of the Company based on operating in corporate form is not available for periods prior to the Offerings.

     The following table sets forth the salaries that the Company intends to pay the Company's Co-Chief Executive Officers and the other four most highly compensated executive officers of the Company (the "Named Executive Officers") during the fiscal year 1999. The Named Executive Officers will also be entitled to participate in the Partner Pool and are eligible to receive awards under the 1998 Stock Incentive Plan which are described below.

     Because the amounts payable under the Partner Pool will be dependent upon the Company's operating results and because awards under the 1998 Stock Incentive Plan will be determined after the Offerings, it is not currently possible for the Company to estimate the amount of such payments or awards. However, the amounts payable under the Partner Pool are expected to exceed the base salaries indicated. See "-- The Partner Pool" below. None of the Named Executive Officers is receiving a Formula or Discretionary Award or is currently participating in the DCP.

                              SUMMARY SALARY TABLE

                NAMES AND PRINCIPAL POSITION                  YEAR     SALARY
                ----------------------------                  ----     ------
Jon S. Corzine,.............................................  1999    $
  Director, Co-Chairman and Co-Chief Executive Officer
Henry M. Paulson, Jr.,......................................  1999
  Director, Co-Chairman and Co-Chief Executive Officer
Robert J. Hurst,............................................  1999
  Director and Vice Chairman
Roy J. Zuckerberg,..........................................  1999
  Director and Vice Chairman
John A. Thain,..............................................  1999
  Director and Chief Financial Officer
John L. Thornton,...........................................  1999
  Director and Chairman of International Operations

                            ------------------------

     Aggregate compensation paid to key employees who are not Named Executive Officers may exceed that paid to the Named Executive Officers.

                     EMPLOYMENT, NONCOMPETITION AND PLEDGE
                                   AGREEMENTS

     The Company is entering into employment agreements with each PLP who continues as a Managing Director and confidentiality, noncompetition and nonsolicitation and pledge agreements with all of the PLPs, whether or not they retire, including, in both cases, each director and executive officer. The Firm expects to enter into similar employment, confidentiality, noncompetition and nonsolicitation arrangements (without providing for any type of liquidated damages remedy) with all other Managing Directors.

     The following descriptions of the agreements with the PLPs are not intended to be complete and are qualified in their entirety by reference to the full text of such agreements, the form of each of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

EMPLOYMENT AGREEMENTS

     Each Employment Agreement has a two-year term, requires the continuing PLP to devote his or her entire working time to the business and affairs of the Firm and may be terminated by either the continuing PLP or the Firm on 90 days' prior written notice.

NONCOMPETITION AGREEMENTS

     Each confidentiality, noncompetition and nonsolicitation agreement ("Noncompetition Agreement") provides as follows:

     CONFIDENTIALITY. Each PLP is required to protect and use "confidential information" in accordance with the restrictions placed by the Firm on its use and disclosure.

     NONCOMPETITION. During the Noncompetition Period (as defined below), the PLP may not (i) form, or acquire a 5% or greater ownership interest in, any "Competitive Enterprise" (as defined below) or (ii) associate (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity (for any purpose) (A) which is similar or substantially related to any activity in which the PLP was engaged, (B) for which the PLP had direct or indirect managerial or supervisory responsibility at the Firm or (C) which calls for the application of the same or similar specialized knowledge or skills as those utilized by the PLP in his or her activities with the Firm, in each case, at any time during the one-year period immediately prior to the PLP's termination of employment. "Noncompetition Period" is the period commencing on the date the Noncompetition Agreement is entered into and ending 12 months after the later of the date of the consummation of the Offerings (the "IPO

Date") and the date the PLP is no longer employed by the Firm. "Competitive Enterprise" is any business enterprise that engages in an activity, or owns a significant interest in an entity, that competes with any activity the Firm is engaged in at the time of termination of the PLP's employment or, if later, the IPO Date.

     NONSOLICITATION. During the Nonsolicitation Period (as defined below), the PLP is prohibited from (i) soliciting any client or prospective client of the Firm to whom such PLP provided services, or for whom such PLP transacted business, or whose identity became known to such PLP in connection with such PLP's employment with the Firm, to transact business with a Competitive Enterprise or reduce or refrain from doing any business with the Firm or (ii) interfering with or damaging any relationship between the Firm and any such client or prospective client. Also, during the Nonsolicitation Period, the PLP is prohibited from soliciting any person who is an employee of the Firm to apply for, or accept employment with, any Competitive Enterprise. "Nonsolicitation Period" is the period commencing on the date the Noncompetition Agreement is entered into and ending 18 months after the later of the IPO Date and the date of termination of the PLP's employment.

     LIQUIDATED DAMAGES. In the case of any breach of the noncompetition and nonsolicitation provisions by the PLP prior to the fifth anniversary of the IPO Date, such PLP is liable for liquidated damages. The amount of liquidated damages for each PLP who has been named a director of GS Inc. is $25 million, $17 million and $8 million through the third, fourth and fifth anniversaries of the IPO Date, respectively. The minimum amount of liquidated damages for any other PLP is $10 million, $7 million and $3 million through the third, fourth and fifth anniversaries of the IPO Date, respectively. These liquidated damages are in addition to the forfeiture of any future equity-based awards that may occur as a result of the breach of any noncompetition and nonsolicitation provisions contained in these awards.

PLEDGE AGREEMENT

     In order to secure the payment obligations of each PLP under the liquidated damage provisions of his or her Noncompetition Agreement, each PLP will enter into a Pledge Agreement. The Pledge Agreement requires the PLP to pledge Common Stock (or other collateral acceptable to the Firm) with a market value equal to 125% of such PLP's liquidated damages amount in effect on the IPO Date. Collateral will be released on the third and fourth anniversaries of the IPO Date to the extent that the pledged collateral exceeds 125% of the amount of the then applicable liquidated damages. Substitution of collateral is permitted so long as the substituted collateral has a value at least equal to the value of the released collateral and, together with the value of any remaining collateral, to 125% of the then applicable liquidated damages amount.

     Each Pledge Agreement will terminate on the earliest of (i) the PLP's death or termination of employment due to disability, (ii) the expiration of the 24-month period following the later of (A) termination of the PLP's employment or (B) the IPO Date, and (iii) the fifth anniversary of the IPO Date. No collateral, however, will be released from the pledge if there are any pending disputes between the PLP and the Firm.

NONEXCLUSIVITY AND ARBITRATION

     The liquidated damages and pledge arrangements discussed above are not exclusive of any injunctive relief that the Firm may be entitled to for a breach of a Noncompetition Agreement, and, after expiration of the liquidated damage provisions, the Firm will be entitled to all available damage remedies for a breach of a Noncompetition Agreement.

     The Employment, Noncompetition and Pledge Agreements generally provide that any disputes thereunder will be resolved by binding arbitration.

                            THE EMPLOYEE IPO AWARDS

     The Company intends to provide, on the date of consummation of the Offerings, equity-based awards to its employees (and a limited number of consultants) other than PLPs in one or more of the following forms:
(i) substantially all employees will receive a grant of Formula RSUs, with
respect to which up to an aggregate of             shares of Common Stock will
be deliverable, (ii) certain senior employees (principally non-PLP Managing Directors) will be selected to participate in the DCP described below, to which the Company will make an initial irrevocable contribution of up to shares of Common Stock (the "DCP Contribution"), (iii) certain employees will
receive        Discretionary RSUs, with respect to which up to an aggregate of shares of Common Stock will be deliverable and (iv) certain employees
will receive        Discretionary Options, with respect to which up to an
aggregate of             shares of Common Stock will be deliverable. The Formula
RSUs, Discretionary RSUs and the Discretionary Options will be granted under the SIP described below. Awards made to employees in certain foreign jurisdictions may be in a different form but will be designed to confer substantially the same economic benefit. Recipients of Formula RSUs and Discretionary RSUs described below will have only the rights of a general unsecured creditor of the Firm and no rights as a shareholder of GS Inc. Any shares of Common Stock acquired by a Managing Director pursuant to the awards will be subject to the Shareholders' Agreement described in "Certain Relationship and Related
Transactions -- Shareholders' Agreement".

     THE FOLLOWING DESCRIPTIONS OF THE FORMULA AND DISCRETIONARY AWARDS AND THE DCP ARE PRELIMINARY AND ARE SUBJECT TO CHANGE.

FORMULA AWARD

     The Formula RSUs will be granted to substantially all of our employees and will be determined based on a formula that takes into account each employee's 1998 compensation and years of service to the Firm. The Common Stock underlying the Formula RSUs generally will be deliverable in equal installments on the first, second and third anniversaries of the date of grant. While no additional service will be required to obtain delivery of the underlying Common Stock (i.e., the award is "vested"), such delivery will be conditioned on the grantee's satisfying certain requirements, including (i) not being terminated for cause (as defined in the award agreement) prior to delivery and (ii) not violating any Firm policy (including in respect of hedging) or otherwise acting in a manner detrimental to the Firm, including violating confidentiality, non-competition and non-solicitation provisions of the award. Amounts equal to dividends that would be paid on the Common Stock underlying the Formula RSUs (as if the Common Stock had been actually issued) will be paid in cash at the same time that the dividends are paid generally to the shareholders.

DISCRETIONARY AWARDS

     CONTRIBUTION TO DCP.  On the date of the consummation of the Offerings, the
Company will make an initial irrevocable contribution of up to           shares
of Common Stock to the DCP. Certain senior employees (principally non-PLP Managing Directors) will be selected to participate in the DCP. The right to receive such shares will vest and the underlying Common Stock will be deliverable to participants in the DCP in equal installments on the third, fourth and fifth anniversaries of the initial contribution if the grantee has satisfied certain conditions and is still employed with the Firm on each applicable vesting date with certain exceptions for terminations of employment due to death, retirement or disability. Dividends paid on such shares will be distributed currently.

     DISCRETIONARY RSUS. The Discretionary RSUs will vest (and the underlying Common Stock will be delivered) in equal installments on the third, fourth and fifth anniversaries of the date of grant if the grantee has satisfied certain conditions and is still employed with the Firm on each applicable vesting date with certain exceptions for terminations of employment due to death, retirement or disability. Amounts equal to dividends that would be paid on the Common Stock underlying the Discretionary RSUs (as if the Common Stock had been actually issued) will be paid in cash at the same time that the dividends are paid generally to the shareholders.

     DISCRETIONARY OPTIONS. The Discretionary Options will be granted with an exercise price generally equal to the initial public offering price set forth on the cover page of this Prospectus although in certain jurisdictions certain employees may be granted Discretionary Options with a lower exercise price. The Discretionary Options will generally be exercisable in equal installments commencing on the third, fourth and fifth anniversaries of the date of grant if the grantee has satisfied certain conditions and is still employed with the Firm on each applicable vesting date with certain exceptions for terminations of employment due to death, retirement or disability. Discretionary Options will thereafter generally remain exercisable until the tenth anniversary of the date of grant.

THE 1998 STOCK INCENTIVE PLAN

     The following description of The Goldman Sachs 1998 Stock Incentive Plan (the "SIP") does not purport to be complete and is qualified in its entirety by reference to the full text of the SIP, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     TYPES OF AWARDS. The SIP provides for grants of incentive stock options ("ISOs") (within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code")), nonqualified stock options, stock appreciation rights ("SARs"), dividend equivalent rights, restricted stock, restricted stock units ("RSUs"), performance shares, performance share units and other equity-based and equity-related awards (collectively, "Awards").

     SHARES SUBJECT TO THE SIP; OTHER LIMITATIONS ON AWARDS. The total number of shares of Common Stock of the Company which may be issued under the SIP may
not exceed                shares. These shares may be authorized but unissued
Common Stock or authorized and issued Common Stock held in the Company's treasury. If any Award is forfeited or otherwise terminates or is canceled without the delivery of shares of Common Stock, shares of Common Stock are surrendered or withheld from any Award to satisfy a grantee's income tax withholding obligations, or shares of Common Stock owned by a grantee are tendered to pay the exercise price of Awards, then the shares covered by any forfeited, terminated or canceled Award or the shares so surrendered, withheld or tendered, will again become available under the SIP.

     The SIP Committee (as defined below) has the authority to adjust the terms of any outstanding Awards and the number of shares of Common Stock issuable under the SIP for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of the Common Stock, or any other event that the SIP Committee determines affects the Firm's capitalization.

     ELIGIBILITY. Awards may be made to any director, officer or employee of the Firm (including any prospective employee) and to any consultant to the Firm selected by the Committee (collectively, "key persons").

     ADMINISTRATION. The SIP will be administered by the Board of Directors or a committee appointed by the Board (the "SIP Committee").

     The SIP Committee will have the authority to construe, interpret and implement the SIP, and prescribe, amend and rescind rules and regulations relating to the SIP. The SIP Committee may accelerate the date on which any Award becomes exercisable or fully vested, declare that any Award will terminate as of a specified date and otherwise amend any Award agreement in any respect.

     The determination of the SIP Committee on all matters relating to the SIP or any Award agreement will be final and binding.

     STOCK OPTIONS AND SARS. The SIP Committee may grant ISOs and nonqualified stock options (collectively, "options") to purchase shares of Common Stock from the Company, and SARs in such amounts, and subject to such terms and conditions, as the SIP Committee may determine. The grantee of an SAR will have the right to receive from the Company an amount equal to (i) the excess of the fair market value of a share of Common Stock on the date of exercise of the SAR over (ii) the exercise price of such right as set forth in the Award agreement, multiplied by (iii) the number of shares with respect to which the SAR is exercised.

     No grantee of an option or SAR (or other person having the right to exercise such Award) will have any of the rights of a shareholder of GS Inc. with respect to shares subject to such Award until the issuance of a stock certificate to such person for such shares. In general, a person exercising an option or SAR will not be entitled to any dividends or distributions on the Common Stock for which the record date is prior to the date the stock certificate is issued.

     The SIP Committee may in its discretion include in any Award agreement with respect to an option (the "original option") a provision that an additional option (the "additional option") may be granted to any grantee who delivers shares of Common Stock in partial or full payment of the exercise price of the original option. The additional option will be for a number of shares of Common Stock equal to the number delivered, will have an exercise price equal to the fair market value of a share of Common Stock on the date of exercise of the original option and will have an expiration date no later than the expiration date of the original option.

     RESTRICTED STOCK. The SIP Committee may grant restricted shares of Common Stock, in such amounts, and subject to such terms and conditions, as the SIP Committee may determine. The grantee will have the rights of a shareholder with respect to the restricted stock, subject to any restrictions and conditions as the SIP Committee may include in the Award agreement. The SIP Committee at the time of grant will specify the date or dates (which may depend upon or be related to the attainment of performance goals and other conditions) on which the nontransferability of the restricted stock will lapse.

     RESTRICTED STOCK UNITS. The SIP Committee may grant RSUs in such amounts, and subject to such terms and conditions, as the SIP Committee may determine. Recipients of RSUs have only the rights of a general unsecured creditor of the Firm and no rights as a shareholder of GS Inc. The SIP Committee will specify the conditions on which the RSUs will become non-forfeitable and the underlying Common Stock will be deliverable.

     PERFORMANCE SHARES AND SHARE UNITS. The SIP Committee may grant performance shares in the form of actual shares of Common Stock or share units having a value equal to an identical number of shares of Common Stock in such amounts, and subject to such terms and conditions, as the SIP Committee may determine.

     OTHER STOCK-BASED AWARDS. The SIP Committee may grant other types of equity-based or equity-related Awards (including the grant of unrestricted shares) in such amounts, and subject to such terms and conditions, as the SIP Committee may determine. These Awards may entail the transfer of actual shares of Common Stock, or payment in cash or otherwise of amounts based on the value of shares of Common Stock and may include awards designed to comply with, or take advantage of certain benefits of, the local laws of non-U.S. jurisdictions.

     CHANGE OF CONTROL. The SIP Committee may provide in any Award agreement for provisions relating to a "change in control" of the Company or any of its subsidiaries or affiliates, including, without limitation, the acceleration of the exercisability of, or the lapse of restrictions with respect to, any outstanding Awards.

     DIVIDEND EQUIVALENT RIGHTS. The SIP Committee may in its discretion include in the Award agreement a dividend equivalent right entitling the grantee to receive amounts equal to the dividends that would be paid, during the time such Award is outstanding, on the shares of Common Stock covered by such Award as if such shares were then outstanding.

     NONASSIGNABILITY. Except to the extent otherwise provided in the Award agreement or approved by the SIP Committee, no Award or right granted to any person under the SIP will be assignable or transferable other than by will or by the laws of descent and distribution, and all Awards and rights will be exercisable during the life of the grantee only by the grantee or the grantee's legal representative.

     AMENDMENT AND TERMINATION. The Board may from time to time suspend, discontinue, revise or amend the SIP in any respect whatsoever.

     U.S. FEDERAL INCOME TAX IMPLICATIONS OF THE SIP. The following is a brief description of the U.S. federal income tax consequences generally arising with respect to Awards.

     The grant of an option or SAR will create no tax consequences for the participant or the Company. A participant will not recognize taxable income upon exercising an ISO (except that the alternative minimum tax may apply). Upon exercising an option other than an ISO, the participant will generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise. Upon exercising an SAR, the participant will generally recognize ordinary income equal to the cash or the fair market value of the freely transferable and nonforfeitable shares received.

     Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant will generally recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise of the ISO minus the exercise price, or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant's disposition of shares acquired upon the exercise of an option (including an ISO for which the ISO holding periods are met) or SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares (the tax basis generally being the exercise price plus any amount recognized as ordinary income in connection with the exercise of the option or SAR).

     The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option or SAR. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, the Company will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the ISO holding periods prior to disposition of the shares.

     With respect to Awards that result in the payment or issuance of cash or shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture (e.g., RSUs), the participant will generally recognize ordinary income equal to the cash or the fair market value of shares or other property delivered. The Company generally will be entitled to a deduction coincident with the employee's recognition of income in an amount equal to the ordinary income recognized by the participant.

     With respect to Awards involving the issuance of shares or other property that is restricted as to transferability or subject to a substantial risk of forfeiture (e.g., restricted stock), the participant will generally recognize ordinary income equal to the fair market value of the shares or other property at the first time the shares or other property becomes transferable or is not subject to a substantial risk of forfeiture, whichever occurs earlier. Subject to the consent of the Company, a participant may elect to be taxed at the time of receipt of shares or other property rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the participant subsequently forfeits such shares or property, the participant would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax. The participant must file such election with the Internal Revenue Service within 30 days of receipt of the shares or other property. The Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant. Because an RSU is a mere contractual right to receive Common Stock, the grantee of an RSU is not eligible to make the election described above.

THE DEFINED CONTRIBUTION PLAN

     The Goldman Sachs Defined Contribution Plan (the "DCP") is not intended to be qualified under Section 401(a) of the Code and is not subject to the Employee Retirement Income Security Act of 1974, as amended.

     The following description of the DCP does not purport to be complete and is qualified in its entirety by reference to the full text of the DCP, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     ELIGIBILITY AND PARTICIPATION. Each employee designated by the Board of Directors or a committee appointed by the Board (the "DCP Committee") will be a participant in the DCP from the date on which he or she is so designated until the earlier of (i) his or her termination of employment or (ii) the date he or she receives a distribution of all of the Common Stock credited to his or her account ("Account") under the DCP.

     CONTRIBUTIONS.  The Company will make an initial irrevocable contribution
to the trust underlying the DCP (the "Trust") of                shares of Common
Stock simultaneously with the closing of the Offerings. The Company may contribute additional shares of Common Stock or cash to the Trust from time to time in its sole discretion. The Company currently intends to make ongoing contributions to the DCP and to reallocate forfeitures under the DCP to participants according to a formula as determined by the DCP Committee.

     ALLOCATION OF CONTRIBUTIONS. There will be established an Account in the name of each participant and a separate account (the "Unallocated Account") to which any forfeitures of Common Stock will be credited pending allocation to participants. The DCP Committee will designate the number of shares of Common Stock allocable to the Account of each participant. Unless otherwise determined by the DCP Committee, any Common Stock remaining in the Unallocated Account as of the last day of each plan year (due to forfeitures and any distributions received on Common Stock credited to the Unallocated Account) will be allocated among the Accounts of each participant who is an employee on the last day of such plan year in the proportion that each such employee's allocation in respect of the Company contributions for such plan year bears to the allocation of such contributions for all such employees.

     VOTING OF COMMON STOCK. Each participant will be entitled to direct the trustee of the Trust, on a confidential basis, as to the manner in which the shares of Common Stock allocated to his or her Account will be voted. Participants who are parties to the Shareholders' Agreement will appoint an attorney-in-fact to make such directions on their behalf and such shares will be voted in accordance with the Shareholders' Agreement. See "Certain Relationships and Related Transactions -- Shareholders' Agreement". Any shares of Common Stock with respect to which the trustee of the Trust does not receive voting directions will not be voted.

     DIVIDENDS. Any cash dividends on shares of Common Stock allocated to a participant's Account will be distributed to each participant no later than the end of the calendar quarter in which such dividend is received.

     VESTING AND DELIVERY. With respect to the initial contribution by the Company of Common Stock to the DCP, the right to receive shares of Common Stock allocated to a participant's Account generally will be vested and the Common Stock generally will be distributable ratably on the third, fourth and fifth anniversaries of the date of such contribution if the participant satisfies certain conditions and is still employed by the Firm on each applicable anniversary. With respect to contributions to the DCP (other than such initial contribution), the DCP Committee may determine the dates on which the right to receive Common Stock allocated to a participant's account will vest and the Common Stock will be delivered.

     ADMINISTRATION OF THE DCP. The DCP will be administered by the DCP Committee. The Board may, however, determine allocations of contributions or resolve to otherwise administer the DCP.

     AMENDMENTS. The Board reserves the right to modify, alter, amend or terminate the DCP or the Trust. No modification or amendment of the DCP may be made which would cause or permit any part of the assets of the Trust to be used for, or diverted to, purposes other than for the exclusive benefit of participants or their beneficiaries, or which would cause any part of the assets of the Trust to revert to or become the property of the Firm.

     LIMIT ON LIABILITY. All distributions under the DCP will be paid or provided solely from the assets of the Trust. After the initial contribution of shares of Common Stock to the DCP, the Company will have no responsibility or liability for the obligations of the Trust. The agreement establishing the Trust will provide that no creditor of the Company will have any rights to the assets of the Trust.

     U.S. FEDERAL INCOME TAX CONSEQUENCES. The following is a brief description of the material U.S. federal income tax consequences generally arising with respect to participation in the DCP. A participant in the DCP will recognize ordinary income upon the vesting and delivery of shares of Common Stock allocated to such participant's Account in an amount equal to the fair market value of the number of shares of Common Stock so delivered. The Company will generally be entitled to a deduction equal to the fair market value of the shares at the time of the contribution in the taxable year in which the participant recognizes income under the DCP in respect of the vesting and delivery of shares of Common Stock.

THE PARTNER POOL

     OVERVIEW. To perpetuate the sense of partnership and teamwork which exists among the Firm's senior professionals, and to reinforce the alignment of employee and shareholder interests, the Board of Directors has adopted The Goldman Sachs Partner Pool (the "Partner Pool") for the purpose of compensating senior professionals. The Partner Pool will be administered by the Board or a committee appointed by the Board (the "Partner Pool Committee").

     Consistent with the Firm's historical practice of partnership elections, participants will be elected to the Partner Pool every two years, for two-year terms. Upon selection to the Partner Pool, participants will be allocated a percentage interest in a pool for annual bonus payments in addition to base salaries. The size of the pool will be established by the Partner Pool Committee annually, taking into account the Firm's results of operations and other measures of financial performance. The Partner Pool Committee may also retain an unallocated percentage of the Pool that it may allocate in its discretion. By linking the Partner Pool participant's annual bonus payments to the Firm's results as a whole, as opposed to the results of any participant's individual business unit, the Firm believes it will provide additional incentives for teamwork. Further, the Firm believes that the tying of the bonus payments to overall financial results will more closely align the interests of the participants with the Firm's shareholders.

     The following description of the Partner Pool does not purport to be complete and is qualified in its entirety by reference to the full text of the Partner Pool, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     ELIGIBILITY AND PARTICIPATION. Although the employees who will participate in the Partner Pool during the 1999 fiscal year have not yet been designated, it is estimated that there will be approximately 210 initial participants, including all executive officers, in the Partner Pool. Prior to the two-fiscal-year period ("Partner Pool Cycle") commencing with the 1999 fiscal year, and on or before each succeeding Partner Pool Cycle, the Partner Pool Committee will determine the participants in the Partner Pool. Individual participants may also be added from time to time outside the biennial selection process.

     DETERMINATION OF AWARDS. The aggregate amount of compensation to be included in the Partner Pool for each fiscal year will be determined by the Partner Pool Committee taking into account such measures of the Company's financial performance as it deems appropriate, including but not limited to, earnings per share, return on average common equity, pre-tax income, pre-tax operating income, net revenues, net income, profits before taxes, book value per share, stock price and earnings available to common shareholders.

     Prior to the commencement of the first fiscal year in any Partner Pool Cycle, the Partner Pool Committee will determine the percentage of the Partner Pool that may be allocable to any particular participant (the "Allocation Percentage"). The Allocation Percentage so determined will be applicable for each fiscal year within a Partner Pool Cycle. Any remaining portion of the Partner Pool not so allocated with respect to any fiscal year will be allocated to individual participants at the end of such fiscal year as determined by the Partner Pool Committee.

     PAYMENT OF AWARDS. Any bonus amount payable to a participant in respect of any fiscal year will be paid to such participant within 2 1/2 months following the end of such fiscal year. If a participant dies or becomes disabled during the fiscal year, such participant (or his beneficiary or estate, as applicable) may receive a portion of the bonus otherwise payable to such participant as determined by the Partner Pool Committee. Unless otherwise provided by the Partner Pool Committee, if a participant terminates employment other than as a result of death or disability before the end of the Firm's then current fiscal year, the participant will not receive any bonus under the Partner Pool. Amounts payable under the Partner Pool will be satisfied in cash or as Awards under the SIP, as determined by the Partner Pool Committee and recommended to the SIP Committee.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Shares (i) immediately prior to the consummation of the Offerings, but after giving effect to the Incorporation Transactions and (ii) as adjusted to reflect the sale of the shares of Common Stock pursuant to the Offerings by (a) each person who is known to the Company to be the beneficial owner of more than five percent of the Company's Common Shares after the Offerings, (b) each director and Named Executive Officer of the Company and (c) all directors and executive officers of the Company as a group. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to Common Shares beneficially owned by them. None of our employees is selling shares in the Offerings.

                                              SHARES BENEFICIALLY                SHARES BENEFICIALLY
                                                  OWNED PRIOR                        OWNED AFTER
                                                TO OFFERINGS(2)     NUMBER OF       OFFERINGS(2)
                                              -------------------     SHARES     -------------------
NAME                                          NUMBER   PERCENT(3)   OFFERED(2)   NUMBER   PERCENT(3)
----                                          ------   ----------   ----------   ------   ----------
5% Shareholders:

Directors and Executive Officers:
  Jon S. Corzine(1).........................
  Henry M. Paulson, Jr.(1)..................
  Robert J. Hurst(1)........................
  Roy J. Zuckerberg(1)......................
  John A. Thain(1)..........................
  John L. Thornton(1).......................
All Directors and Executive Officers as a
  group (          persons).................

---------------
(1) c/o The Goldman Sachs Group, Inc., 85 Broad Street, New York, New York 10004. Excludes any shares of Common Stock subject to the Shareholders' Agreement that are owned by other Parties to the Shareholders' Agreement. While each of Messrs. Corzine, Paulson, Hurst, Zuckerberg, Thain and Thornton is a party to the Shareholders' Agreement and a member of the Shareholders' Committee, each disclaims beneficial ownership of the shares of Common Stock subject to the Shareholders' Agreement other than those specified above for each such person individually. See "Certain Relationships and Related Transactions -- Shareholders' Agreement".

(2) For purposes of this table, information as to the shares of Common Stock assumes that the Underwriters' options to purchase additional shares are not exercised. For purposes of this table, "beneficial ownership" is determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire within 60 days after the date of this Prospectus. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days after the date of this Prospectus are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3) Based on         shares of Common Stock outstanding prior to the
    consummation of the Offerings and         shares of Common Stock outstanding
    after the consummation of the Offerings.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The description of certain provisions of the agreements or other documents set forth below in this section does not purport to be complete and is qualified in its entirety by reference to the form of such agreements or other documents, each of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                     INCORPORATION AND RELATED TRANSACTIONS

     Simultaneously with the consummation of the Offerings, we will complete a number of transactions in order to have the Company succeed to the business of Group L.P.

     The principal incorporation transactions (the "Incorporation Transactions") and related transactions (the "Related Transactions") are summarized below:

INCORPORATION TRANSACTIONS

- The Goldman Sachs Corporation ("GS Corp."), which is the general partner of Group L.P., will merge into GS Inc. In this transaction, the PLPs who are shareholders of GS Corp. will receive Common Stock of GS Inc. and the other shareholders in GS Corp. will receive Common Stock of GS Inc., Junior Subordinated Debentures or cash (or a combination thereof). It is expected
  that this transaction will result in the issuance of      shares of Common
  Stock, $     principal amount of Junior Subordinated Debentures and the
  payment of $     ;

- The PLPs will exchange their interests in Group L.P. and certain affiliates
  for           shares of Common Stock of GS Inc.;

- The RLPs will exchange their interests in Group, L.P. and certain affiliates for Common Stock of GS Inc., Junior Subordinated Debentures or cash (or a combination thereof). It is expected that these transactions will result in
  the issuance of approximately      shares of Common Stock of GS Inc., $
  principal amount of Junior Subordinated Debentures and the payment of
  approximately $     million;

- SBCM will exchange its interests in Group L.P. and GS&Co. for           shares
  of Common Stock and           shares of Nonvoting Common Stock;

- KAA will exchange its interests in Group L.P. for           shares of Common
  Stock; and

- After all the interests of Group L.P. have been transferred to GS Inc., Group L.P. will be merged into GS Inc.

RELATED TRANSACTIONS

- The Formula RSUs, Discretionary RSUs and Discretionary Options will be granted, the initial irrevocable contribution of shares of Common Stock to the DCP will be made and employees will be selected to participate in the DCP;

- After the closing of the Offerings, we will make a $          contribution to
  a Goldman Sachs charitable foundation; and

- At or about the time of the Offerings, we plan to make the QUIPS Offering. See "Description of Capital Securities".

                        PARTNERSHIP CAPITAL ADJUSTMENTS

     Prior to our conversion to corporate form, we will adjust our partners'
capital by, among other things, making a cash distribution of $          . This
distribution is not conditioned on the incorporation of the Firm or the completion of the Offerings.

                            SHAREHOLDERS' AGREEMENT

PERSONS AND SHARES COVERED

     Each PLP and each other person who is a Managing Director on the IPO Date or becomes a Managing Director thereafter will be a party to the Shareholders' Agreement (collectively, the "Parties"). After completion of the Offerings,
approximately           shares of Common Stock will be subject to the
Shareholders' Agreement.

     The shares covered by the Shareholders' Agreement (the "Covered Shares") include (i) all of the shares of Common Stock received by the PLPs in the Incorporation Transactions (with certain limited
exceptions that aggregate less than      shares), (ii) all shares of Common
Stock held for Parties in, or received by Parties from, the DCP, (iii) all shares of Common Stock received by Parties pursuant to the Formula or Discretionary Awards and (iv) all shares of Common Stock received by the Parties from the Company through any employee compensation, benefit or similar plan. See "Management -- The Employee IPO Awards" for a description of the terms of the Formula and Discretionary RSUs, the Discretionary Options and the DCP. Covered Shares do not include any shares of Common Stock purchased by a Party in the Directed Offering or in the open market.

TRANSFER RESTRICTIONS

     Covered Shares held by Parties to the Shareholders' Agreement are subject to transfer restrictions. The Shareholders' Agreement requires each Party for so long as such Party is an employee of the Company to beneficially own a number of shares of Common Stock at least equal to 25% of the total number of Covered Shares ever owned by such Party while a Party to the Shareholders' Agreement (the "General Transfer Restriction").

     Each Party also agrees in the Shareholders' Agreement to comply with the Underwriters' 180-day lockup arrangement described under "Underwriting" and with the Company's hedging policies. In addition, each Party who is an employee of the Firm agrees to comply with certain "black-out" restrictions relating to future offerings of the Firm, with the trading restrictions imposed by the Company as part of its internal trading policies and with reasonable restrictions that may be imposed by the Company from time to time to the extent required to enable the Company to account for a business combination using the pooling-of-interests method of accounting.

     The PLPs will also be subject to significant limitations on their ability to transfer shares of Common Stock received in connection with the Incorporation Transactions. Under these restrictions, each PLP has agreed that such PLP will not transfer the shares acquired in exchange for the PLP's interests in Group L.P. and certain of its affiliates until the third anniversary of the date of this Prospectus (the "PLP Transfer Restriction" and, together with the General Transfer Restriction, the "Transfer Restrictions"). The PLP Transfer Restriction will lapse as to such Covered Shares in equal instalments on each of the third, fourth and fifth anniversaries of the date of this Prospectus.

     The PLP Transfer Restriction may be waived or amended only with the approval of the Shareholders' Committee and the affirmative vote of 60% of the votes cast by the Voting Interests (as defined below), except in the case of a third-party tender or exchange offer or an Extraordinary Transaction, in which case it may be waived or amended by the affirmative vote of 60% of the votes cast by the Voting Interests alone. The Shareholders' Committee also has the power to waive the Transfer Restrictions in particular circumstances as discussed below under "-- Administration". The Transfer Restrictions applicable to a Party terminate upon the death or permanent disability of such Party. If the Shareholders' Agreement is terminated prior to the expiration or termination of the PLP Transfer Restriction, the PLP Transfer Restriction will continue to apply unless waived or amended by the Board of Directors of the Company.

     The term "transfer" for purposes of the restrictions described above, includes any sale, transfer, pledge or other disposition, including hedging arrangements.

VOTING

     Prior to any vote of the shareholders of the Company, the Shareholders' Agreement requires a separate, preliminary vote on each matter upon which a vote of the shareholders of the Company is proposed to be taken (the "Preliminary Vote"). In general, each Covered Share held by Parties who are employees of the Firm and other Covered Shares subject to the Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors,

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

each such Covered Share will be voted in accordance with the plurality of the votes cast by the Voting Interests in the Preliminary Vote. In the case of a proposal relating to an Extraordinary Transaction, each such Covered Share will be voted against such proposal unless such proposal is approved by the affirmative vote of not less than 60% of the votes cast by the Voting Interests. "Voting Interests" are Covered Shares of all Parties until January 1, 2000 and thereafter are Covered Shares beneficially owned by Parties who are employees of the Firm. "Extraordinary Transactions" include mergers, consolidations, mandatory share exchanges, a sale of all or substantially all of the Firm's assets and similar events upon which a vote of the shareholders is to be taken.

OTHER RESTRICTIONS

     The Shareholders' Agreement also prevents the Parties from engaging in certain activities with persons who are not Parties to the Shareholders' Agreement ("Non-Parties"). Among other things, a Party may not solicit a proxy from any Non-Party other than pursuant to the recommendation of the Board of Directors; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Non-Party; or form, join or in any way participate in a "group" with any Non-Party.

TERM, AMENDMENT AND TERMINATION

     The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the date on which 60% of the votes cast by the Voting Interests agree to terminate it. The Shareholders' Agreement can generally be amended by a majority of the votes cast by the Voting Interests except that (i) 60% of the votes cast by the Voting Interests are required to waive the Transfer Restrictions in connection with tender and exchange offers and the approval of Extraordinary Transactions and (ii) 60% of the votes cast by the Voting Interests and the consent of the Shareholders' Committee are required to waive the PLP Transfer Restriction in circumstances other than those described in clause (i). In the event of any transaction in which a third party succeeds to the business of the Company and in which the parties to the Shareholders' Agreement hold securities of such third party, the Shareholders' Agreement will remain in full force and effect as to the securities of such third party, and such third party shall succeed to the rights and obligations of the Company under the Shareholders' Agreement.

ADMINISTRATION

     A Shareholders' Committee will be formed to administer the terms and provisions of the Shareholders' Agreement, and a majority of its members will have the power to waive the Transfer Restrictions to permit Parties to (i) participate as sellers in underwritten offerings, self tender offers and share repurchase programs by the Company, (ii) transfer Covered Shares to charities, including charitable foundations, and (iii) transfer Covered Shares in specific transactions (for example, to immediate family members and trusts). The Shareholders' Committee will consist of those Parties who are employees of the Firm and members of the Board of Directors of the Company. Thus, the Shareholders' Committee will initially consist of Messrs. Corzine, Paulson, Hurst, Zuckerberg, Thain and Thornton.

                         INSTRUMENT OF INDEMNIFICATION

     In connection with the Offerings, the Company will enter into an Instrument of Indemnification (the "Instrument of Indemnification"). The Instrument of Indemnification will cover certain former partners of the Firm, including the PLPs, including each current director and executive officer of GS Inc., the RLPs, SBCM and KAA (each an "Indemnitee"). Under the Instrument of Indemnification, in the event any Indemnitee is, or is threatened to be, made a party to an action, suit or proceeding by reason of the fact that such Indemnitee was (i) a general or limited partner, shareholder, member, director, officer, employee or agent (each, a "Designated Capacity") of Group L.P. or certain of its affiliates or (ii) serving or served, at the request of Group L.P. or certain of its affiliates, in a Designated Capacity in another enterprise, the Company is, subject to certain
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

exceptions, obligated to indemnify and hold such Indemnitee harmless from any losses, damages or expenses incurred by such Indemnitee in such action, suit or proceeding. The Instrument of Indemnification does not duplicate the obligations of the Company under the Tax Indemnification Agreement described below. The indemnification obligation of the Company under the Instrument of Indemnification also extends to the indemnification obligations that certain Indemnitees, including each current director and executive officer of GS Inc., may have to other Indemnitees.

     The Instrument of Indemnification also provides that the Company will, subject to certain exceptions, release each Indemnitee from all actions, suits or other claims which the Company, as a successor to Group L.P., may have arising out of an Indemnitee's partnership or other interest in Group L.P. or certain of its affiliates or arising out of the conduct of such Indemnitee in connection with such Indemnitee's duties in the conduct of the business of Group L.P. or such affiliates.

                         TAX INDEMNIFICATION AGREEMENT

     An entity that has historically operated in corporate form generally is liable for any adjustments to the corporation's taxes for periods prior to its initial public offering. In contrast, the partners of Group L.P., rather than the Company, will be liable for any adjustments to many taxes (including U.S. federal and state income taxes) attributable to the operations of Group L.P. and its affiliates prior to the Offerings. In connection with the Offerings, the Company will enter into an agreement (the "Tax Indemnification Agreement") to indemnify certain former limited partners of Group L.P., including the PLPs, each current director and executive officer of GS Inc., the RLPs, SBCM and KAA (collectively, the "Tax Indemnitees"), against certain increases in each such Tax Indemnitee's taxes that relate to activities of Group L.P. or certain of its affiliates in respect of periods prior to the Offerings ("Increased Taxes"). The Company will be required to make additional payments to offset any taxes payable by a Tax Indemnitee in respect of payments made pursuant to the Tax Indemnification Agreement only to the extent the payments made to that Tax Indemnitee exceed a fixed amount. Any payment of Increased Taxes by the Company will be offset by any tax benefit received by the Tax Indemnitee.

     The Tax Indemnification Agreement includes provisions that permit the Company to control any tax proceeding or contest which might result in the Company being required to make a payment under the Tax Indemnification Agreement.

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

                          DESCRIPTION OF CAPITAL STOCK

                                    GENERAL

     Pursuant to the Company's Amended and Restated Certificate of Incorporation, the Company's authorized capital stock consists of
               shares, of which (i)                shares of par value of $.01
per share are a separate class designated as preferred stock ("Preferred
Stock"), (ii)                shares of par value of $.01 per share are a
separate class designated as common stock ("Common Stock"), approximately shares of which will be outstanding as of the closing of the
Offerings, and (iii)                shares of par value $.01 per share are a
separate class designated as nonvoting common stock ("Nonvoting Common Stock"),
approximately                shares of which will be outstanding as of the
closing of the Offerings. All outstanding Common Shares are, and the shares of Common Stock offered hereby will be, when issued and sold, validly issued, fully paid and nonassessable.

     The Shareholders' Agreement contains provisions relating to the voting and disposition of certain shares of Common Stock owned by the parties thereto. See "Certain Relationships and Related Transactions -- Shareholders' Agreement".

                                PREFERRED STOCK

     The authorized capital stock of the Company includes                shares
of Preferred Stock, of which                shares have been designated as
Series A Participating Preferred Stock and reserved for issuance upon exercise of the Rights. See "-- Shareholder Protection Rights" below. The Company's Board of Directors is authorized to divide the Preferred Stock into series and, with respect to each series, to determine the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series. The Board of Directors could, without shareholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of Common Stock and which could have certain anti-takeover effects.

     Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution adopted by the Board of Directors of the Company and approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock entitled to vote on the matter, voting as a single class.

                                  COMMON STOCK

     Each holder of Common Stock is entitled to one vote for each share owned of record on all matters submitted to a vote of shareholders. There are no cumulative voting rights. Accordingly, the holders of a majority of the shares of Common Stock voting for the election of directors can elect all the directors if they choose to do so, subject to any voting rights of holders of Preferred Stock to elect directors. See "Risk Factors -- The Firm Will Be Controlled by Its Principal Shareholders and Will Be Subject to Anti-Takeover Provisions". Subject to the preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock, together with the holders of the Nonvoting Common Stock, will be entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available therefor, and will be entitled, after payment of all prior claims, to receive pro rata all assets of the Company upon the liquidation, dissolution or winding up of the Company (with the shares of the Common Stock and the Nonvoting Common Stock being considered as a single class for this purpose). Any dividend in shares of Common Stock paid on or with respect to shares of Common Stock may be paid only with shares of Common Stock. Other than the Shareholder Protection Rights discussed below, holders of Common Stock have no redemption or conversion rights or preemptive rights to purchase or subscribe for securities of the Company.

                             NONVOTING COMMON STOCK

     The Nonvoting Common Stock will have the same rights and privileges as, and will rank equally and share ratably with, and be identical in all respects as to all matters to, the Common Stock, except that the Nonvoting Common Stock will have no voting rights other than such rights as may be required by law.

     The Board of Directors will not declare or pay dividends, and no dividend will be paid, with respect to any outstanding share of Common Stock or Nonvoting Common Stock, unless, simultaneously, the same dividend is paid with respect to each share of Common Stock and Nonvoting Common Stock, except that in the case of any dividend in the form of capital stock of a subsidiary of the Company, the capital stock of the subsidiary distributed to holders of Common Stock may differ from the capital stock of the subsidiary distributed to holders of the Nonvoting Common Stock to the extent and only to the extent that the Common Stock and the Nonvoting Common Stock differ as provided in the Amended and Restated Certificate of Incorporation. Any dividend in shares of Nonvoting Common Stock paid on or with respect to Nonvoting Common Stock may be paid only with shares of Nonvoting Common Stock.

     All of the outstanding shares of Nonvoting Common Stock will be beneficially owned by SBCM. The shares of Nonvoting Common Stock will automatically convert into shares of Common Stock on a one-for-one basis upon any transfer by SBCM of the shares of Nonvoting Common Stock to a third party.

                         SHAREHOLDER PROTECTION RIGHTS

     Attached to each Common Share is a Shareholder Protection Right (the "Right"). Until it is announced that a person or group has acquired 15% or more of the Company's Common Stock (exclusive of (i) Parties to the Shareholders' Agreement in their capacities as such and (ii) certain other persons) (an "Acquiring Person") or ten days after a person or group commences a tender offer that will result in such person or group owning 15% or more of the Common Stock, the Rights will be evidenced by the certificates for the Common Shares, will automatically trade with the Common Shares and will not be exercisable. Thereafter, separate Rights certificates will be distributed and each Right will entitle its holder to purchase 1/100 of a share of Series A Participating Preferred Stock having economic and voting terms similar to those of one Common
Share for an exercise price of $          .

     Upon announcement by the Company that any person or group has become an Acquiring Person (the "Flip-in Date") each Right (other than Rights beneficially owned by any Acquiring Person or transferees thereof, which Rights become void) will entitle its holder to purchase, for the exercise price, a number of Common Shares having a market value of twice the exercise price. Also, if after an Acquiring Person controls the Company's Board of Directors, the Company is involved in a merger or sells more than 50% of its assets or earning power or is involved with an Acquiring Person in certain "self-dealing" transactions (or has entered an agreement to do any of the foregoing) and, in the case of a merger where the Acquiring Person will receive different treatment than all other shareholders, each Right will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the Acquiring Person having a market value of twice the exercise price. If any person or group acquires between 15% and 50% of the Common Stock, the Company's Board of Directors may, at its option, exchange one Common Share for each Right.

     The Rights may be redeemed by the Board of Directors for $0.001 per Right prior to the Flip-in Date.

     The Rights will not prevent a takeover of the Company. However, the Rights may cause substantial dilution to a person or group that acquires 15% or more of the Common Stock unless the Rights are first redeemed by the Board of Directors of the Company. Nevertheless, the Rights should not interfere with a transaction that the Board of Directors believes is in the best interests of the Company and its shareholders because the Rights can be redeemed on or prior to the close of business on the Flip-in Date, before the consummation of such transaction.

                          LIMITATION OF LIABILITY AND
                            INDEMNIFICATION MATTERS

     The Amended and Restated Certificate of Incorporation of the Company provides that a director of the Company will not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Delaware General Corporation Law (the "DGCL"). The By-Laws of the Company provide for indemnification, to the fullest extent permitted by law, of any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer (as such term is defined in the Company's By-Laws) of the Company, or is or was a director of a Subsidiary (as such term is defined in the Company's By-Laws) of the Company, is or was a member of the Shareholders' Committee acting pursuant to the Shareholders' Agreement or, at the request of the Company, serves or served as a director or officer of or in any other capacity for any other enterprise, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding. The By-Laws of the Company also provide that, to the extent authorized from time to time by the Board of Directors, the Company may provide to any one or more employees and other agents of the Company or any Subsidiary or other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys' fees, that are similar to the rights conferred by the By-Laws on directors and officers of the Company or any Subsidiary or other enterprise.

                            SECTION 203 OF THE DGCL

     Upon completion of the Offering, the Company will be subject to the provisions of section 203 ("Section 203") of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in certain cases, within three years prior, did own) 15% or more of the corporation's voting stock. Under Section 203, a business combination between the Company and an interested stockholder is prohibited unless it satisfies one of the following conditions: (i) the Company's Board of Directors must have previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder or (ii) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by (a) persons who are directors and also officers and (b) employee stock plans, in certain instances) or (iii) the business combination is approved by the Board of Directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Prior to the execution of the Shareholders' Agreement, the Board of Directors will approve the Shareholders' Agreement for purposes of Section 203.

                         CERTAIN ANTI-TAKEOVER MATTERS

     The Amended and Restated Certificate of Incorporation and By-Laws of the Company will, upon consummation of the Offerings, include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include:

CLASSIFIED BOARD OF DIRECTORS

     The Amended and Restated Certificate of Incorporation of the Company provides for a Board of Directors divided into three classes, with one class to be elected each year to serve for a three-year term (except that the terms of the initial classes of directors will expire at the annual meetings of shareholders in 1999, 2000 and 2001). As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the Board of Directors. In addition, the shareholders of the Company can only remove directors for cause by the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of capital stock of the Company entitled to vote in the election of directors and only the Board of Directors may fill vacancies on the Board. The classification of directors and the inability of shareholders to remove directors without cause and to fill vacancies on the Board will make it more difficult to change the composition of the Board of Directors, but will promote a continuity of existing management.

CONSTITUENCY PROVISION

     Pursuant to the Company's Amended and Restated Certificate of Incorporation, a director of the Company may (but is not required to), in taking any action (including action that may involve or relate to a change or potential change in control of the Company), consider the effects that the Company's actions may have on other interests or persons (including employees) in addition to the shareholders of the Company.

ADVANCE NOTICE REQUIREMENTS

     The By-Laws establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of shareholders of the Company. These procedures provide that notice of such shareholder proposals must be timely given in writing to the Secretary of the Company prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices of the Company not less than 75 days nor more than 100 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the By-Laws. The Company anticipates that its 1999 annual meeting will be held in April 1999.

SPECIAL MEETINGS OF SHAREHOLDERS

     The Amended and Restated Certificate of Incorporation and By-Laws of the Company deny shareholders the right to call a special meeting of shareholders. The Amended and Restated Certificate of Incorporation and By-Laws provide that special meetings of the shareholders may be called only by a majority of the Company's Board of Directors.

NO WRITTEN CONSENT OF SHAREHOLDERS

     The Amended and Restated Certificate of Incorporation of the Company requires all shareholder actions to be taken by a vote of the shareholders at an annual or special meeting, and denies the power of shareholders of the Company to consent in writing, without a meeting, to the taking of any action.

MAJORITY VOTE NEEDED FOR SHAREHOLDER PROPOSALS

     The By-Laws of the Company require that any shareholder proposal be approved by a majority of all of the outstanding shares of Common Stock and not only a majority of the shares present at the meeting and entitled to vote. This requirement may make it more difficult to approve shareholder resolutions.

AMENDMENT OF BY-LAWS AND CHARTER

     The Amended and Restated Certificate of Incorporation of the Company requires the approval of not less than 85% of the voting power of all outstanding shares of the Company's capital stock entitled to vote to amend any By-Law by shareholder action or those provisions of the Amended and Restated Certificate of Incorporation described in this section. These provisions will make it more difficult to dilute the anti-takeover effects of the By-Laws and the Amended and Restated Certificate of Incorporation.

BLANK CHECK PREFERRED STOCK

     The Amended and Restated Certificate of Incorporation of the Company
provides for                authorized shares of Preferred Stock, of which none
is outstanding and                shares have been designated as the Series A
Participating Preferred Stock for delivery upon exercise of the Rights. The existence of authorized but unissued Preferred Stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in the Company's best interests, the Board of Directors could cause shares of Preferred Stock to be issued without shareholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent shareholder or shareholder group. In this regard, the Amended and Restated Certificate of Incorporation grants the Board of Directors broad power to establish the rights and preferences of authorized and unissued Preferred Stock. The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above could decrease the amount of earnings and assets available for distribution to holders of Common Shares and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change in control of the Company. The Board of Directors currently does not intend to seek shareholder approval prior to any issuance of Preferred Stock, unless otherwise required by law.

                                    LISTING

     The Company intends to list the Common Stock on the NYSE.

                                 TRANSFER AGENT

     The transfer agent for the Common Stock will be ChaseMellon Shareholder Services, L.L.C.

                       DESCRIPTION OF CAPITAL SECURITIES

     At or about the time of the Offerings, the Firm plans to issue and sell up
to $               in aggregate liquidation amount of Cumulative Quarterly
Income Preferred Securities. The Firm expects to use the net proceeds from the QUIPS Offering for general corporate purposes. See "Use of Proceeds" and "Pro Forma Consolidated Financial Information".

     The QUIPS will represent preferred beneficial interests in a special purpose trust. All of the common beneficial interests of the trust will be owned by the Firm. The holders of the QUIPS will be entitled to receive from the trust cumulative cash distributions that will accrue on the liquidation amount of the QUIPS at a specified annual rate (to be determined at the pricing for the offering) and will be payable periodically. The Firm will be entitled to defer payment of these distributions at any time and from time to time, for certain periods, but not beyond the maturity of the QUIPS. During any deferral period, or after certain defaults, the Firm will not be permitted to declare or pay any cash dividends on the Common Stock or to repurchase any Common Stock for cash. Deferred distributions will continue to accrue and be payable when the relevant deferral period ends. Upon the occurrence of specified events of default, the holders of the QUIPS will be entitled to exercise creditor rights.

     The trust will use the net proceeds from the sale of QUIPS, together with
certain other proceeds, to purchase $            principal amount of
subordinated debentures to be issued by GS Inc. The payment terms of the debentures will match those of the QUIPS and amounts paid on the debentures will be used by the trust to fund amounts payable on the QUIPS. Through the debentures and related agreements, GS Inc. will effectively guarantee all the trust's obligations under the QUIPS. The obligations of GS Inc. in respect of the debentures and the QUIPS will be subordinated in right of payment to substantially all of its debt but will rank senior in right of payment to the Common Shares.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Offerings, there has been no public market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock. Upon completion of the Offerings,
there will be                shares of Common Stock outstanding. Of these
shares,                shares of Common Stock expected to be sold in the
Offerings (excluding the Directed Offering) will be freely transferable without restriction or further registration under the Securities Act, except for shares purchased by "affiliates" of the Company, as that term is defined in Rule 144.
Of the remaining                shares of Common Stock outstanding up to
shares of Common Stock will be sold in the Directed Offering and shares will be "restricted securities", as that term is defined in Rule 144. Of
these                restricted shares:

- shares will be held by the PLPs will not be transferrable until the third, fourth and fifth anniversaries of the date of this Prospectus, unless these restrictions are waived. See "Certain Relationships and Related Transactions--Shareholders' Agreement";

- shares held by the RLPs will be freely transferrable pursuant to Rule 144(k) commencing December 1, 1998; and

- shares held by the DCP will not be deliverable to the plan participants until the third, fourth and fifth anniversaries of the date of this Prospectus, assuming the relevant conditions are satisfied. See "Management--The Employee IPO Award".

     All the restricted shares described above, as well as the shares sold in the Directed Offering, will be subject to the 180-day Underwriters' lockup described below.

     The Firm, the Selling Shareholders, the parties to the Shareholders' Agreement, including all of the directors and executive officers of GS Inc., the RLPs and the purchasers in the Directed Offering have agreed with the Underwriters not to dispose of or hedge any of their Common Stock or securities convertible into or exchangeable for shares of Common Stock during the period from the date of this Prospectus continuing through the date 180 days after the date of this Prospectus, except with the prior written consent of GS&Co.

     Shares of Common Stock underlying the Formula RSUs and Discretionary RSUs will be deliverable beginning on the first and third anniversaries of the date of grant, respectively, assuming the relevant conditions are satisfied. The Discretionary Options will be exercisable beginning on the third anniversary of the date of grant, assuming the relevant conditions are satisfied. See "Management--The Employee IPO Awards" for a discussion of the terms of the Formula and Discretionary RSUs and the Discretionary Options.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned "restricted securities" for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of
(i) 1% of the number of shares of Common Stock then outstanding (which will
equal approximately                shares immediately after the Offerings) or
(ii) the average weekly trading volume of the Common Stock on the NYSE during the four calendar weeks preceding the filing of a notice of Form 144 with respect to such sale with the SEC. Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice and availability of current public information about the Company. Under Rule 144(k), a person who is not, and has not been at any time during the 90 days preceding a sale, an affiliate of the Company and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.
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

                            VALIDITY OF COMMON STOCK

     The validity of the Common Stock offered hereby will be passed upon for the Company by Sullivan & Cromwell, New York, New York, and for the Underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Certain legal matters will be passed upon by one of the Company's Co-General Counsels, Robert J. Katz or Gregory K. Palm. Sullivan & Cromwell has in the past represented and continues to represent one or more of the Underwriters and their affiliates in a variety of matters. Cleary, Gottlieb, Steen & Hamilton has in the past represented and continues to represent the Company in a variety of matters.

                                    EXPERTS

     The financial statements of the Firm as of November 29, 1996 and November 28, 1997 and for each of the three fiscal years in the fiscal period ended November 28, 1997 and, as of and for the six months ended May 29, 1998, included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The income statement data and balance sheet data (excluding adjusted assets) set forth in "Selected Consolidated Financial Data" for each of the five fiscal years ended November 28, 1997 and the six months ended May 29, 1998 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     With respect to the unaudited interim financial information as of May 30, 1997 and for the period ended May 30, 1997 included in this Prospectus, PricewaterhouseCoopers LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included herein states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because this report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

                             AVAILABLE INFORMATION

     Upon completion of the Offerings, the Company will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by the Company at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company's filings with the SEC are also available to the public through the SEC's Internet site at http://www. sec.gov and through the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which the Common Stock is listed. After the Offerings, we expect to provide annual reports to our shareholders that include financial information reported on by our independent public accountants.

     The Company has filed a Registration Statement on Form S-1 with the SEC. This Prospectus is a part of the Registration Statement and does not contain all of the information in the Registration Statement. Whenever a reference is made in this Prospectus to a contract or other document of the Company, please be aware that such reference is not necessarily complete and that you should refer to the exhibits that are a part of the Registration Statement for a copy of the contract or other document. You may review a copy of the Registration Statement at the SEC's public reference room in Washington, D.C. as well as through the SEC's Internet site.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Review Report of Independent Accountants....................  F-3
Consolidated Statements of Earnings for the fiscal years
  ended November 24, 1995, November 29, 1996 and November
  28, 1997 and the six-month fiscal periods ended May 30,
  1997 (unaudited) and May 29, 1998.........................  F-4
Consolidated Statements of Financial Condition as of
  November 29, 1996 and November 28, 1997 and May 30, 1997
  (unaudited) and May 29, 1998..............................  F-5
Consolidated Statements of Changes in Partners' Capital for
  the fiscal years ended November 24, 1995, November 29,
  1996 and November 28, 1997 and the six-month fiscal
  periods ended May 30, 1997 (unaudited) and May 29, 1998...  F-6
Consolidated Statements of Cash Flows for the fiscal years
  ended November 24, 1995, November 29, 1996 and November
  28, 1997 and the six-month fiscal periods ended May 30,
  1997 (unaudited) and May 29, 1998.........................  F-7
Notes to Consolidated Financial Statements..................  F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

                            ------------------------

To the Partners,
The Goldman Sachs Group, L.P.:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of earnings, changes in partners' capital and cash flows (included on pages F-4 to F-24 of this Prospectus) present fairly, in all material respects, the consolidated financial position of The Goldman Sachs Group, L.P. and Subsidiaries at May 29, 1998, November 28, 1997 and November 29, 1996, and the results of their consolidated operations and their consolidated cash flows for the six-month fiscal period ended May 29, 1998 and the three fiscal years in the period ended November 28, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Firm's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

We have also previously audited, in accordance with generally accepted auditing standards, the consolidated statements of financial condition as of November 24, 1995, November 25, 1994 and November 26, 1993, and the related consolidated statements of earnings, changes in partners' capital and cash flows for the fiscal years ended November 25, 1994 and November 26, 1993 (none of which are presented herein); and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the selected historical income statement and balance sheet data (excluding adjusted assets) for each of the five fiscal years in the period ended November 28, 1997 and the six-month fiscal period ended May 29, 1998 (included on pages 30-31 of this Prospectus) is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

PricewaterhouseCoopers LLP

New York, New York
August 3, 1998.

                    REVIEW REPORT OF INDEPENDENT ACCOUNTANTS

                            ------------------------

To the Partners,
The Goldman Sachs Group, L.P.:

We have reviewed the consolidated statement of financial condition of The Goldman Sachs Group, L.P. and Subsidiaries, as of May 30, 1997, and the related consolidated statements of earnings, changes in partners' capital and cash flows for the six-month fiscal period ended May 30, 1997. These financial statements are the responsibility of the Firm's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytic procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

New York, New York
July 14, 1997.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                            SIX MONTHS
                                          YEAR ENDED NOVEMBER               ENDED MAY
                                     -----------------------------    ----------------------
                                      1995       1996       1997         1997         1998
                                      ----       ----       ----         ----         ----
                                                                      (unaudited)
                                                          (in millions)
REVENUES:
Investment banking.................  $ 1,595    $ 2,113    $ 2,587      $1,094       $ 1,587
Trading and principal
  investments......................    1,916      2,496      2,303       1,362         2,426
Asset management and securities
  services.........................      827        981      1,456         655           981
Interest income....................    9,986     11,699     14,087       6,429         7,472
                                     -------    -------    -------      ------       -------
          Total revenues...........   14,324     17,289     20,433       9,540        12,466
Interest expense, principally on
  short-term funding...............    9,841     11,160     12,986       5,909         7,005
                                     -------    -------    -------      ------       -------
          Revenues, net of interest
            expense................    4,483      6,129      7,447       3,631         5,461
OPERATING EXPENSES:
Compensation and benefits..........    2,005      2,421      3,097       1,528         2,589
Brokerage, clearing and exchange
  fees.............................      246        278        357         154           194
Market development.................       97        137        206          78           134
Communications and technology......      173        173        208          93           121
Depreciation and amortization......      186        172        178          81           104
Occupancy..........................      175        154        168          78            93
Professional services and other....      233        188        219         104           167
                                     -------    -------    -------      ------       -------
          Total operating
            expenses...............    3,115      3,523      4,433       2,116         3,402
Pre-tax earnings...................    1,368      2,606      3,014       1,515         2,059
Provision for taxes................       20        207        268         143           328
                                     -------    -------    -------      ------       -------
Net earnings.......................  $ 1,348    $ 2,399    $ 2,746      $1,372       $ 1,731
                                     =======    =======    =======      ======       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                  AS OF NOVEMBER            AS OF MAY
                                                -------------------   ----------------------
                                                  1996       1997        1997         1998
                                                  ----       ----        ----         ----
                                                                      (unaudited)
                                                               (in millions)
ASSETS:
Cash and cash equivalents.....................  $  2,209   $  1,328    $  1,540     $  2,210
Cash and securities segregated in compliance
  with U.S. federal and other regulations
  (principally U.S. government obligations)...     4,232      4,903       3,833        6,042
Receivables from brokers, dealers and clearing
  organizations...............................     2,422      3,754       2,465        3,773
Receivables from customers and
  counterparties..............................     5,777     10,060       7,061       13,855
Securities borrowed...........................    36,654     51,058      45,253       67,343
Securities purchased under agreements to
  resell......................................    40,614     39,376      46,365       47,584
Right to receive securities...................        --         --          --       13,204
Financial instruments owned, at fair value:
  Commercial paper, certificates of deposit
     and time deposits........................     1,053      1,477       1,275        1,864
  U.S. government, federal agency and
     sovereign obligations....................    27,592     25,736      27,089       38,068
  Corporate debt..............................     9,414     11,321      11,115       12,342
  Equities and convertible debentures.........     9,424     11,870      10,778       14,984
  State, municipal and provincial
     obligations..............................     1,340      1,105         831        1,046
  Derivative contracts........................     8,769     13,788       9,474       17,020
  Physical commodities........................     1,206      1,092         646          416
Other assets..................................     1,340      1,533       1,475        2,101
                                                --------   --------    --------     --------
                                                $152,046   $178,401    $169,200     $241,852
                                                ========   ========    ========     ========
LIABILITIES AND NET WORTH:
Short-term borrowings, including commercial
  paper.......................................  $ 17,337   $ 21,008    $ 20,668     $ 23,722
Payable to brokers, dealers and clearing
  organizations...............................     1,220        952         959        1,023
Payable to customers and counterparties.......    16,547     22,995      21,075       30,047
Securities loaned.............................    11,347     17,627      15,426       22,075
Securities sold under agreements to
  repurchase..................................    50,012     44,057      50,058       64,499
Obligation to return securities...............        --         --          --       25,386
Financial instruments sold, but not yet
  purchased, at fair value:
  U.S. government, federal agency and
     sovereign obligations....................    19,938     22,371      23,444       15,894
  Corporate debt..............................     1,821      1,708       1,811        1,345
  Equities and convertible debentures.........     2,957      6,357       4,100        6,619
  Derivative contracts........................     9,982     15,964      10,593       19,253
  Physical commodities........................        86         78         278          551
Other liabilities and accrued expenses........     2,130      3,080       1,851        3,959
Long-term borrowings..........................    12,376     15,667      12,782       20,275
                                                --------   --------    --------     --------
                                                 145,753    171,864     163,045      234,648
Commitments and contingencies
Partners' capital reserved for income taxes
  and potential withdrawals...................       984        430         546          566
Partners' capital.............................     5,309      6,107       5,609        6,638
                                                --------   --------    --------     --------
                                                $152,046   $178,401    $169,200     $241,852
                                                ========   ========    ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                                                             SIX MONTHS
                                          YEAR ENDED NOVEMBER                ENDED MAY
                                     ------------------------------    ----------------------
                                      1995        1996       1997         1997         1998
                                      ----        ----       ----         ----         ----
                                                                       (unaudited)
                                                          (in millions)
Partners' capital, beginning of
  period...........................  $ 4,771    $ 4,905     $ 5,309      $ 5,309      $ 6,107
Additions:
  Net earnings.....................    1,348      2,399       2,746        1,372        1,731
  Capital contributions............      276          4          89           75            6
                                     -------    -------     -------      -------      -------
          Total additions..........    1,624      2,403       2,835        1,447        1,737
Deductions:
  Returns on capital and certain
     distributions to partners.....     (449)      (473)       (557)        (288)        (311)
  Redemption of institutional
     limited partners..............     (275)        --          --           --           --
  Transfers to partners' capital
     reserved for income taxes and
     potential withdrawals, net....     (766)    (1,526)     (1,480)        (859)        (895)
                                     -------    -------     -------      -------      -------
          Total deductions.........   (1,490)    (1,999)     (2,037)      (1,147)      (1,206)
                                     -------    -------     -------      -------      -------
Partners' capital, end of period...  $ 4,905    $ 5,309     $ 6,107      $ 5,609      $ 6,638
                                     =======    =======     =======      =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                               SIX MONTHS
                                                             YEAR ENDED NOVEMBER               ENDED MAY
                                                        ------------------------------   ----------------------
                                                         1995        1996       1997        1997         1998
                                                         ----        ----       ----        ----         ----
                                                                                         (unaudited)
                                                                             (in millions)
Cash flows from operating activities:
  Net earnings........................................  $ 1,348    $  2,399    $ 2,746     $ 1,372     $  1,731
  Non-cash items included in net earnings:
    Depreciation and amortization.....................      186         172        178          81          104
    Deferred income taxes.............................      (53)         85         32          32           24
  Decreases/(increases) in operating assets and
    liabilities:
    Cash and securities segregated in compliance with
      U.S. federal and other regulations..............    1,056      (1,445)      (670)        399       (1,140)
    Net receivables from brokers, dealers and clearing
      organizations...................................        1         169     (1,599)       (304)          52
    Net payables to customers and counterparties......     (322)      4,279      2,339       3,300        3,083
    Securities borrowed, net..........................    2,308     (17,075)    (8,124)     (4,520)     (11,837)
    Financial instruments owned, at fair value........   (3,118)     (9,415)    (7,439)     (2,383)     (14,897)
    Financial instruments sold, but not yet purchased,
      at fair value...................................    2,179       5,276     11,702       5,451        5,243
    Other.............................................     (164)        926        905        (322)         383
                                                        -------    --------    -------     -------     --------
      Net cash provided by/(used for) operating
         activities...................................    3,421     (14,629)        70       3,106      (17,254)
                                                        -------    --------    -------     -------     --------
Cash flows from investing activities:
  Property, leasehold improvements and equipment......     (118)       (258)      (259)       (125)        (197)
  Financial instruments owned, at fair value..........        4         115       (360)       (110)        (159)
  Acquisitions, net of cash acquired..................       --         (75)       (74)        (62)          --
                                                        -------    --------    -------     -------     --------
      Net cash used for investing activities..........     (114)       (218)      (693)       (297)        (356)
                                                        -------    --------    -------     -------     --------
Cash flows from financing activities:
  Short-term borrowings...............................   (4,705)        391      1,082       1,645         (863)
  Securities sold under agreements to repurchase,
    net...............................................   (5,099)     16,012     (4,717)     (5,705)      12,234
  Issuance of long-term borrowings....................    5,934       5,172      7,734       3,171        9,210
  Repayment of long-term borrowings...................   (3,624)     (3,986)    (1,855)     (1,080)      (1,025)
  Capital contributions...............................      276           4         89          75            6
  Returns on capital and certain distributions to
    partners..........................................     (449)       (473)      (557)       (288)        (311)
  Redemption of institutional limited partners........     (275)         --         --          --           --
  Partners' capital reserved for income taxes and
    potential withdrawals.............................     (835)     (1,017)    (2,034)     (1,296)        (759)
                                                        -------    --------    -------     -------     --------
      Net cash (used for)/provided by financing
         activities...................................   (8,777)     16,103       (258)     (3,478)      18,492
                                                        -------    --------    -------     -------     --------
  Net (decrease)/increase in cash and cash
    equivalents.......................................   (5,470)      1,256       (881)       (669)         882
Cash and cash equivalents, beginning of period........    6,423         953      2,209       2,209        1,328
                                                        -------    --------    -------     -------     --------
Cash and cash equivalents, end of period..............  $   953    $  2,209    $ 1,328     $ 1,540     $  2,210
                                                        =======    ========    =======     =======     ========

SUPPLEMENTAL DISCLOSURES:
Cash payments for interest approximated the related expense for each of the fiscal periods presented. Payments of income taxes were not material.

A zero coupon bond of $32 million representing a portion of the acquisition price of CIN Management Limited was recorded on the consolidated statement of financial condition at November 29, 1996 and was excluded from the consolidated statement of cash flows as it represented a non-cash item.

The adjustment of $17 billion related to the provisions of SFAS No. 125 that were deferred under SFAS No. 127 was excluded from the consolidated statement of cash flows for the six months ended May 1998 as it represents a non-cash item.

  The accompanying notes are an integral part of these consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  DESCRIPTION OF BUSINESS

     The Goldman Sachs Group, L.P., a Delaware limited partnership ("Group L.P."), together with its consolidated subsidiaries (collectively, the "Firm"), is a global investment banking and securities firm that provides a wide range of services worldwide to a substantial and diversified client base.

     The Firm's activities are divided into three principal business lines:

     - Investment Banking, which includes financial advisory services and underwriting;

     - Trading and Principal Investments, which includes fixed income, currency and commodities ("FICC"), equities and principal investments; and

     - Asset Management and Securities Services, which includes asset management, securities services and commissions.

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Group L.P. and its U.S. and international subsidiaries including Goldman, Sachs & Co. ("GS&Co.") and J. Aron & Company ("J. Aron") in New York, Goldman Sachs International ("GSI") in London and Goldman Sachs (Japan) Ltd. ("GSJL") in Tokyo. Certain reclassifications have been made to prior year amounts to conform to the current presentation.

     These consolidated financial statements have been prepared in accordance with generally accepted accounting principles which require management to make estimates and assumptions regarding trading inventory valuations, partner retirements, the outcome of pending litigation and other matters that affect the consolidated financial statements and related disclosure. These estimates and assumptions are based on judgment and available information and, consequently, actual results could be materially different from these estimates.

     It is the opinion of management that all adjustments necessary for a fair statement of the interim results of operations and financial condition for the six-month fiscal period ended May 30, 1997 have been reflected therein. All such adjustments were of a normal recurring nature.

     Unless otherwise stated herein, all references to 1995, 1996 and 1997 refer to the Firm's fiscal year ended, or the date, as the context requires, November 24, 1995, November 29, 1996 and November 28, 1997, respectively, and all references to May 1997 and May 1998 refer to the Firm's six-month fiscal period ended, or the date, as the context requires, May 30, 1997 and May 29, 1998, respectively.

  FINANCIAL INSTRUMENTS

     Gains and losses on financial instruments and commission income and related expenses are recorded on a trade date basis in the consolidated statements of earnings. For purposes of the consolidated statements of financial condition only, purchases and sales of financial instruments, including agency transactions, are generally recorded on a settlement date basis. Recording such transactions on a trade date basis would not result in a material adjustment to the consolidated statements of financial condition.

     Substantially all financial instruments used in the Firm's trading and investment activities are carried at fair value and unrealized gains and losses are recognized in income. Fair value is

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES based generally on listed market prices or broker or dealer price quotations. To the extent prices are not readily available, fair value is based on either internal valuation models or management's estimate of amounts that could be realized under current market conditions, assuming an orderly liquidation over a reasonable period of time. Certain over-the-counter ("OTC") derivative instruments are valued using pricing models that consider current and contractual market prices, time value and yield curve and/or volatility factors of the underlying positions. Substantially all other non-trading instruments are carried at fair value or amounts that approximate fair value.

  DERIVATIVES

     Derivative contracts are financial instruments that derive their fair value from underlying assets, indices or reference rates, or any combination thereof, such as futures, forwards, swaps or option contracts. Derivative financial instruments exclude certain cash instruments, such as mortgage-backed securities, interest-only and principal-only obligations and indexed debt instruments, that derive their values or contractually required cash flows from the price of some other security or index. Derivatives also exclude option features that are embedded in cash instruments, such as the conversion features and call provisions embedded in bonds.

     The Firm has elected to include commodity-related contracts in its derivative disclosures, although not required to do so, as these contracts may be settled in cash or are readily convertible into cash.

     Derivatives used for trading purposes are recorded at fair value and included in "Derivative contracts" on the consolidated statements of financial condition. These values are reported on a net-by-counterparty basis where management believes a legal right of setoff exists under an enforceable master netting agreement. Gains and losses on derivatives are included in "Trading and Principal Investments" on the consolidated statements of earnings.

     Derivatives used for purposes other than trading include interest rate futures contracts and interest rate and currency swap agreements, which are utilized to convert a substantial portion of the Firm's fixed term debt into U.S. dollar-based floating rate obligations. Gains and losses on these transactions are generally deferred and recognized as adjustments to interest expense over the life of the underlying asset or liability.

  REPURCHASE AGREEMENTS AND COLLATERALIZED FINANCING ARRANGEMENTS

     Securities purchased under agreements to resell and securities sold under agreements to repurchase, principally U.S. government, federal agency and investment-grade foreign sovereign obligations, represent short-term collateralized financing transactions and are carried at their contractual amounts plus accrued interest, on a net-by-counterparty basis, where management believes a legal right of setoff exists under an enforceable master netting agreement. Carrying value approximates fair value for these transactions due to their short-term nature. The Firm takes possession of securities purchased under agreements to resell, monitors the market value of the underlying securities on a daily basis and obtains additional collateral as appropriate.

     Securities borrowed and loaned are recorded on the statements of financial condition based on the amount of cash collateral advanced or received. These transactions are generally collateralized by either cash, securities or letters of credit. Carrying value approximates fair value for these transactions due to their short-term nature. Regardless of the type of collateral, the Firm takes possession of securities borrowed, monitors the market value of securities loaned and obtains additional collateral as appropriate. Income or expense is recognized as interest over the life of the transaction.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

  PROPERTY, LEASEHOLD IMPROVEMENTS AND EQUIPMENT

     Depreciation and amortization generally are computed using accelerated cost recovery methods for all property and equipment and for leasehold improvements where the term of the lease is greater than the economic useful life of the asset. All other leasehold improvements are amortized on a straight-line basis over the life of the lease.

  FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of subsidiaries whose functional currency is other than the U.S. dollar are translated using currency exchange rates prevailing at the end of the period presented, while revenues and expenses are translated using average exchange rates during the period. Gains or losses resulting from the translation of foreign currency financial statements are recorded as cumulative translation adjustments, and are included as a component of "Partners' capital reserved for income taxes and potential withdrawals" on the consolidated statements of financial condition. Gains or losses resulting from foreign exchange transactions are recorded in earnings.

  GOODWILL

     The cost of acquired companies in excess of the fair value of net assets acquired at acquisition date is recorded as goodwill and amortized over periods of 15 to 25 years on a straight-line basis.

  INVESTMENT BANKING

     Underwriting revenues and fees from mergers and acquisitions and other corporate finance advisory assignments are recorded when the underlying transaction is completed under the terms of the engagement. Syndicate expenses related to securities offerings in which the Firm acts as an underwriter or agent are deferred until the related revenue is recognized.

  PRINCIPAL INVESTMENTS

     Principal investments are carried at fair value, generally as evidenced by quoted market prices or by comparable substantial third-party transactions. Where fair value is not readily ascertainable, principal investments are recorded at initial cost or management's estimate of the realizable value.

     The Firm is entitled to receive overrides when the return on investments exceeds certain threshold returns to the funds. Overrides are based on investment performance over the life of each merchant banking fund, and future investment underperformance may require the return to the funds of amounts previously distributed to the Firm. Accordingly, overrides are recognized in income only when the probability of returning them is determined to be remote.

  PROVISION FOR TAXES

     The Firm accounts for income taxes incurred by its corporate subsidiaries in accordance with SFAS No. 109, "Accounting for Income Taxes". The consolidated statements of earnings for the periods presented include a provision for, or benefit from, income taxes on income earned, or losses incurred, by the Firm and its subsidiaries including a provision for, or benefit from, unincorporated business tax on income earned, or losses incurred, by the Firm and its subsidiaries conducting business in New York City. No additional income tax provision is required in the consolidated statements of earnings because the Firm is a partnership and the remaining tax effects accrue directly to its partners.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

  CASH AND CASH EQUIVALENTS

     The Firm defines cash equivalents as highly liquid overnight deposits held in the ordinary course of business.

  ACCOUNTING DEVELOPMENTS

     In June 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", effective for transactions occurring after December 31, 1996. Statement of Financial Accounting Standards ("SFAS") No. 125 establishes standards for distinguishing transfers of financial assets that are accounted for as sales from transfers that are accounted for as secured borrowings.

     The provisions of SFAS No. 125 relating to repurchase agreements, securities-lending transactions and other similar transactions were deferred by the provisions of SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125", and became effective for transactions entered into after December 31, 1997. This Statement requires that the collateral obtained in certain types of secured lending transactions be recorded on the balance sheet with a corresponding liability reflecting the obligation to return such collateral to its owner. Effective January 1, 1998, the Firm adopted the provisions of SFAS No. 125 that were deferred by SFAS No. 127. The adoption of this standard increased the Firm's total assets and liabilities by $17 billion as of May 1998.

     In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share" ("EPS"), effective for periods ending after December 15, 1997, with restatement required for all prior periods. SFAS No. 128 establishes new standards for computing and presenting EPS. This Statement replaces primary and fully diluted EPS with "basic EPS" which excludes dilution and "diluted EPS" which includes the effect of all potentially dilutive common shares and other dilutive securities. Because the Firm has not historically reported EPS, this Statement will have no impact on the Firm's historical financial statements. This Statement will, however, apply to financial statements of the Firm prepared after the Offerings.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", effective for fiscal years beginning after December 15, 1997, with reclassification of earlier periods required for comparative purposes. SFAS No. 130 establishes standards for the reporting and presentation of comprehensive income and its components in the financial statements. The Firm intends to adopt this standard beginning in fiscal year 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect the Firm's results of operations or financial condition.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", effective for fiscal years beginning after December 15, 1997, with reclassification of earlier periods required for comparative purposes. SFAS No. 131 establishes the criteria for determining an operating segment and establishes the disclosure requirements for reporting information about operating segments. The Firm intends to adopt this standard beginning in fiscal year 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect the Firm's results of operations or financial condition.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", effective for fiscal years beginning after December 15, 1997, with restatement of disclosures for earlier periods required for comparative purposes. SFAS No. 132 revises certain employers' disclosures about pension and other post-retirement benefit

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES plans. The Firm intends to adopt this standard beginning in fiscal year 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect the Firm's results of operations or financial condition.

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", effective for fiscal years beginning after December 15, 1998. SOP No. 98-1 requires that certain costs of computer software developed or obtained for internal use be capitalized and amortized over the useful life of the related software. The Firm currently expenses the cost of all software development in the period in which it is incurred. The Firm intends to adopt this Statement beginning in fiscal year 2000 and is currently assessing its effect.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", effective for fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This Statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting designation. The Firm intends to adopt this standard beginning in fiscal year 2000 and is currently assessing its effect.

NOTE 3.  FINANCIAL INSTRUMENTS

     Financial instruments, including derivatives, are used to manage market risk, facilitate customer transactions, engage in trading transactions and meet financing objectives. These instruments can be executed on an exchange or negotiated in the OTC market. Derivative financial instruments may involve future commitments to purchase or sell financial instruments or commodities, or to exchange currency or interest payment streams. The amounts exchanged are based on the specific terms of the contract with reference to specified rates, securities, commodities or indices.

     Transactions involving financial instruments sold, but not yet purchased, entail an obligation to purchase a financial instrument at a future date. The Firm may incur a loss if the market value of the financial instrument subsequently increases prior to the purchase of the instrument.

  TRADING AND PRINCIPAL INVESTMENTS TRANSACTIONS

     The Firm's Trading and Principal Investments businesses facilitate customer transactions and take proprietary positions in securities, derivatives, currencies and commodities. Derivative financial instruments are often used to hedge cash instruments or other derivative financial instruments as an integral part of the Firm's strategies. As a result, it is necessary to view the results of any activity on a fully-integrated basis, including cash positions, the effect of related hedging transactions and the financing of the underlying positions.

     Net revenues reflect allocations of interest expense to the specific securities, commodities, and other positions in relation to the level of financing incurred by each.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     The following table sets forth the net revenues of the Firm's Trading and Principal Investments business line:

                                                                   SIX MONTHS ENDED
                                    YEAR ENDED NOVEMBER                   MAY
                               ------------------------------    ---------------------
                                1995        1996        1997        1997         1998
                                ----        ----        ----        ----         ----
                                                                 (unaudited)
                                                    (in millions)
FICC.........................  $  822      $1,749      $2,055      $1,194       $1,675
Equities.....................     731         730         573         423          659
Principal investments........     191         214         298          43          244
                               ------      ------      ------      ------       ------
Total Trading & Principal
  Investments................  $1,744      $2,693      $2,926      $1,660       $2,578
                               ======      ======      ======      ======       ======

  RISK MANAGEMENT

     The Firm seeks to monitor and control its risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems for individual entities and the Firm as a whole. The Firm believes that it has effective procedures for evaluating and managing the market, credit and other risks to which it is exposed. The Executive Committee, the Firm's primary decision-making body, determines (both directly and through delegated authority) the types of business in which the Firm engages, approves guidelines for accepting customers for all product lines, outlines the terms under which customer business is conducted and establishes the parameters for the risks that the Firm is willing to undertake in its business.

     MARKET RISK

     The Firmwide Risk Committee, which reports to the Executive Committee and meets weekly, is responsible for managing and monitoring all of the Firm's risk exposures. In addition, the Firm maintains segregation of duties, with credit review and risk-monitoring functions performed by groups that are independent from revenue-producing departments.

     The potential for changes in the market value of the Firm's trading positions is referred to as "market risk". The Firm's trading positions result from underwriting, market making and proprietary trading activities.

     The broadly defined categories of market risk include exposures to interest rates, currency rates, equity prices and commodity prices.

- Interest rate risks primarily result from exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates, mortgage prepayment speeds and credit spreads.

- Currency rate risks result from exposures to changes in spot prices, forward prices and volatilities of currency rates.

- Equity price risks result from exposures to changes in prices and volatilities of individual equities, equity baskets and equity indices.

- Commodity price risks result from exposures to changes in spot prices, forward prices and volatilities of commodities, such as electricity, natural gas, crude oil, petroleum products and precious and base metals.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     These risk exposures are managed through diversification, by controlling position sizes and by establishing offsetting hedges in related securities or derivatives. For example, the Firm may hedge a portfolio of common stock by taking an offsetting position in a related equity-index futures contract. The ability to manage these exposures may, however, be limited by the liquidity of the security or the related hedge instrument.

     CREDIT RISK

     Credit risk represents the loss that the Firm would incur if a counterparty or issuer of securities or other instruments it holds fails to perform its contractual obligations to the Firm. To reduce its credit exposures, the Firm seeks to enter into netting agreements with counterparties that permit the Firm to offset receivables and payables with such counterparties. The Firm does not take into account any such agreements when calculating credit risk, however, unless it has received reasonable assurance that the agreement will permit netting of the counterparty's exposure under applicable law.

     CONCENTRATION OF CREDIT RISK

     Credit concentrations may arise from trading, underwriting and securities borrowing activities and may be impacted by changes in economic, industry or political factors. The Firm's concentration of credit risk is monitored actively by the Credit Policy Committee. As of May 1998, U.S. government and federal agency obligations represented 11% of the Firm's total assets. In addition, most of the Firm's securities purchased under agreements to resell are collateralized by U.S. government, federal agency and sovereign obligations.

  DERIVATIVE ACTIVITIES

     The Firm uses derivatives in its trading activities to facilitate customer transactions, to take proprietary positions and as a means of risk management.

     The gross notional (or contractual) amounts of derivative financial instruments are used to express the volume of these transactions and do not represent the amounts potentially subject to market risk. In addition, measurement of market risk is meaningful only when all related and

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES offsetting transactions are taken into consideration. Gross notional (or contractual) amounts of derivative financial instruments with off-balance-sheet market risk are set forth below:

                                      AS OF NOVEMBER               AS OF MAY
                                   --------------------    -------------------------
                                     1996        1997         1997           1998
                                     ----        ----         ----           ----
                                                           (unaudited)
                                                     (in millions)
INTEREST RATE RISK:
Financial futures and forward
  settlement contracts...........  $216,700    $334,916     $296,175        $456,707
Swap agreements..................   434,005     925,658      632,416       1,280,825
Written option contracts.........   258,388     351,359      297,282         393,106

EQUITY PRICE RISK:
Financial futures contracts......     6,583       7,457        8,018           6,882
Swap agreements..................     1,516       1,993        2,733           1,593
Written option contracts.........    26,029      51,916       26,149          47,529

CURRENCY AND COMMODITY PRICE
  RISK:
Financial futures and forward
  settlement contracts...........   268,036     355,882      341,662         464,419
Swap agreements..................    21,924      33,472       27,287          43,955
Written option contracts.........   149,311     179,481      171,016         186,881

     Market risk on purchased option contracts is limited to the market value of the option; therefore, purchased option contracts have no off-balance-sheet market risk. The gross notional (or contractual) amounts of purchased option contracts are set forth below:

                                      AS OF NOVEMBER               AS OF MAY
                                   --------------------    -------------------------
                                     1996        1997         1997           1998
                                     ----        ----         ----           ----
                                                           (unaudited)
                                                     (in millions)
PURCHASED OPTION CONTRACTS:
Interest rate....................  $196,496    $301,685     $220,724        $342,001
Equity...........................    22,275      24,021       29,452          49,492
Currency and commodity...........   143,568     180,859      148,031         197,336

     The Firm utilizes replacement cost as its measure of derivative credit risk. Replacement cost, as reported in financial instruments owned, at fair value on the consolidated statements of financial condition, represents amounts receivable from various counterparties, net of any unrealized losses owed where management believes a legal right of setoff exists under an enforceable master netting agreement. Replacement cost for purchased option contracts is the market value of the contract. The Firm controls its credit risk through an established credit approval process, by monitoring counterparty limits, obtaining collateral where appropriate and, in some cases, using legally enforceable master netting agreements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     The fair value of derivative financial instruments, computed in accordance with the Firm's netting policy, are set forth below:

                                            AS OF NOVEMBER                                   AS OF MAY
                             --------------------------------------------   --------------------------------------------
                                     1996                   1997                    1997                   1998
                             --------------------   ---------------------   --------------------   ---------------------
                             ASSETS   LIABILITIES   ASSETS    LIABILITIES   ASSETS   LIABILITIES   ASSETS    LIABILITIES
                             ------   -----------   ------    -----------   ------   -----------   ------    -----------
                                                                                (unaudited)
                                                                    (in millions)
PERIOD END:
Forwards...................  $2,410     $2,330      $ 3,634     $ 3,436     $2,451     $ 2,671     $ 3,938     $ 3,067
Swaps......................   3,203      3,932        4,367       5,362      2,860       3,375       6,641       7,039
Options....................   3,156      3,720        5,787       7,166      4,163       4,547       6,441       9,147
                             ------     ------      -------     -------     ------     -------     -------     -------
Total......................  $8,769     $9,982      $13,788     $15,964     $9,474     $10,593     $17,020     $19,253
                             ======     ======      =======     =======     ======     =======     =======     =======
MONTHLY AVERAGE:
Forwards...................  $2,139     $1,904      $ 3,351     $ 3,162     $2,938     $ 2,916     $ 3,949     $ 3,526
Swaps......................   2,690      2,784        3,507       4,022      3,201       3,621       5,801       6,401
Options....................   2,956      3,347        4,511       5,059      3,695       4,027       6,085       8,519
                             ------     ------      -------     -------     ------     -------     -------     -------
Total......................  $7,785     $8,035      $11,369     $12,243     $9,834     $10,564     $15,835     $18,446
                             ======     ======      =======     =======     ======     =======     =======     =======

NOTE 4.  SHORT-TERM BORROWINGS

     The Firm obtains secured short-term financing principally through the use of repurchase agreements and securities lending agreements, collateralized mainly by U.S. government, federal agency, investment grade foreign sovereign obligations and equity securities. The Firm obtains unsecured short-term borrowings through issuance of commercial paper, promissory notes and bank loans. The carrying value of these short-term obligations approximates fair value due to their short-term nature.

     Short-term borrowings are set forth below:

                                                          AS OF       AS OF
                                                         NOVEMBER      MAY
                                                           1997       1998
                                                         --------     -----
                                                            (in millions)
Commercial paper.......................................  $ 4,468     $ 6,486
Promissory notes(1)....................................   10,411      10,227
Bank loans and other(1)................................    6,129       7,009
                                                         -------     -------
Total(2)...............................................  $21,008     $23,722
                                                         =======     =======

---------------
(1) As of May 1998 and November 1997, short-term borrowings included $3,081 million and $2,454 million of long-term borrowings maturing within one year, respectively.

(2) Weighted average interest rates for total short-term borrowings, including commercial paper, were 5.55% as of May 1998 and 5.43% as of November 1997.

     The Firm maintains unencumbered securities with a market value in excess of all uncollateralized short-term borrowings. The Firm has also arranged committed standby loan facilities under agreements with numerous banks, primarily on an unsecured basis. As of May 1998, the aggregate amount of these unused facilities was approximately $2 billion.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

NOTE 5.  LONG-TERM BORROWINGS

     The Firm's long-term borrowings are set forth below:

                                                          AS OF       AS OF
                                                         NOVEMBER      MAY
                                                           1997       1998
                                                         --------     -----
                                                            (in millions)
Fixed-rate obligations(1)
  U.S. dollar denominated..............................  $ 5,217     $ 5,759
  Non-U.S. dollar denominated..........................    1,556       2,284
Floating-rate obligations(2)
  U.S. dollar denominated..............................    8,342      11,603
  Non-U.S. dollar denominated..........................      552         629
                                                         -------     -------
Total long-term borrowings(3)..........................  $15,667     $20,275
                                                         =======     =======

---------------
(1) Interest rate ranges for U.S. dollar and non-U.S. dollar fixed rate obligations are set forth below:

                                                               AS OF      AS OF
                                                              NOVEMBER     MAY
                                                                1997      1998
                                                              --------    -----
U.S. dollar denominated
  High......................................................   10.10%     10.10%
  Low.......................................................    5.82       5.74
Non-U.S. dollar denominated
  High......................................................    9.51       9.51
  Low.......................................................    1.90       1.90

(2) Floating interest rates generally are based on LIBOR, the U.S. treasury bill rate or the federal funds rate. Certain equity-linked and indexed instruments are included in floating rate obligations.

(3) Long-term borrowings bear fixed or floating interest rates and have maturities that range from 1 to 30 years from the date of issue.

     Long-term borrowings by maturity date are set forth below:

                            AS OF NOVEMBER 1997                  AS OF MAY 1998
                       ------------------------------    ------------------------------
                        U.S.      NON-U.S.                U.S.      NON-U.S.
                       DOLLAR      DOLLAR      TOTAL     DOLLAR      DOLLAR      TOTAL
                       ------     --------     -----     ------     --------     -----
                                                (in millions)
MATURITY DATES:
1998.................  $ 1,159     $  135     $ 1,294         --         --          --
1999.................    2,436        451       2,887    $ 3,542     $  371     $ 3,913
2000.................    2,544        263       2,807      3,724        253       3,977
2001.................      971        142       1,113      1,900        137       2,037
2002.................    1,376        281       1,657      1,807        184       1,991
2003.................      941        109       1,050      1,251        511       1,762
2004-24..............    4,132        727       4,859      5,138      1,457       6,595
                       -------     ------     -------    -------     ------     -------
Total................  $13,559     $2,108     $15,667    $17,362     $2,913     $20,275
                       =======     ======     =======    =======     ======     =======

     The Firm enters into non-trading derivative contracts, such as interest rate and currency swap agreements, that effectively convert a substantial portion of its fixed rate long-term borrowings into U.S. dollar-based floating rate obligations. Accordingly, the aggregate carrying value of these long-term borrowings and the related hedges approximates fair value for each of

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES the fiscal periods presented. The effective weighted average interest rates for long-term borrowings, after hedging activities, are set forth below:

                                              AS OF              AS OF
                                          NOVEMBER 1997        MAY 1998
                                         ---------------    ---------------
                                         AMOUNT     RATE    AMOUNT     RATE
                                         ------     ----    ------     ----
                                                  ($ in millions)
LONG-TERM BORROWINGS:
Fixed-rate obligations.................  $   291    7.76%   $   226    8.04%
Floating-rate obligations..............   15,376    5.84     20,049    5.85
                                         -------            -------
Total long-term borrowings.............  $15,667    5.88    $20,275    5.87
                                         =======            =======

     The notional amounts and fair value of the related hedges are set forth below:

                                                          AS OF       AS OF
                                                         NOVEMBER      MAY
                                                           1997       1998
                                                         --------     -----
                                                            (in millions)
Notional amount........................................   $8,708     $10,675
Fair value.............................................      208         236

NOTE 6.  COMMITMENTS AND CONTINGENCIES

  LITIGATION

     The Firm is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the conduct of its businesses. Management believes, based on currently available information, that the results of such proceedings will not have a material adverse effect on the Firm's financial condition, but might be material to the Firm's operating results for any particular period, depending, in part, upon the operating results for such period.

  LEASES

     The Firm has obligations under long-term lease agreements, principally for office space, expiring on various dates through 2016. Certain agreements are subject to periodic escalation charges for increases in real estate taxes and other charges. Minimum rental commitments, net of minimum sublease rentals, under non-cancelable leases for the remainder of 1998 and the succeeding four years and rent charged to operating expense for the last three years and in each of the six months ended May 1998 and May 1997 are set forth below:

                                                  (in millions)
MINIMUM RENTAL COMMITMENTS:
1998 (remainder)..............................        $ 57
1999..........................................          99
2000..........................................          97
2001..........................................          94
2002..........................................          93
Thereafter....................................         494
                                                      ----
          Total...............................        $934
                                                      ====

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                                                  (in millions)
NET RENT EXPENSE:
1995..........................................        $ 87
1996..........................................          83
1997..........................................          87
May 1997......................................          42
May 1998......................................          46

  OTHER COMMITMENTS

     The Firm acts as an investor in merchant banking transactions which includes making long-term investments in equity and debt securities in privately negotiated transactions, corporate acquisitions and real estate transactions. In connection with these merchant banking activities, the Firm had commitments to invest up to $524 million, $591 million, $670 million and $816 million in merchant banking investment, real estate merchant banking investment and bridge loan funds as of May 1998, May 1997, November 1997 and November 1996, respectively.

     In June 1998, the Firm increased its commitments to invest in merchant banking investment and bridge loan funds by $580 million.

     As of May 1998, the Firm had pledged securities of $23 billion as collateral for securities borrowed of approximately equivalent value.

     The Firm obtains letters of credit issued to counterparties by various banks that are used in lieu of securities or cash to satisfy various collateral and margin deposit requirements. Letters of credit outstanding amounted to $9 billion, $11 billion, $10 billion and $11 billion as of May 1998, May 1997, November 1997 and November 1996, respectively.

NOTE 7.  EMPLOYEE BENEFIT PLANS

     The Firm sponsors various pension plans and certain other post-retirement benefit plans, primarily health care and life insurance, for eligible employees worldwide. The Firm also provides

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES certain benefits to former or inactive employees prior to retirement. The following summarizes these plans:

  PENSION PLANS

     The components of pension expense/(income) are set forth below:

                                                                         SIX MONTHS
                                         YEAR ENDED NOVEMBER              ENDED MAY
                                    -----------------------------    -------------------
                                    1995    1996        1997            1997        1998
                                    ----    ----        ----            ----        ----
                                                                     (unaudited)
                                                       (in millions)
Service cost, benefits earned
  during the period...............  $ 14    $ 15        $ 15            $  8        $  8
Interest cost on projected benefit
  obligation......................     7       8          10               5           5
Return on plan assets.............   (19)    (24)        (18)            (10)        (12)
Net amortization..................    10      14           4               3           5
                                    ----    ----        ----            ----        ----
          Total pension expense...  $ 12    $ 13        $ 11            $  6        $  6
                                    ====    ====        ====            ====        ====
PENSION EXPENSE/(INCOME):
U.S. plans........................  $ (1)   $ (1)       $ (3)           $ (1)       $ (1)
International plans...............    13      14          14               7           7
                                    ----    ----        ----            ----        ----
          Total pension expense...  $ 12    $ 13        $ 11            $  6        $  6
                                    ====    ====        ====            ====        ====

     The following table sets forth the assumptions used in determining the projected benefit obligation for the U.S. and international plans:

                                                                          SIX MONTHS
                                               YEAR ENDED NOVEMBER        ENDED MAY
                                               --------------------   ------------------
                                               1995    1996    1997      1997       1998
                                               ----    ----    ----      ----       ----
                                                                      (unaudited)
U.S. PLANS:
Weighted average discount rate...............  7.25%   7.50%   7.50%     8.00%      7.50%
Rate of increase in future compensation
  levels.....................................  5.00    5.00    5.00      5.00       5.00
Expected long-term rate of return on plan
  assets.....................................  7.50    7.50    7.50      7.50       7.50
INTERNATIONAL PLANS:
Weighted average discount rate...............  5.70    5.70    5.70      5.70       5.30
Rate of increase in future compensation
  levels.....................................  5.30    5.30    5.30      5.30       5.30
Expected long-term rate of return on plan
  assets.....................................  7.00    7.00    7.00      7.00       7.00

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     The funded status of the qualified plans is set forth below:

                                               YEAR ENDED           SIX MONTHS
                                                NOVEMBER            ENDED MAY
                                             --------------    --------------------
                                             1996     1997        1997        1998
                                             ----     ----        ----        ----
                                                               (unaudited)
                                                         (in millions)
Actuarial present value of vested benefit
  obligation...............................  $(132)   $(149)      $(131)      $(164)
                                             -----    -----       -----       -----
Accumulated benefit obligation.............   (134)    (151)       (133)       (167)
Effect of future salary increases..........    (15)     (16)        (18)        (16)
                                             -----    -----       -----       -----
Projected benefit obligation...............   (149)    (167)       (151)       (183)
Plan assets at fair market value (primarily
  listed stocks and bonds).................    164      187         177         208
                                             -----    -----       -----       -----
Projected benefit obligation less than
  plan assets..............................     15       20          26          25
Unrecognized net loss/(gain)...............      3        2          (7)         (2)
Unrecognized net transition gain...........    (19)     (20)        (19)        (20)
                                             -----    -----       -----       -----
(Accrued)/prepaid pension cost at period-
  end......................................  $  (1)   $   2       $  --       $   3
                                             =====    =====       =====       =====
(ACCRUED)/PREPAID PENSION COST:
U.S. plans.................................  $  (1)   $   2       $  --       $   3
International plans........................     --       --          --          --
                                             -----    -----       -----       -----
(Accrued)/prepaid pension cost at period-
  end......................................  $  (1)   $   2       $  --       $   3
                                             =====    =====       =====       =====

  POST-RETIREMENT PLANS

     The Firm has unfunded post-retirement benefit plans that provide medical and life insurance for eligible retirees, employees and dependents. The Firm's accrued post-retirement benefit liability was $53 million, $48 million, $50 million and $46 million as of May 1998, May 1997, November 1997 and November 1996, respectively. The Firm's expense for these plans was $3 million in each of the six months ended May 1998 and May 1997, and $7 million, $6 million and $12 million in the years ended 1997, 1996 and 1995, respectively.

  POST-EMPLOYMENT PLANS

     Post-employment benefits include, but are not limited to, salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits, and continuation of health care and life insurance coverage provided to former or inactive employees after employment but before retirement. The accrued but unfunded liability under the plans was $12 million as of May 1998, May 1997, November 1997 and November 1996. The Firm's expense for these plans was $1 million in each of the six months ended May 1998 and May 1997, and $2 million, $2 million and $5 million in the fiscal years ended 1997, 1996 and 1995, respectively.

  DEFINED CONTRIBUTION PLANS

     The Firm contributes to employer sponsored U.S. and international defined contribution plans. The Firm's contribution to the U.S. plans was $24 million and $20 million for the six months ended May 1998 and May 1997, and $44 million, $39 million and $42 million for the years

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES ended 1997, 1996 and 1995, respectively. The Firm's contribution to the international plans was $7 million and $6 million for the six months ended May 1998 and May 1997, and $14 million, $7 million and $7 million for the years ended 1997, 1996 and 1995, respectively.

NOTE 8.  CAPITAL

  PARTNERS' CAPITAL

     Partners' capital includes both the general partner's and limited partners' capital and certain employee interests and is subject to certain withdrawal restrictions. As of May 1998, the Firm had $6,638 million in partners' capital. Managing directors that are participating limited partners in Group L.P. ("PLPs") who elect to retire are entitled to redeem their capital over a period of not less than five years following retirement, but often reinvest a significant portion of their capital as limited partners for longer periods. Partners' capital reserved for income taxes and potential withdrawals relates primarily to activity with regard to the capital accounts of PLPs and includes a foreign currency cumulative translation loss of $87 million.

     Sumitomo Bank Capital Markets, Inc. ("SBCM"), a limited partner that had capital invested of approximately $835 million as of May 1998, may require the Firm to redeem its capital over a five-year period beginning no earlier than 2007. Kamehameha Activities Association ("KAA"), a limited partner that had capital invested of approximately $705 million as of May 1998, may require the Firm to redeem $366 million of its capital over the five-year period beginning no earlier than 2010 and $339 million of its capital over the five-year period beginning no earlier than 2013.

     Institutional Limited Partners (other than SBCM and KAA) had aggregate capital invested of $755 million as of May 1998. The Firm must repay these Institutional Limited Partners' capital as follows: $270 million in six equal annual installments commencing in December 2001, $257 million in March 2005, $146 million in November 2013 and $82 million in November 2023.

     The Firm may defer any required redemption of capital if the redemption would cause a subsidiary subject to regulatory authority to be in violation of the rules of such authority or if the withdrawal of funds to satisfy the redemption from an unregulated subsidiary would have a material effect on such subsidiary.

  REGULATED SUBSIDIARIES

     GS&Co. is a registered U.S. broker-dealer subsidiary, which is subject to the Securities and Exchange Commission's "Uniform Net Capital Rule", and has elected to compute its net capital in accordance with the "Alternative Net Capital Requirement" of that rule. As of May 1998 and November 1997, GS&Co. had regulatory net capital, as defined, of $2.24 billion and $1.77 billion, respectively, which exceeded the amounts required by $1.77 billion and $1.37 billion, respectively.

     GSI, a registered U.K. broker-dealer and subsidiary of Group L.P., is subject to the capital requirements of the Securities and Futures Authority Limited and GSJL, a Tokyo-based broker-dealer, is subject to the capital requirements of the Japanese Ministry of Finance and the Financial Supervisory Agency. As of May 1998 and November 1997, GSI and GSJL were in compliance with their local capital adequacy requirements.

     Certain other subsidiaries of the Firm are also subject to capital adequacy requirements promulgated by authorities of the countries in which they operate. As of May 1998 and November 1997, these subsidiaries were in compliance with their local capital adequacy requirements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

NOTE 9.  GEOGRAPHIC DATA

     The Firm's activities as an investment banking and securities firm constitute a single business segment pursuant to SFAS No. 14 "Financial Reporting for Segments of a Business Enterprise".

     Due to the highly integrated nature of international financial markets, the Firm manages its business based on the profitability of the enterprise as a whole, not by geographic region. Accordingly, management believes that profitability by geographic region is not necessarily meaningful.

     The total revenues, net revenues, pre-tax earnings and identifiable assets of Group L.P. and its consolidated subsidiaries by geographic region are summarized below:

                                                                    SIX MONTHS
                                  YEAR ENDED NOVEMBER               ENDED MAY
                             -----------------------------    ----------------------
                              1995       1996       1997         1997         1998
                              ----       ----       ----         ----         ----
                                                              (unaudited)
                                                  (in millions)
TOTAL REVENUES:
Americas(1)................  $10,565    $12,864    $15,091       $6,964      $ 9,015
Europe.....................    3,069      3,762      4,463        2,223        2,817
Asia.......................      690        663        879          353          634
                             -------    -------    -------       ------      -------
Total......................  $14,324    $17,289    $20,433       $9,540      $12,466
                             =======    =======    =======       ======      =======

NET REVENUES:
Americas(1)................  $ 3,462    $ 4,397    $ 5,104     $2,490      $ 3,644
Europe.....................      742      1,355      1,739        903        1,345
Asia.......................      279        377        604        238          472
                             -------    -------    -------     ------      -------
Total......................  $ 4,483    $ 6,129    $ 7,447     $3,631      $ 5,461
                             =======    =======    =======     ======      =======

PRE-TAX EARNINGS:
Americas(1)................  $ 1,442    $ 1,963    $ 2,061     $  989      $ 1,113
Europe.....................      (15)       536        683        436          694
Asia.......................      (59)       107        270         90          252
                             -------    -------    -------     ------      -------
Total......................  $ 1,368    $ 2,606    $ 3,014     $1,515      $ 2,059
                             =======    =======    =======     ======      =======

                                    AS OF NOVEMBER                   AS OF MAY
                            -------------------------------   -----------------------
                              1995       1996       1997         1997         1998
                              ----       ----       ----         ----         ----
                                                              (unaudited)
                                                  (in millions)
IDENTIFIABLE ASSETS:
Americas(1)...............  $123,195   $171,345   $ 206,312    $ 191,309    $ 250,675
Europe....................    43,191     62,172      80,551       80,390      108,200
Asia......................    11,267      6,894      13,240        8,664       13,092
Eliminations..............   (77,587)   (88,365)   (121,702)    (111,163)    (130,115)
                            --------   --------   ---------    ---------    ---------
Total.....................  $100,066   $152,046   $ 178,401    $ 169,200    $ 241,852
                            ========   ========   =========    =========    =========

---------------

(1) Americas principally represents the United States.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

NOTE 10.  QUARTERLY RESULTS (UNAUDITED)

                                                                       1996
                                                       ------------------------------------
                                                        1ST       2ND       3RD       4TH
                                                        ---       ---       ---       ---
                                                                  (in millions)
Total revenues.......................................  $4,030    $4,656    $4,313    $4,290
Interest expense, principally on short-term
  funding............................................   2,566     2,986     2,845     2,763
                                                       ------    ------    ------    ------
Revenues, net of interest expense....................   1,464     1,670     1,468     1,527
Operating expenses...................................     899       961       879       784
                                                       ------    ------    ------    ------
Pre-tax earnings.....................................     565       709       589       743
Provision for taxes..................................      21        23        31       132
                                                       ------    ------    ------    ------
     Net earnings....................................  $  544    $  686    $  558    $  611
                                                       ======    ======    ======    ======

                                                          1997                       1998
                                            ---------------------------------   ---------------
                                             1ST      2ND      3RD      4TH      1ST      2ND
                                             ---      ---      ---      ---      ---      ---
                                                               (in millions)
Total revenues............................  $4,932   $4,608   $5,957   $4,936   $5,903   $6,563
Interest expense, principally on
  short-term funding......................   2,975    2,934    3,727    3,350    3,431    3,574
                                            ------   ------   ------   ------   ------   ------
Revenues, net of interest expense.........   1,957    1,674    2,230    1,586    2,472    2,989
Operating expenses........................   1,052    1,064    1,298    1,019    1,450    1,952
                                            ------   ------   ------   ------   ------   ------
Pre-tax earnings..........................     905      610      932      567    1,022    1,037
Provision for taxes.......................      44       99       60       65      138      190
                                            ------   ------   ------   ------   ------   ------
     Net earnings.........................  $  861   $  511   $  872   $  502   $  884   $  847
                                            ======   ======   ======   ======   ======   ======

                                  UNDERWRITING

     The Firm, the Selling Shareholders and the underwriters for the U.S. offering (the "U.S. Underwriters") named below have entered into an underwriting agreement with respect to the shares being offered in the United States. Subject to certain conditions, each U.S. Underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co.
and               are the representatives of the U.S. Underwriters.

                                                              Number of
                        Underwriters                           Shares
                        ------------                          ---------
Goldman, Sachs & Co. .......................................
                                                               -------
Total.......................................................
                                                               =======

                                ---------------

     If the U.S. Underwriters sell more shares than the total number set forth in the table above, the U.S. Underwriters have an option to buy up to an
additional                shares from the Firm to cover such sales. They may
exercise that option for 30 days. If any shares are purchased pursuant to this option, the U.S. Underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following tables show the per share and total underwriting discounts and commissions to be paid to the U.S. Underwriters by the Firm and the Selling Shareholders. Such amounts are shown assuming both no exercise and full exercise
of the U.S. Underwriters' option to purchase           additional shares.

                                Paid by the Firm
                          ---------------------------

                           No            Full
                        Exercise       Exercise
                       -----------   -------------
Per Share............    $              $
Total................    $              $

                        Paid by the Selling Shareholders
                     -------------------------------------

                           No            Full
                        Exercise       Exercise
                       -----------   -------------
Per Share............    $              $
Total................    $              $

     Shares sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this Prospectus. Any shares sold by the Underwriters to securities dealers may be
sold at a discount of up to $     per share from the initial public offering
price. Any such securities dealers may resell any shares purchased from the Underwriters to certain other brokers or dealers at a discount of up to $ per share from the initial public offering price. If all of the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

     The Firm and the Selling Shareholders have entered into underwriting
agreements with Underwriters for the sale of                shares outside of
the United States and the Asia/Pacific region and                shares in the
Asia/Pacific region. The terms and conditions of all three Offerings are the same and the sale of shares in all three Offerings are conditioned on each
other. Goldman Sachs International and                are representatives of the
underwriters for the international offering outside the United States and the Asia/Pacific region (the "International Underwriters") and Goldman Sachs (Asia)
L.L.C. and                are representatives of the underwriters for the
Asia/Pacific region offering (the "Asia/Pacific Underwriters"). The Firm has granted the International and Asia/Pacific Underwriters options similar to that described above to purchase up to an aggregate of an additional shares.

     The Underwriters for each of the three Offerings have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares as a part of the distribution of the shares. The Underwriters have also agreed that they may sell shares among each of the underwriting groups.

     The Firm, the Selling Shareholders, the parties to the Shareholders' Agreement, including all of the directors and executive officers of GS Inc., the RLPs and the purchasers in the Directed Offering have agreed with the Underwriters not to dispose of or hedge any of their Common Stock or securities convertible into or exchangeable for shares of Common Stock during the period from the date of this Prospectus continuing through the date 180 days after the date of this Prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any of the Firm's existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

     Prior to the Offerings, there has been no public market for the shares. The initial public offering price will be negotiated among the Firm and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the Firm's historical performance, estimates of the business potential and earnings prospects of the Firm, an assessment of the Firm's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     The Common Stock will be listed on the New York Stock Exchange under the symbol "GS". In order to meet one of the requirements for listing the Common Stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

     In connection with the Offerings, the Underwriters may purchase and sell shares of Common Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in the Offerings. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Common Stock while the Offerings are in progress.

     The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such Underwriter in stabilizing or short covering transactions.

     These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Common Stock. As a result, the price of the Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

     After the Offerings, because Goldman, Sachs & Co. is a member of the NYSE and because of its relationship to the Firm, it will not be permitted under the rules of the NYSE to make markets in or recommendations regarding the purchase or sale of the Common Stock. This may adversely affect the trading market for the Common Stock.

     Also because of the relationship between Goldman, Sachs & Co. and the Firm, the Offerings are being conducted in accordance with Rule 2720 of the National Association of Securities Dealers. That rule requires that the initial public offering price can be no higher than that recommended by a "qualified
independent underwriter", as defined by the NASD.                and
               have served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the Registration Statement of which this Prospectus forms a part. Each of
               and                has received $10,000 from the Firm as
compensation for such role.

     The Underwriters may not confirm sales to discretionary accounts without the prior written approval of the customer.

     Goldman, Sachs & Co., Goldman Sachs International and Goldman Sachs (Asia)

L.L.C. are subsidiaries of the Firm. In aggregate, these three affiliated
Underwriters have severally agreed to purchase           % of the shares being
offered in the three Offerings. If any of the shares underwritten by these three affiliates are sold by them at a price less than the initial public offering price, the net proceeds from the Offerings to the Firm on a consolidated basis will be reduced because such affiliates and the Firm are accounted for on a consolidated basis.

     The Firm and the Selling Shareholders estimate that their shares of the total expenses of the Offerings, excluding underwriting discounts and
commissions, will be approximately $          and $          , respectively.

     At the request of the Firm, up to                shares have been reserved
for sale by Goldman, Sachs & Co. to employees of the Firm and its affiliates and certain other purchasers. Such shares will be sold at the initial public offering price and, to the extent sold, will not otherwise be available for sale as a part of the Offerings. If any such shares are not sold in this manner they will be offered by Goldman, Sachs & Co. as a part of the Offerings. Purchasers in the Directed Offering are subject to the 180-day lockup described above.

     The Firm and the Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     This Prospectus may be used by the Underwriters and other dealers in connection with offers and sales of the shares, including sales of shares initially sold by the Underwriters in the Offerings being made outside of the United States, to persons located in the United States.

-------------------------------------------------------
-------------------------------------------------------

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or to buy only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ------------------

                               TABLE OF CONTENTS

                                         Page
                                         ----
Our Business Principles................    3
Certain Introductory Matters...........    4
Prospectus Summary.....................    5
Risk Factors...........................   14
Use of Proceeds........................   24
Dividend Policy........................   24
Dilution...............................   25
Capitalization.........................   26
Pro Forma Consolidated Financial
  Information..........................   27
Selected Consolidated Financial Data...   30
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   32
Industry and Economic Outlook..........   53
Business...............................   56
Management.............................   79
Principal and Selling Shareholders.....   90
Certain Relationships and Related
  Transactions.........................   91
Description of Capital Stock...........   95
Description of Capital Securities......  100
Shares Eligible for Future Sale........  101
Validity of Common Stock...............  102
Experts................................  102
Available Information..................  102
Index to Consolidated Financial
  Statements...........................  F-1
Underwriting...........................  U-1

                               ------------------
     Through and including                , 1998 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------

                                               Shares

                               THE GOLDMAN SACHS
                                  GROUP, INC.

                                  Common Stock
                               ------------------

                              [GOLDMAN SACHS LOGO]

                               ------------------
                              GOLDMAN, SACHS & CO.
                      Representatives of the Underwriters

            -------------------------------------------------------
            -------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is a statement of the estimated expenses, other than underwriting discounts and commissions, to be incurred in connection with the distribution of the securities registered under this Registration Statement:

                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
Securities and Exchange Commission registration fee.........   $ 2,950
NASD fees and expenses......................................     1,500
Legal fees and expenses.....................................         *
Fees and expenses of qualification under state securities
  laws (including legal fees)...............................         *
NYSE listing fees and expenses..............................         *
Accounting fees and expenses................................         *
Printing and engraving fees.................................         *
Registrar and transfer agent's fees.........................         *
Miscellaneous...............................................         *
                                                               -------
          Total.............................................   $
                                                               =======

---------------
* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Section 6.4 of the Registrant's By-Laws provides for indemnification by the Registrant of directors and officers (as such terms are defined in the By-Laws) of the Registrant, who is or was acting as such, is or was a member of the Shareholders' Committee acting pursuant to the Shareholders' Agreement or, at the request of the Registrant, are or were serving as directors or officers of any other enterprise, to the fullest extent permitted by law. The By-Laws also provide that the Registrant shall advance expenses to a director or officer and, if reimbursement of such expenses is demanded in advance of the final disposition of the matter with respect to which such demand is being made, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the Registrant. To the extent authorized from time to time by the Board of Directors of the Registrant, the Registrant may provide to any one or more employees and other agents of the Registrant or any subsidiary or other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys' fees, that are similar to the rights conferred in the By-Laws of the Registrant on directors and officers of the Registrant or any subsidiary or other enterprise.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation provides for such limitation of liability.

     Policies of insurance are maintained by the Registrant under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

     Reference is also made to Section      of the Underwriting Agreement filed
as Exhibit 1.1 to the Registration Statement for information concerning the Underwriters' obligation to indemnify the Registrant and its officers and directors in certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     As part of the Incorporation Transactions (as defined in the Prospectus), the Registrant has entered into definitive binding agreements to issue: (i) shares of the Registrant's common stock, par value $.01 per share (the "Common Stock"), to certain limited partners (the "PLPs") of Group, L.P. ("Group L.P.") in exchange for all of the PLPs' interests in Group L.P. and certain other entities; and (ii) shares of Common Stock and 12% junior subordinated debentures (the "Junior Subordinated Debentures") of the Registrant to certain limited partners of Group L.P. in exchange for all of such limited partners' interests in Group L.P. and certain other entities. The Registrant will also make an award of restricted stock units and stock options to substantially all of its employees and will make an irrevocable contribution of Common Stock to a non-qualified deferred contribution plan. These shares of Common Stock and Junior Subordinated Debentures will be issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act and Rule 506 thereunder, will not be subject to the registration requirements of the Securities Act because the securities were offered and sold outside the United States to persons who are not citizens or residents of the United States in reliance upon the exemption provided by Regulation S under the Securities Act or will not involve an offer or sale for purposes of Section 2(3) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS

  1.1  Form of Underwriting Agreement.*
  2.1  Plan of Incorporation.*
  3.1  Form of Amended and Restated Certificate of Incorporation of
       the Company.*
  3.2  By-Laws of the Company.*
  4.1  Specimen of certificate representing the Company's Common
       Stock, par value $.01 per share.*
  4.2  Rights Agreement, dated as of             , 1998, between
       The Goldman Sachs Group, L.P. ("Group L.P.") and
                   , as Rights Agent.*
  5.1  Opinion of Sullivan & Cromwell, counsel to the Company.*
 10.1  Lease, dated June 11, 1985, between Metropolitan Life
       Insurance Company and Goldman, Sachs & Co.
 10.2  Lease, dated April 5, 1994, between The Chase Manhattan Bank
       (National Association) and Group L.P., as amended.*
 10.3  Lease, dated as of August 22, 1997, between Ten Hanover LLC and Group L.P.
 10.4  Lease, dated as of July 16, 1998, between TCC Acquisition
       Corp. and Group L.P.
 10.5  Agreement for Lease, dated April 2, 1998, among (i) JC No. 3
       (UK) Limited and Fleet Street Square Management Limited
       trading as Fleet Street Partnership, (ii) Goldman Sachs
       International ("GSI"), (iii) Restamove Limited, (iv) Group
       L.P. and (v) Itochu Corporation.*
 10.6  Annexure 1 to Agreement for Lease, dated April 2, 1998, among (i) JC No. 3 (UK) Limited and Fleet Street Square
       Management Limited trading as Fleet Street Partnership, (ii)
       GSI, (iii) Restamove Limited, (iv) Group L.P. and (v) Itochu
       Corporation (Form of Occupational Lease, dated        ,
       19  , among (i) JC No. 3 (UK) Limited and Fleet Street
       Square Management Limited trading as Fleet Street
       Partnership, (ii) GSI and (iii) Group L.P.).*
 10.7  Agreement relating to Developer's Fit Out Works to be carried out at 120 Fleet Street, London, dated April 2,
       1998, among (i) JC No. 3 (UK) Limited and Fleet Street
       Square Management Limited, (ii) Goldman Sachs Property
       Management, (iii) Itochu Corporation and (iv) Group L.P.*
 10.8  Agreement relating to One Carter Lane, London EC4, dated
       March 25, 1998, among Britel Fund Trustees Limited, GSI,
       Group L.P., English Property Corporation plc and MEPC plc.
 10.9  Fit Out Works Agreement relating to One Carter Lane, London
       EC4, dated March 25, 1998, among Britel Fund Trustees
       Limited, GSI, Goldman Sachs Property Management, Group L.P.,
       English Property Corporation plc and MEPC plc.
10.10  Form of Underlease of premises known as One Carter Lane,
       London EC4, dated        , 1998, among Britel Fund Trustees
       Limited, GSI and Group L.P.
10.11  Lease, dated March 5, 1994, among Shine Hill Development
       Limited, Shine Belt Limited, Fair Page Limited, Panhy
       Limited, Maple Court Limited and Goldman Sachs (Asia)
       Finance.
10.12  Guarantee, dated November 17, 1993, between Shine Hill
       Development Limited and Group L.P.
10.13  Summary of Tokyo Leases.*
10.14  Goldman Sachs 1998 Stock Incentive Plan.*
10.15  The Goldman Sachs Defined Contribution Plan.*
10.16  Trust Agreement.*
10.17  The Goldman Sachs Partner Pool.*
10.18  Form of Employment Agreement.*
10.19  Form of Confidentiality, Noncompetition and Nonsolicitation
       Agreement.*

    10.20  Form of Pledge Agreement.*
    10.21  Award Agreement (Formula RSUs).*
    10.22  Award Agreement (Discretionary RSUs).*
    10.23  Form of Option Agreement (Discretionary Options).*
    10.24  Form of Tax Indemnification Agreement, dated as of November   , 1998, by and among the Schedule I and
           Schedule II Limited Partners, and other former partners of Group L.P. who or which have accepted the Plan of Incorporation, Sumitomo Bank Capital Markets, Inc., Kamehameha Activities Association and The Goldman
           Sachs Group, Inc.*
    10.25  Shareholders' Agreement, dated as of        , 1998, among The Goldman Sachs Group, Inc. and various
           parties.*
    10.26  Instrument of Indemnification.*
     11.1  Statement re computation of per share earnings.*
     15.1  Letter of PricewaterhouseCoopers LLP regarding unaudited interim financial information.
     21.1  List of subsidiaries of the Company.
     23.1  Consent of PricewaterhouseCoopers LLP.
     23.2  Consent of Sullivan & Cromwell (included in Exhibit 5.1 above).*
     24.1  Powers of Attorney (included on signature page).
     27.1  Financial Data Schedule.

---------------

* To be filed by amendment.

(b) FINANCIAL STATEMENT SCHEDULES

     Condensed financial information of Group L.P. and report of PricewaterhouseCoopers LLP thereon.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (c) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the 24th day of August, 1998.

                                          THE GOLDMAN SACHS GROUP, INC.

                                          By: /s/ JON S. CORZINE
                                            ------------------------------------
                                          Name: Jon S. Corzine
                                          Title: Co-Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Thain, Robert J. Katz, Gregory K. Palm and David A. Viniar and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933 (the "Securities Act"), and any rules, regulations and requirements of the U.S. Securities and Exchange Commission in connection with the registration under the Securities Act of the Common Stock of the Registrant, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the Board of Directors or officer of the Registrant, this Registration Statement and/or such other form or forms as may be appropriate to be filed with the Commission as any of them may deem appropriate in respect of the Common Stock of the Registrant, to any and all amendments thereto (including post-effective amendments) to this Registration Statement, to any related Rule 462(b) Registration Statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 24, 1998:

                        TITLE                                              SIGNATURE
                        -----                                              ---------

Director, Co-Chairman of the Board and
  Co-Chief Executive Officer (Principal Executive
  Officer)                                                             /s/ JON S. CORZINE
                                                         ----------------------------------------------
                                                                         Jon S. Corzine

Director, Co-Chairman of the Board and
  Co-Chief Executive Officer (Principal Executive
  Officer)                                                         /s/ HENRY M. PAULSON, JR.
                                                         ----------------------------------------------
                                                                     Henry M. Paulson, Jr.

Director and Vice Chairman                                            /s/ ROBERT J. HURST
                                                         ----------------------------------------------
                                                                        Robert J. Hurst

Director and Vice Chairman                                           /s/ ROY J. ZUCKERBERG
                                                         ----------------------------------------------
                                                                       Roy J. Zuckerberg

                        TITLE                                              SIGNATURE
                        -----                                              ---------
Director and Chief Financial Officer (Principal
  Financial Officer)                                                   /s/ JOHN A. THAIN
                                                         ----------------------------------------------
                                                                         John A. Thain

Deputy Chief Financial Officer
  (Principal Accounting Officer)                                      /s/ DAVID A. VINIAR
                                                         ----------------------------------------------
                                                                        David A. Viniar

Director and Chairman of International Operations                     /s/ JOHN L. THORNTON
                                                         ----------------------------------------------
                                                                        John L. Thornton

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners,
The Goldman Sachs Group, L.P.:

In connection with our audits of the consolidated financial statements of The Goldman Sachs Group, L.P. and Subsidiaries as of May 29, 1998, November 28, 1997 and November 29, 1996, and for the six-month fiscal period ended May 29, 1998 and the three fiscal years in the period ended November 28, 1997, which financial statements are included on pages F-4 to F-24 of this Form S-1, we have also audited the financial statement schedules listed in Item 16(b) herein.

In our opinion, these financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

PricewaterhouseCoopers LLP

New York, New York
August 3, 1998.

                                                                     SCHEDULE IV

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                         THE GOLDMAN SACHS GROUP, L.P.

             CONDENSED STATEMENTS OF EARNINGS (PARENT COMPANY ONLY)

                                                                                   SIX MONTHS
                                                   YEAR ENDED NOVEMBER             ENDED MAY
                                               ----------------------------   --------------------
                                                1995       1996       1997       1997        1998
                                                ----       ----       ----       ----        ----
                                                                              (unaudited)
                                                                  (in millions)
REVENUES:
Equity in earnings of subsidiaries...........  $  746     $2,184     $2,378     $1,310      $1,332
Principal investments........................     654        208        339         76         433
Interest income, principally from
  affiliates.................................   3,008      2,602      2,943      1,348       1,989
                                               ------     ------     ------     ------      ------
          Total revenues.....................   4,408      4,994      5,660      2,734       3,754
Interest expense, principally on
  short-term funding.........................   3,025      2,547      2,858      1,346       1,989
                                               ------     ------     ------     ------      ------
  Revenues, net of interest expense..........   1,383      2,447      2,802      1,388       1,765
OPERATING EXPENSES:
Compensation and benefits....................       7         13         12          1           2
Other........................................      23         33         29         13          16
                                               ------     ------     ------     ------      ------
          Total operating expenses...........      30         46         41         14          18
Pre-tax earnings.............................   1,353      2,401      2,761      1,374       1,747
Provision for unincorporated business
  taxes......................................       5          2         15          2          16
                                               ------     ------     ------     ------      ------
Net earnings.................................  $1,348     $2,399     $2,746     $1,372      $1,731
                                               ======     ======     ======     ======      ======

                  See note to condensed financial statements.

                         THE GOLDMAN SACHS GROUP, L.P.

       CONDENSED STATEMENTS OF FINANCIAL CONDITION (PARENT COMPANY ONLY)

                                                   AS OF NOVEMBER            AS OF MAY
                                                 ------------------    ----------------------
                                                  1996       1997         1997         1998
                                                  ----       ----         ----         ----
                                                                       (unaudited)
                                                                (in millions)
ASSETS:
Cash and cash equivalents......................  $   116    $     4      $    46      $    14
Financial instruments owned, at fair value.....    1,171      1,896        1,381        2,063
Receivables from affiliates....................   19,361     23,767       21,819       29,567
Subordinated loan receivables from
  affiliates...................................    5,361      6,889        5,751        8,608
Investment in subsidiaries.....................    4,774      5,005        5,036        4,924
Other..........................................      306        434          469          743
                                                 -------    -------      -------      -------
                                                 $31,089    $37,995      $34,502      $45,919
                                                 =======    =======      =======      =======
LIABILITIES AND NET WORTH:
Short-term borrowings, including commercial
  paper........................................  $13,756    $16,597      $16,763      $19,128
Payable to affiliates..........................       34        119           12           48
Other..........................................       93        137          105          135
Long-term borrowings:
  With third parties...........................   10,744     14,290       11,324       18,838
  With affiliates..............................      169        315          143          566
                                                 -------    -------      -------      -------
                                                  24,796     31,458       28,347       38,715
Partners' capital reserved for income taxes
  and potential withdrawals....................      984        430          546          566
Partners' capital..............................    5,309      6,107        5,609        6,638
                                                 -------    -------      -------      -------
                                                 $31,089    $37,995      $34,502      $45,919
                                                 =======    =======      =======      =======

                  See note to condensed financial statements.

                         THE GOLDMAN SACHS GROUP, L.P.

            CONDENSED STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)

                                                                                SIX MONTHS
                                                 YEAR ENDED NOVEMBER             ENDED MAY
                                             ---------------------------   ---------------------
                                              1995      1996      1997        1997        1998
                                              ----      ----      ----        ----        ----
                                                                           (unaudited)
                                                                (in millions)
Cash flows from operating activities:
  Net earnings.............................  $ 1,348   $ 2,399   $ 2,746     $ 1,372     $ 1,731
  Non-cash items included in net earnings:
     Equity in earnings of subsidiaries....     (746)   (2,184)   (2,378)     (1,310)     (1,332)
     Depreciation and amortization.........       17        25        19           9           9
(Increases)/decreases in operating assets
  and liabilities:
  Financial instruments owned, at fair
     value.................................     (114)     (110)     (395)       (135)         16
  Other, net...............................     (105)      (43)      (98)       (160)       (227)
                                             -------   -------   -------     -------     -------
     Net cash provided by/(used for)
       operating activities................      400        87      (106)       (224)        197
                                             -------   -------   -------     -------     -------
Cash flows from investing activities:
  Financial instruments owned, at fair
     value.................................      111       126      (331)        (75)       (183)
  Receivable from affiliates, net..........    3,650    (1,476)   (4,320)     (2,480)     (5,871)
  Subordinated loan receivables from
     affiliates............................     (101)     (480)   (1,528)       (390)     (1,719)
  Investments in subsidiaries..............      334     2,031     2,147       1,049       1,412
  Property, leasehold improvements and
     equipment.............................      (34)       (1)       (4)         (1)        (93)
                                             -------   -------   -------     -------     -------
     Net cash provided by/(used for)
       investing activities................    3,960       200    (4,036)     (1,897)     (6,454)
                                             -------   -------   -------     -------     -------
Cash flows from financing activities:
  Short-term borrowings, including
     commercial paper......................   (5,537)      496        39       1,370        (945)
  Issuance of long-term borrowings.........    5,515     4,636     7,498       3,196       9,110
  Repayment of long-term borrowings........   (3,067)   (3,886)   (1,005)     (1,005)       (834)
  Capital contributions....................      276         4        89          75           6
  Returns on capital and certain
     distributions to partners.............     (449)     (473)     (557)       (288)       (311)
  Redemption of institutional limited
     partners..............................     (275)       --        --          --          --
  Partners' capital reserved for income
     taxes and potential withdrawals,
     net...................................     (835)   (1,017)   (2,034)     (1,297)       (759)
                                             -------   -------   -------     -------     -------
       Net cash (used for)/provided by
          financing activities.............   (4,372)     (240)    4,030       2,051       6,267
                                             -------   -------   -------     -------     -------
Net (decrease)/increase in cash and cash
  equivalents..............................      (12)       47      (112)        (70)         10
Cash and cash equivalents, beginning
  of period................................       81        69       116         116           4
                                             -------   -------   -------     -------     -------
Cash and cash equivalent, end of period....  $    69   $   116   $     4     $    46     $    14
                                             =======   =======   =======     =======     =======

SUPPLEMENTAL DISCLOSURES:

Cash payments for interest approximated the related expense for each of the fiscal periods presented. Payments of unincorporated businesses taxes were not material.

                  See note to condensed financial statements.

                         THE GOLDMAN SACHS GROUP, L.P.

          NOTE TO CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY)

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The condensed unconsolidated financial statements of The Goldman Sachs Group, L.P. should be read in conjunction with the consolidated financial statements of The Goldman Sachs Group, L.P. and Subsidiaries and the footnotes thereto. Certain reclassifications have been made to prior year amounts to conform to the current presentation.

     Investment in subsidiaries is accounted for using the equity method.

     The condensed unconsolidated financial statements have been prepared in accordance with generally accepted accounting principles which require management to make estimates and assumptions regarding investment valuations, partner retirements, the outcome of pending litigation and other matters that affect the condensed unconsolidated financial statements and related disclosure. These estimates and assumptions are based on judgment and available information and, consequently, actual results could be different from these estimates.

                               INDEX TO EXHIBITS

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
  NO.                             DESCRIPTION                               PAGE
-------   ------------------------------------------------------------  ------------
   1.1    Form of Underwriting Agreement.*
   2.1    Plan of Incorporation.*
   3.1    Form of Amended and Restated Certificate of Incorporation of
          the Company.*
   3.2    By-Laws of the Company.*
   4.1    Specimen of certificate representing the Company's Common
          Stock, par value $.01 per share.*
   4.2    Rights Agreement, dated as of             , 1998, between
          The Goldman Sachs Group, L.P. ("Group L.P.") and
                      , as Rights Agent.*
   5.1    Opinion of Sullivan & Cromwell, counsel to the Company.*
  10.1    Lease, dated June 11, 1985, between Metropolitan Life
          Insurance Company and Goldman, Sachs & Co.
  10.2    Lease, dated April 5, 1994, between The Chase Manhattan Bank
          (National Association) and Group L.P., as amended.*
  10.3    Lease, dated as of August 22, 1997, between Ten Hanover LLC and Group L.P.
  10.4    Lease, dated as of July 16, 1998, between TCC Acquisition
          Corp. and Group L.P.
  10.5    Agreement for Lease, dated April 2, 1998, among (i) JC No. 3
          (UK) Limited and Fleet Street Square Management Limited
          trading as Fleet Street Partnership, (ii) Goldman Sachs
          International ("GSI"), (iii) Restamove Limited, (iv) Group
          L.P. and (v) Itochu Corporation.*
  10.6    Annexure 1 to Agreement for Lease, dated April 2, 1998,
          among (i) JC No. 3 (UK) Limited and Fleet Street Square
          Management Limited trading as Fleet Street Partnership, (ii)
          GSI, (iii) Restamove Limited, (iv) Group L.P. and (v) Itochu
          Corporation (Form of Occupational Lease, dated        ,
          19  , among (i) JC No. 3 (UK) Limited and Fleet Street
          Square Management Limited trading as Fleet Street
          Partnership, (ii) GSI and (iii) Group L.P.).*
  10.7    Agreement relating to Developer's Fit Out Works to be
          carried out at 120 Fleet Street, London, dated April 2,
          1998, among (i) JC No. 3 (UK) Limited and Fleet Street
          Square Management Limited, (ii) Goldman Sachs Property
          Management, (iii) Itochu Corporation and (iv) Group L.P.*
  10.8    Agreement relating to One Carter Lane, London EC4, dated
          March 25, 1998, among Britel Fund Trustees Limited, GSI,
          Group L.P., English Property Corporation plc and MEPC plc.
  10.9    Fit Out Works Agreement, dated March 25, 1998, among Britel
          Fund Trustees Limited, GSI, Goldman Sachs Property
          Management, Group L.P., English Property Corporation plc and
          MEPC plc.
 10.10    Form of Underlease, dated        , 1998, among Britel Fund
          Trustees Limited, GSI and Group L.P.
 10.11    Lease, dated March 5, 1994, among Shine Hill Development
          Limited, Shine Belt Limited, Fair Page Limited, Panhy
          Limited, Maple Court Limited and Goldman Sachs (Asia)
          Finance.
 10.12    Guarantee, dated November 17, 1993, between Shine Hill
          Development Limited and Group L.P.
 10.13    Summary of Tokyo Leases.*
 10.14    Goldman Sachs 1998 Stock Incentive Plan.*
 10.15    The Goldman Sachs Defined Contribution Plan.*
 10.16    Trust Agreement.*
 10.17    The Goldman Sachs Partner Pool.*
 10.18    Form of Employment Agreement.*

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
  NO.                             DESCRIPTION                               PAGE
-------   ------------------------------------------------------------  ------------
 10.19    Form of Confidentiality, Noncompetition and Nonsolicitation
          Agreement.*
 10.20    Form of Pledge Agreement.*
 10.21    Award Agreement (Formula RSUs).*
 10.22    Award Agreement (Discretionary RSUs).*
 10.23    Form of Option Agreement (Discretionary Options).*
 10.24    Form of Tax Indemnification Agreement, dated as of November
            , 1998, by and among the Schedule I and Schedule II
          Limited Partners, and other former partners of Group L.P.
          who or which have accepted the Plan of Incorporation,
          Sumitomo Bank Capital Markets, Inc., Kamehameha Activities
          Association and The Goldman Sachs Group, Inc.*
 10.25    Shareholders' Agreement, dated as of        , 1998, among
          The Goldman Sachs Group, Inc. and various parties.*
 10.26    Instrument of Indemnification.*
  11.1    Statement re computation of per share earnings.*
  15.1    Letter of PricewaterhouseCoopers LLP regarding unaudited
          interim financial information.
  21.1    List of subsidiaries of the Company.
  23.1    Consent of PricewaterhouseCoopers LLP.
  23.2    Consent of Sullivan & Cromwell (included in Exhibit 5.1
          above).*
  24.1    Powers of Attorney (included on signature page).
  27.1    Financial Data Schedule.

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* To be filed by amendment.